UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 14a-12

PRESCIENT APPLIED INTELLIGENCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.
☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $.001 per share (“Common Stock”)
Series E Convertible Preferred Stock, $.001 per share (“Series E Stock”)
Series G Convertible Preferred Stock, $.001 per share (“Series G Stock”)
(2)
Aggregate number of securities to which transaction applies:
(a) 33,600,251 shares of Common Stock, (b) options to purchase 6,939,963 shares of Common Stock (all of the outstanding options have an exercise price of greater than $0.055), (c) warrants to purchase 5,685,568 shares of Common Stock (all of the outstanding warrants have an exercise price of greater than $0.055), (d) 992 shares of Series E Stock, and (c) 479.9 of Series G Stock.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The transaction value was based on the sum of (a) the product of the 33,600,251 shares of Common Stock that will be exchanged for cash in the transaction multiplied by $0.055 per share, (b) the product of the 992 shares of Series E Stock that will be exchanged for cash in the transaction multiplied by $4,098.00 per share, and (c) the product of the 479.9 shares of Series G Stock that will be exchanged for cash in the transaction multiplied by $1,136.36 per share.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying 0.0000393 by the aggregate value calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $6,253,669
(5)	Total fee paid: $245.77

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

PRESCIENT APPLIED INTELLIGENCE, INC.
1247 Ward Avenue
West Chester, Pennsylvania 19380
(610) 719-1600

____________, 2008

Dear Shareholders of Prescient Applied Intelligence, Inc.:

You are cordially invited to attend a special meeting of shareholders of Prescient Applied Intelligence, Inc. on [   ], 2008, at 9:00 a.m, local time, at 1247 Ward Avenue, West Chester, Pennsylvania 19380.

The board of directors of Prescient Applied Intelligence, Inc., a Delaware corporation, has unanimously approved transactions that will result the acquisition of Prescient by Park City Group, Inc. pursuant to a merger agreement. If the merger contemplated by the merger agreement is completed, unless you have properly and validly perfected your statutory rights of appraisal with respect to the merger: (i) the holders of Prescient’s common stock will be entitled to receive $0.055 in cash for each share of common stock owned by such holder immediately prior to completion of the merger; (ii) the holders of Prescient’s Series E Convertible Preferred Stock will be entitled to receive $4,098.00 in cash, for each share of Series E Convertible Preferred Stock owned by such holder immediately prior to completion of the merger; and (iii) the holders of Prescient’s Series G Convertible Preferred Stock will be entitled to receive $1,136.36 in cash for each share of Series G Convertible Preferred Stock owned by such holder immediately prior to completion of the merger, in each case without interest and less any applicable withholding tax.

At a special meeting of our stockholders, you will be asked to consider and vote on the following proposals:

1.
The merger among the Company, Park City Group, Inc. and PAII Transitory Sub, Inc., a wholly-owned subsidiary of Park City Group, Inc., and Randy Fields, the Chairman and Chief Executive Officer of Park City;

2.	Amendment to the Certificate of Designation of the Series E Convertible Preferred Stock to provide that the Merger Agreement shall govern the treatment of such stock in the merger; and

3.	Amendment to the Certificate of Designation of the Series G Convertible Preferred Stock to provide that the Merger Agreement shall govern the treatment of such stock in the merger.

As described in the accompanying proxy statement, we will not consummate the merger unless Proposals 1, 2 and 3 are approved.

To evaluate the proposed acquisition by Park City Group, Inc. of all of the outstanding shares of Prescient common stock, Series E Convertible Preferred Stock and Series G Convertible Preferred Stock, the board of directors of Prescient formed a special committee consisting of Jane F. Hoffer, Daniel W. Rumsey, Patrick L. Kiernan and Mary Lou Fox. Prescient’s board of directors, acting on the recommendation of the special committee, has adopted a resolution approving the Merger Agreement.

THE BOARD OF DIRECTORS HAS APPROVED EACH OF THE PROPOSALS AND HAS DETERMINED THAT EACH IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE TO APPROVE EACH OF THE PROPOSALS, EACH AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the attached proxy in the accompanying reply envelope. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. Thank you in advance for your cooperation and continued support.

Sincerely,

Randall K. Fields	Jane F. Hoffer
Chief Executive Officer	President and Chief Operating Officer

PRESCIENT APPLIED INTELLIGENCE, INC.

1247 Ward Avenue
West Chester, Pennsylvania 19380
(610) 719-1600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on ___________, 2008

Dear Stockholders of Prescient Applied Intelligence, Inc.:

A Special Meeting of Stockholders of Prescient Applied Intelligence, Inc., a Delaware corporation (“Prescient”), will be held at Prescient’s corporate offices located at 1247 Ward Avenue, West Chester, Pennsylvania 19380, on __________, 2008 at 9:00 a.m., local time, for the following purposes:

1.           Adoption of the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated August 28, 2008, by and among the Company, Park City Group, Inc. (“Park City”), PAII Transitory Sub, Inc., a wholly-owned subsidiary of Park City (“Merger Sub”) and Randy Fields, the Chairman and Chief Executive Officer of Park City. A copy of the Merger Agreement is attached as Annex A to the attached proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and

•
each share of Prescient Common Stock, par value $0.001 per share (the “Common Stock”) that is outstanding immediately prior to the effective time of the Merger (other than shares owned by Park City, Merger Sub or Prescient, or by any direct or indirect wholly-owned subsidiary of Park City, Merger Sub or Prescient, and shares held by stockholders, if any, who have properly and validly perfected statutory rights of appraisal with respect to the Merger) will be converted into the right to receive $0.055 in cash, without interest and less any applicable withholding tax;

•
each share of Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Stock”), that is outstanding immediately prior to the effective time of the Merger, (other than shares owned by Park City, Merger Sub or Prescient, or by any direct or indirect wholly-owned subsidiary of Park City, Merger Sub or Prescient, and shares held by stockholders, if any, who have properly and validly perfected statutory rights of appraisal with respect to the Merger) will be converted into the right to receive $4,098.00 in cash, without interest and less any applicable withholding tax; and

•
each share of Series G Convertible Preferred Stock, par value $0.001 per share (the “Series G Stock”), that is outstanding immediately prior to the effective time of the Merger (other than shares owned by Park City, Merger Sub or Prescient, or by any direct or indirect wholly-owned subsidiary of Park City, Merger Sub or Prescient, and shares held by stockholders, if any, who have properly and validly perfected statutory rights of appraisal with respect to the Merger) will be converted into the right to receive $1,136.36 in cash, without interest and less any applicable withholding tax.

2.           Amendment of Series E Convertible Preferred Stock Certificate of Designation. To consider and vote on a proposal to amend the Certificate of Designation of the Relative Rights and Preferences of the Series E Stock to provide that the Merger Agreement shall govern the powers, designation and preferences of the Series E Stock in the event the Merger is consummated.

3.           Amendment of Series G Convertible Preferred Stock Certificate of Designation. To consider and vote on a proposal to amend the Certificate of Designation of the Relative Rights and Preferences of the Series G Stock to provide that the Merger Agreement shall govern the powers, designation and preferences of the Series G Stock in the event the Merger is consummated.

4.           Other Matters. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

The close of business on ______________, 2008, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Only holders of record of Common Stock, Series E Stock and Series G Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination by any of our stockholders for purposes pertaining to the Special Meeting at our corporate offices, 1247 Ward Avenue, West Chester, Pennsylvania 19380, during normal business hours for a period of 10 days prior to the Special Meeting, and at the time and place of the Special Meeting.

Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Special Meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock if the Merger is completed, but only if they properly and validly perfect statutory rights of appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the attached proxy statement.

Prescient’s Board of Directors unanimously recommends that you vote “FOR” the adoption of the foregoing proposals, all of which are described in detail in the accompanying proxy statement.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

By Order of the Board of Directors,

Daniel W. Rumsey
Chairman
West Chester, Pennsylvania
_______________, 2008

-i-

-ii-

PRESCIENT APPLIED INTELLIGENCE, INC.
1247 Ward Avenue
West Chester, Pennsylvania 19380

PROXY STATEMENT
for the
Special Meeting of Stockholders
To Be Held on __________, 2008

The enclosed proxy is solicited on behalf of the Board of Directors of Prescient Applied Intelligence, Inc., a Delaware corporation, for use at the Special Meeting of Stockholders to be held on ___________, 2008 at 9:00 a.m., local time, and at any adjournment or postponement thereof, at Prescient’s corporate offices located at 1247 Ward Avenue, West Chester, Pennsylvania 19380. These proxy solicitation materials will be mailed on or about __________, 2008, to all stockholders entitled to vote at our Special Meeting.

References to “Prescient,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Prescient Applied Intelligence, Inc. and its subsidiaries unless otherwise indicated by context.

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 66.

Proposals

You are being asked to vote on a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated August 28, 2008 (the “Merger Agreement”), by and among the Company, Park City Group, Inc. (“Park City”), PAII Transitory Sub, Inc. (“Merger Sub”) and Randy Fields, the Chairman and Chief Executive Officer of Park City. Pursuant to the Merger Agreement, Merger Sub will merge with and into Prescient and Prescient will be the surviving corporation and a wholly-owned subsidiary of Park City (the “Merger”).

In addition, you are being asked to vote on proposals to amend the certificates of designation of our Series E Convertible Preferred Stock (“Series E Stock”) and Series G Convertible Preferred Stock (“Series G Stock”) to provide that the Merger Agreement shall govern the powers, designations and preferences of the Series E Stock and Series G Stock in connection with the Merger, which will allow the holders of Series E Stock and Series G Stock to receive the merger consideration for their shares.

The Parties to the Merger (Page 19)

Prescient is a Delaware corporation with its corporate headquarters in West Chester, Pennsylvania and operations in Pennsylvania and Texas. We are a leading provider of on-demand solutions for the retail marketplace, including both retailers and suppliers. Our solutions capture information at the point of sale, provide greater visibility into real-time demand and turn data into actionable information across the entire supply chain. As a result, our products and services enable trading partners to compete effectively, increase profitability and excel in today’s retail business climate.

Our solutions address the primary concern of retailers and suppliers today: out of stock merchandise. Our retail supply chain and replenishment solutions provide trading partners with the ability to clearly see real-time demand and use that knowledge to drive supply chain efficiency. The results are more accurate ordering and replenishment, lower inventory levels, and fewer out of stock merchandise.

We have organized our sales operations to address several key markets: Supply Chain, focused primarily on manufacturers, distributors, and suppliers in the consumer products industry, and Advanced Commerce, focused on large mass merchandise, grocery, chain drug stores, electronics, and other “big box” retailers. In addition, we have a professional services organization that provides assessments, implementation services, and support functions to our entire array of customers.

We market our solutions to companies primarily throughout North America, with a small percentage of business in Europe. Our customers include many leading consumer goods and retail organizations, including Meijer, SUPERVALU, Sunny Delight Beverage Company, Russell Stover Candies, and Crayola, among others.

Park City develops and markets computer software and profit optimization consulting services to retailers that are designed to reduce their inventory and labor costs; the two largest controllable operating expenses in the retail industry. Park City’s suite of products, Fresh Market Manager, ActionManager™ and Supply Chain Profit Link are designed to address the needs of multi-store retailers and suppliers in store operations management, manufacturing, and both durable goods and perishable product management.

Merger Sub was formed by Park City solely for the purpose of completing the proposed Merger. Merger Sub is a wholly owned subsidiary of Park City and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Subject to the terms of the Merger Agreement, at the effective time, Merger Sub will merge with and into Prescient. Upon the consummation of the proposed Merger, Merger Sub will cease to exist, Prescient will continue as the Surviving Corporation and will become a wholly owned subsidiary of Park City.

Randy Fields is the Chairman and Chief Executive Officer of the Park City and pursuant to the Merger Agreement has been appointed the Chief Executive Officer of the Company.

The Merger (Page 20)

The Merger Agreement provides that Merger Sub will merge with and into Prescient. In the Merger:

•
each share of Prescient Common Stock, par value $0.001 per share (the “Common Stock”) that is outstanding immediately prior to the effective time of the Merger (other than shares owned by Park City, Merger Sub or Prescient, or by any direct or indirect wholly-owned subsidiary of Park City, Merger Sub or Prescient, and shares held by stockholders, if any, who have properly and validly perfected statutory rights of appraisal with respect to the Merger) will be converted into the right to receive $0.055 in cash, without interest and less any applicable withholding tax;

•
each share of Series E Stock that is outstanding immediately prior to the effective time of the Merger, (other than shares owned by Park City, Merger Sub or Prescient, or by any direct or indirect wholly-owned subsidiary of Park City, Merger Sub or Prescient, and shares held by stockholders, if any, who have properly and validly perfected statutory rights of appraisal with respect to the Merger) will be converted into the right to receive $4,098.00 in cash, without interest and less any applicable withholding tax; and

•
each share of Series G Stock that is outstanding immediately prior to the effective time of the Merger, (other than shares owned by Park City, Merger Sub or Prescient, or by any direct or indirect wholly-owned subsidiary of Park City, Merger Sub or Prescient, and shares held by stockholders, if any, who have properly and validly perfected statutory rights of appraisal with respect to the Merger) will be converted into the right to receive $1,136.36 in cash, without interest and less any applicable withholding tax, which we refer to in this proxy statement collectively as the “Merger Consideration”.

Certain Effects of the Merger (Page 41)

If the Merger is completed: (i) the holders of Common Stock will be entitled to receive $0.055 in cash, (ii) the holders of Series E Stock will be entitled to receive $4,098.00 in cash, and (iii) the holders of Series G Stock will be entitled to receive $1,136.36 in cash, each without interest and less any applicable withholding taxes, for each share of Common Stock, Series E Stock or Series G Stock, as applicable, owned immediately prior to the completion of the Merger, unless such stockholders have properly and validly perfected his or her statutory rights of appraisal with respect to the Merger. As a result of the Merger, Prescient will cease to be an independent, publicly traded company. You will not own any shares of the surviving corporation and will not have any rights as a stockholder.

Treatment of Options and Warrants (Page 48)

Stock Options. Immediately prior to the effective time of the Merger, all outstanding options to purchase Common Stock under our equity incentive plans, whether or not exercisable, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $0.055 exceeds the exercise price, without interest and less any applicable withholding taxes. Based on the exercise prices of our outstanding options, no payment will be made with respect to our outstanding options.

Warrants. Each warrant to purchase Common Stock outstanding as of the effective time of the Merger will be converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the warrants multiplied by the amount (if any) by which $0.055 exceeds the exercise price, without interest and less any applicable withholding taxes. Based on the exercise prices of our outstanding warrants, no payment will be made with respect to our outstanding warrants.

Recommendation of Our Special Committee and Board of Directors (Page 28)

Our special committee and board of directors, acting with the advice and assistance of the Company’s independent legal and financial advisors, evaluated and negotiated the Merger, including the terms and conditions of the Merger Agreement, with Park City and Merger Sub. The special committee unanimously recommended that the board of directors:

•	approve and adopt the Merger Agreement;

•	approve the Merger; and

•	recommend that the stockholders of Prescient vote for the adoption and approval of the Merger Agreement.

Our board of directors, relying in part on the recommendation of the special committee, at a meeting duly called and held at which all directors were present, unanimously (i) determined that the terms of the Merger were in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement providing for the merger of Merger Sub with and into the Company, in accordance with the Delaware General Corporation Law (“DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, in accordance with the DGCL, upon the terms and conditions contained in the Merger Agreement, (iii) approved the amendment to our Series E Stock Certificate of Designation, (iv) approved the amendment to our Series G Stock Certificate of Designation, and (v) resolved to recommend that the stockholders of the Company adopt the Merger Agreement and amendments to the Series E Stock and Series G Stock Certificates of Designation, in accordance with the applicable provisions of the DGCL. The board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to amend the Series E Stock Certificate of Designation, and “FOR” the proposal to amend the Series G Stock Certificate of Designation.

In reaching its decision, our board of directors evaluated a variety of business, financial and market factors and consulted with the special committee, our management team and our legal and financial advisors. See “The Merger – Purpose and Reasons for the Merger” and “The Merger – Recommendation of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement” beginning on pages 24 and 28, respectively.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 44)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest, including the following:

•	Mr. Fields, who was appointed our Chief Executive Officer upon execution of the Merger Agreement, also serves as the Chairman and Chief Executive Officer of Park City;

•
Jane F. Hoffer, our President and Chief Operating Officer who served as our Chief Executive Officer from January 2005 until August 28, 2008, is a party to an agreement that provides certain severance payments and benefits in the case of her termination of employment following the Merger; and

•
the Merger Agreement provides for indemnification arrangements for each of our current and former directors and executive officers as well as insurance coverage covering such director or executive officer’s service to the Company as a director or executive officer.

The special committee and board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and the recommendation that our stockholders vote in favor of the proposal to adopt the Merger Agreement.

Private Purchases of Shares; Lock-Up and Voting Agreements (Page 17)

Concurrent with the execution of the Merger Agreement, Park City entered into separate securities purchase agreements with certain principal shareholders of the Company pursuant to which it purchased an aggregate of 715.96 shares of Series E Stock. In addition, on September 12, 2008, certain other private investors entered into separate securities purchase agreements to acquire an aggregate of 382.526 shares of Series E Stock from another principal shareholder of the Company. The shares of Series E Stock acquired in connection with these transactions (collectively, the “Privately Purchased Shares”) were acquired from the selling stockholders at a purchase price of $3,865 per share. The Privately Purchased Shares constitute 66% of the issued and outstanding shares of Series E Stock. Park City intends to purchase all shares of Series G Stock and Common Stock held by the selling stockholders who sold the Private Purchased Shares at or prior to the Effective Time at per share purchase prices of $1,136.36 and $0.05, respectively. Pursuant to the Merger Agreement, Park City has agreed to vote the foregoing shares in favor of Proposals 1, 2 and 3.   Park City also intends to purchase all shares of Common Stock owned by NewSpring Ventures, LP, CGA Resources, LLC and Hudson Ventures, each a principal shareholder of the Company, prior to the Effective Time, at a per share purchase price of $0.05.  Michael DiPiano, one of our directors, serves as a managing partner of NewSpring Ventures, LP.

In connection with the foregoing, these selling stockholders entered into voting agreements with Park City pursuant to which each has agreed to vote all shares beneficially owned by them in favor of Proposals 1, 2 and 3. These shareholders hold an aggregate of 12,176,700 and 458.68 shares of Common Stock and Series G Preferred Stock, respectively, representing approximately 37% and 96% of the votes entitled to be cast by the holders of Common Stock and Series G Preferred Stock, respectively. The voting agreements terminate in the event that the Merger Agreement is terminated.

Payment for Shares of Stock; Procedure for Receiving Merger Consideration (Page 49)

Promptly following the effective time of the Merger, a payment agent will mail a letter of transmittal and instructions to you and the other Prescient stockholders. The letter of transmittal will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the proxy card, and you should return your stock certificates with the letter of transmittal.

Opinion of Prescient's Financial Advisor (Page 34)

Our special committee and board of directors considered the financial analyses and opinion of Updata Advisors, Inc. (“Updata”) delivered orally to our board of directors and subsequently confirmed in writing, to the effect that, as of August 28, 2008, and based upon and subject to the factors and assumptions set forth therein, the total value of the consideration paid to acquire the Privately Purchased Shares and total proposed Merger Consideration to be received in the aggregate by the holders of shares of Common Stock, Series E Stock and Series G Stock pursuant to the Merger Agreement was fair from a financial point of view to our stockholders as a whole. The full text of the written opinion of Updata, dated September 11, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated in this proxy statement by reference. Updata provided its opinion for the information and assistance of our board of directors in connection with its consideration of the Merger. Updata’s opinion does not constitute a recommendation as to how any holder of shares of Common Stock, Series E Stock and Series G Stock should vote with respect to the adoption of the Merger Agreement or any other matter. Pursuant to an engagement letter between us and Updata, under which Updata acted as financial advisor to Prescient on this transaction, we have agreed to pay Updata a transaction fee equal to approximately $650,000, of which $75,000 has been paid and $575,000 is payable upon completion of the Merger.

Financing (Page 43)

    In connection with the execution and delivery of the Merger Agreement on August 28, 2008, Park City acquired from two of the Company’s stockholders an aggregate of 715.96 shares of Series E Preferred Stock for $3,865 a share, or an aggregate of $2,767,185 (the “Aggregate Purchased Share Consideration”).  The source of funds for the Aggregate Purchased Share Consideration was Park City’s working capital and borrowings from certain affiliates of Park City (the “Purchased Share Loans”).  The Purchased Share Loans are expected to be repaid from proceeds from certain additional loans to Park City to be incurred in connection with the consummation of the Merger (“Merger Loans”), the proceeds from which will similarly fund the balance of the Merger Consideration.  Park City expects to repay  the Merger Loans after consummation of the Merger from available cash resources and cash flow from operations of Park City and its subsidiaries (including the Company).

The Merger Consideration is required to be funded by Park City prior to the date of the Meeting. The Merger Agreement does not contain any financing contingencies.

Material United States Federal Income Tax Consequences (Page 45)

The exchange of shares for cash pursuant to the Merger Agreement generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who exchange their shares in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in their shares surrendered. Because individual circumstances may differ, we urge you to consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Conditions to the Merger (Page 51)

Before we can complete the Merger, the following conditions must be satisfied. These include:

•	the adoption of the Merger Agreement by our stockholders;

•	the absence of governmental judgments or orders that have the effect of enjoining or otherwise prohibiting the consummation of the Merger;

•	performance by Park City, Merger Sub and Mr. Fields of all obligations under the Merger Agreement in all material respects; and

•	the delivery of closing certificates by each of Park City, Merger Sub and Mr. Fields with respect to the satisfaction of the conditions relating to the obligations.

Restrictions on Solicitations of Other Offers (Page 52)

The Merger Agreement restricts our ability to solicit, engage in or encourage discussions or negotiations with a third party regarding specified transactions regarding the Company and to provide information about the Company to any third party. Notwithstanding these restrictions, under certain circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited alternative acquisition proposal or terminate the Merger Agreement and enter into an agreement with respect to an alternative proposal after paying a termination fee.

Termination of the Merger Agreement (Page 52)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained:

•	By mutual agreement of Prescient and Park City;

•	By either Prescient or Park City if:

o
the Merger is not consummated by March 31, 2009 (the “Termination Date”), provided that if this proxy statement has not been mailed to our stockholders by February 14, 2009, the Termination Date shall be extended until the date that is 45 days after the date this proxy statement is mailed;

	o	a governmental judgment or order has been enacted, issued, promulgated or granted and is in effect that prohibits or enjoins or otherwise prevents the consummation of the Merger; or

o
our stockholders do not adopt the Merger Agreement, the amendment to the Series E Stock Certificate of Designation, or the amendment to the Series G Stock Certificate of Designation at the special meeting or any adjournment or postponement thereof.

•	By Prescient if:

o
Park City does not deposit $2,500,000 into an escrow account on or before the date this proxy statement is mailed to our stockholders or if Park City does not deposit the remainder of the funds necessary to consummate the Merger into an escrow account at least one business day prior to the date of the Special Meeting;

o
prior to the consummation of the Merger, Mr. Fields, as our Chief Executive Officer, (i) causes (except as a co-signor) or authorizes any transfer of any funds of Prescient, and Mr. Fields fails to promptly cure any such breach after we provide notice of such breach to him; (ii) causes Prescient to make, offer or agree to make any loan to any person; (iii) causes Prescient to incur or agree to incur any debt except for trade debt in the ordinary course of business consistent with past practice, (iv) sells, offers or agrees to sell any of Prescient’s assets except in the ordinary course of business consistent with past practice; or (v) causes Prescient to enter into any agreement with Park City or Mr. Fields;

	o	prior to the consummation of the Merger, Park City, Merger Sub or Mr. Fields breach any of their other obligations under the Agreement after notice and an opportunity to cure, or

o
our board of directors concludes in good faith that in order to satisfy its fiduciary duties under Delaware law, the board of directors must not make or withdraws its recommendation to our stockholders to approve the Merger.

Termination Fees and Expenses (Page 53)

Under certain circumstances, in connection with the termination of the Merger Agreement, we will be required to pay to Park City a termination fee of $250,000. Under certain circumstances, in connection with the termination of the Merger Agreement, Park City will be required to (i) pay us a termination fee of the lesser of $2,500,000 or the full amount contained in the escrow account used to hold the funds necessary to consummate the Merger, and (ii) sell us all or a portion of the 715.96 shares of Series E Stock owned by Park City at a purchase price of $0.001 per share.

If the Merger Agreement is terminated by us prior to the special meeting in order to consider or enter into a definitive agreement for an alternative acquisition proposal, we must pay to Park City a termination fee in the amount of $250,000, as described in further detail in “The Merger Agreement — Termination Fees and Expenses” below.

Remedies (Page 54)

In the event that Park City receives the termination fee as described above, such fee shall be deemed to be liquidated damages for any and all damages incurred by it. In addition, the parties are entitled to seek specific performance of the terms and provisions of the Merger Agreement with respect to the obligations of the other party or parties hereto, including seeking an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement and enforcing compliance with the covenants and obligations under the Merger Agreement.

Appraisal Rights (Page 63)

Under Delaware law, stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. The judicially determined appraisal amount could be more than, the same as or less than the Merger Consideration. Any stockholder intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the proposal to adopt the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement and must otherwise strictly comply with all of the procedures required by Delaware law. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the relevant section of Delaware law is attached hereto as Annex E.

Market Price of Common Stock (Page 56)

Our Common Stock is listed on the Over-the-Counter Bulletin Board (“OTCBB”) under the trading symbol “PPID.” The closing sale price of Common Stock on the OTCBB on August 27, 2008, the last trading day prior to the execution of the Merger Agreement, was $0.03. The $0.055 per share to be paid for each share of Common Stock in the Merger represents a premium of approximately 83% to the closing price on August 27, 2008, and a premium of approximately 68% to the average closing share price during the thirty (30) trading days ended August 27, 2008. The closing sale price of our common stock on OTCBB on [  ], 2008, the last trading day before the date of this proxy statement, was $[  ].

GENERAL SUMMARY

The Special Meeting (Page 15)

Time, Place and Date (Page 15)

The special meeting will be held on ______________, 2008 at 9:00 a.m. local time, at the Company’s headquarters, 1247 Ward Avenue, West Chester, Pennsylvania 19380.

Purpose (Page 15)

The purpose of the special meeting is to vote on the proposals to enter into the Merger Agreement, amend the Certificate of Designation of the Series E Stock, and amend the Certificate of Designation of the Series G Stock.

Record Date and Quorum (Page 15)

You are entitled to vote at the special meeting if you owned shares of Common Stock, Series E Stock or Series G Stock at the close of business on [  ], 2008, the record date for the special meeting. Generally, you will have one vote for each share of Common Stock and 5,955 votes for each share of Series E Stock that you owned as of the close of business on the record date. With respect to the separate class vote of Series E Stock required under Proposal No. 2, you will have one vote for each share of Series E Stock that you owned as of the close of business on the record date. With respect to the separate class vote of Series G Stock required under Proposal No. 3, you will have one vote for each share of Series G Stock that you owned as of the close of business on the record date As of the close of business on the record date, there were 33,200,822 shares of Common Stock outstanding and entitled to vote, 1,707.977 shares of Series E Stock outstanding and entitled to vote, and 479.9 shares of Series G Stock outstanding and entitled to vote.

A majority of the votes entitled to be cast by the holders of Common Stock and Series E Stock issued and outstanding on the record date represented at the special meeting in person or by a duly authorized and properly completed proxy constitutes a quorum for the purpose of considering all of the proposals. In addition (i) a majority of the shares of Series E Stock issued and outstanding on the record date represented at the special meeting in person or by a duly authorized and properly completed proxy will be necessary to constitute a quorum for purposes of considering Proposal 2 and (ii) a majority of the shares of Series G Stock issued and outstanding on the record date represented at the special meeting in person or by a duly authorized and properly completed proxy will be necessary to constitute a quorum for purposes of considering Proposal 3.

Vote Required (Page 15)

The adoption of the Merger Agreement, the amendment of the Series E Stock Certificate of Designation, and the amendment of the Series G Stock Certificate of Designation each require the affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of Common Stock and Series E Stock, voting together as a single class, outstanding on the record date for special meeting. In addition: (i) the amendment of the Series E Stock Certificate of Designation also requires the affirmative vote of the holders of at least two-thirds (2/3) of the shares of Series E Stock outstanding on the record date for the special meeting; and (ii) the amendment of the Series G Stock Certificate of Designation also requires the affirmative vote of the holders of at least three-fourths (3/4) of the shares of Series G Stock outstanding on the record date for the special meeting. Failure to vote your shares by proxy or in person or an abstention will have the same effect as voting against approval of the Merger Agreement, the amendment of the Series E Stock Certificate of Designation, and the amendment of the Series G Stock Certificate of Designation.

Stock Ownership of Directors and Executive Officers (Page 16)

As of the close of business on [  ], 2008, the record date, the directors and executive officers of Prescient held and are entitled to vote, in the aggregate, 4,692,325 shares of Common Stock, representing approximately 14% of the outstanding Common Stock. No shares of Series E Stock or Series G Stock were held by directors or executive officers of the Company on the record date, except NewSpring Ventures, LP, an affiliate of Michael DiPiano, which owns 274 shares of Series E Stock and 21 shares of Series G Stock.

Stock Ownership of Park City (Page 17)

As of the close of business on [  ], 2008, the record date, Park City owns 715.96 shares of Series E Stock representing 43% of the issued and outstanding shares of Series E Stock. As a result of its ownership of Series E Preferred, Park City has 4,263,443 votes to be voted on the Merger Proposal.

Voting and Proxies (Page 16)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card by mail or by voting in person by appearing at the special meeting. If your shares of Common Stock are held in “street name” by your broker or nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon; if you do not give your broker or nominee specific instructions regarding such matters, your proxy will be deemed a “broker non-vote.”

Broker Non-Votes (Page 16)

Broker non-votes are included in the determination of the number of shares represented at the special meeting for purposes of determining whether a quorum is present. For Proposals 1, 2 and 3, broker non-votes have the practical effect of a vote “AGAINST” such proposals.

Revocability of Proxy (Page 16)

Any stockholder of record who executes and returns a proxy card may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	by notifying our Secretary at 1247 Ward Avenue, West Chester, Pennsylvania 19380;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting); or

•	by submitting a later-dated proxy card.

If you hold your shares through a broker, bank or other nominee and you have instructed a broker, bank or other nominee to vote your shares of Common Stock, follow the directions received from your broker, bank or other nominee to change your vote.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of any solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 66.

Q.           What is the proposed transaction?

A.           The proposed transaction is the acquisition of Prescient by Park City. Once the Merger Agreement has been adopted by the stockholders and other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of Park City, will merge with and into Prescient. Prescient will be the Surviving Corporation and a wholly-owned subsidiary of Park City and the shares of the Company’s common stock will not publicly trade after the Merger.

Q.           What will I receive in the Merger?

A.           Upon completion of the Merger, unless you have properly and validly perfected your statutory rights of appraisal with respect to the Merger: (i) if you own Common Stock, you will be entitled to receive $0.055 in cash, for each share of Common Stock that you own immediately prior to completion of the Merger; (ii) if you own Series E Stock, you will be entitled to receive $4,098.00 in cash, for each share of Series E Stock that you own immediately prior to completion of the Merger; and (iii) if you own Series G Stock, you will be entitled to receive $1,136.36 in cash for each share of Series G Stock that you own immediately prior to completion of the Merger, in each case, without interest and less any applicable withholding tax. For example, if you own 100 shares of Common Stock, 100 shares of Series E Stock and 100 shares of Series G Stock, you will receive $5.50, $409,800, and $113,636 in cash, respectively, in exchange for your shares of Common Stock, Series E Stock and Series G Stock, respectively, less any applicable withholding tax. You will not own any shares in the Surviving Corporation.

Q:           How will options and warrants to purchase Company common stock be treated in the Merger?

A.           Stock Options. Immediately prior to the effective time of the Merger, all outstanding options to purchase Common Stock under our equity incentive plans, whether or not exercisable, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $0.055 exceeds the exercise price, without interest and less any applicable withholding taxes. Based on the exercise prices of our outstanding options, no payment will be made with respect to our outstanding options.

Warrants. Each warrant to purchase Common Stock outstanding as of the effective time of the Merger will be converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the warrants multiplied by the amount (if any) by which $0.055 exceeds the exercise price, without interest and less any applicable withholding taxes. Based on the exercise prices of our outstanding warrants, no payment will be made with respect to our outstanding warrants.

Q.           When and where is the special meeting?

A.           The special meeting of stockholders of Prescient will be held on [  ], 2008, at 9:00 a.m. local time, at the Company’s headquarters, 1247 Ward Avenue, West Chester, Pennsylvania 19380.

Q.           What vote is required for Prescient’s stockholders to approve the proposal to adopt the Merger Agreement?

A.           An affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of Common Stock and Series E Stock outstanding on the record date, voting together as a single class, is required to approve the proposal to adopt the Merger Agreement. Accordingly, failure to vote in person or by proxy or an abstention will have the same effect as a vote “AGAINST” the Merger Agreement.

Q.           What vote of our stockholders is required to approve the proposal to amend the Certificate of Designation of our Series E Stock?

A.           Approval of the proposal to amend the Certificate of Designation of the Series E Stock requires the affirmative vote of (i) holders of at least two-thirds (2/3) of the shares of Series E Stock outstanding on the record date, and (ii) a majority of the votes entitled to be cast by the shares of Common Stock and Series E Stock outstanding on the record date, voting together as a single class. Accordingly, failure to vote in person or by proxy or an abstention will have the same effect as a vote “AGAINST” the amendment.

Q.           What vote of our stockholders is required to approve the proposal to amend the Certificate of Designation of our Series G Stock?

A.           Approval of the proposal to amend the Certificate of Designation of the Series G Stock requires the affirmative vote of (i) holders of at least three-fourths (3/4) of shares of Series G Stock outstanding on the record date, and (ii) a majority of the votes entitled to be cast by the shares of Common Stock and Series G Stock outstanding on the record date, voting together as a single class. Accordingly, failure to vote in person or by proxy or an abstention will have the same effect as a vote “AGAINST” the amendment.

Q.           What was the role of the Special Committee?

A.           The board of directors appointed a special committee of independent directors to negotiate and evaluate all potential transactions to purchase the Company and to recommend to the board of directors the transaction that resulted in the highest and best value that was available and in the best interests of Prescient’s stockholders.

Q.           What was the recommendation of the special committee to Prescient’s board of directors?

A.           The special committee has unanimously determined that the Merger and the Merger Agreement are advisable to and in the best interests of Prescient and its stockholders and recommended to Prescient’s board of directors that the Merger and the Merger Agreement be approved and adopted. In arriving at its conclusion, the special committee considered, among other factors, the opinion of Updata Advisors, an independent financial advisor that, subject to the qualifications and limitations set forth therein, as of August 28, 2008, the total value of the consideration paid to acquire the Private Purchased Shares and proposed Merger Consideration to be paid to Prescient’s stockholders in the Merger was fair from a financial point of view. See “The Merger − Opinion of Prescient’s Financial Advisor” on page 34.

Q.           How does Prescient’s board of directors recommend that I vote?

A.           The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to amend the Certificate Designation of our Series E Stock, and “FOR” the proposal to amend the Certificate of Designation of our Series G Stock.

Q.           What effects will the proposed Merger have on Prescient?

A.           As a result of the proposed Merger, Prescient will cease to be a publicly-traded company and will be wholly-owned by Park City. You will no longer have any interest in future earnings or growth of Prescient. Following consummation of the Merger, the registration of our Common Stock and our reporting obligations with respect to our Common Stock under the Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, shares of our Common Stock will no longer be listed on the OTCBB.

Q.           What happens if the Merger is not consummated?

A.           If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Prescient will remain an independent public company and our Common Stock will continue to be listed and traded on the OTC BB. Under specified circumstances, we may be required to pay Park City a termination fee as described under the caption “The Merger Agreement — Termination Fees and Expenses” beginning on page [  ].

Q.           What happens if the amendments to our Certificates of Designation are not approved?

A.           Currently, the Certificate of Designation of our Series E Stock and the Certificate of Designation of our Series G Stock provide that in the event of a merger or consolidation of the Company with or into another corporation, the Series E Stock and Series G Stock shall each maintain its relative powers, designations and preferences provided for in the respective Certificate of Designation. The closing of the Merger is conditioned upon the approval of amendments to the Certificates of Designation of our Series E Stock and our Series G Stock to provide for the Merger Agreement to govern the treatment of the Series E Stock and Series G Stock in the event the Merger is consummated. These amendments will provide for the holders of the Series E Stock and Series G Stock to receive the Merger Consideration. If either of the proposals to amend the Certificates of Designation is not approved, we will not proceed with the Merger.

Q.           What do I need to do now?

A.           We urge you to read the proxy statement carefully, including the annexes and to consider how the Merger and other proposals affect you. If you are a stockholder of record, you can ensure your shares are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card or voting by telephone or internet. Even if you plan to attend the special meeting, we encourage you to return the enclosed proxy card. If you hold your shares in “street” name, you can ensure that your shares are voted at the special meeting by instructing your broker or nominee how to vote, as discussed below. Do NOT return your stock certificate(s) with your proxy.

Q.           How do I vote?

A.           You may vote by:

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to amend the Series E Stock Certificate of Designation, and “FOR” the proposal to amend the Series G Stock Certificate of Designation.

Q.           If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.            Yes, but only if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If your broker, bank or other nominee does not have discretionary authority to vote your shares and if you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the Merger Agreement, the proposal to amend the Series E Stock Certificate of Designation, and the proposal to amend the Series G Stock Certificate of Designation.

Q.           How can I change or revoke my vote?

A.           You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	by notifying our Secretary at 1247 Ward Avenue, West Chester, Pennsylvania 19380;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting); or

•	by submitting a later-dated proxy card.

If you have instructed a broker, bank or other nominee to vote your shares, the above instructions do not apply and instead you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q.           What do I do if I receive more than one proxy or set of voting instructions?

A.           If your shares are registered differently or are in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be completed, signed and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.           What happens if I sell my shares before the special meeting?

A.           The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Common Stock, Series E Stock or Series G Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the Merger Consideration to be received by our stockholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q.           Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A.           Yes. As a holder of Common Stock, Series E Stock and/or Series G Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions. See “Dissenters’ Rights of Appraisal” beginning on page 63.

Q.           Should I send in my stock certificates now?

A.           No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Common Stock certificates for the Merger Consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the Merger Consideration. Please do not send your certificates in now.

Q:           When do you expect the Merger to be completed?

A:           We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by the end of 2008, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, including adoption of the Merger Agreement by our stockholders (as defined below under “The Merger Agreement—Effective Time”), the exact timing of the completion of the Merger and the likelihood of the consummation thereof cannot be predicted. If any of the conditions in the Merger Agreement are not satisfied, including the conditions described below under “The Merger Agreement—Conditions to the Merger” beginning on page 49 of this proxy statement, the Merger Agreement may terminate as a result.

Q:           Who will bear the cost of this solicitation?

A:           This solicitation is being made on behalf of the Company. Accordingly, the expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby as well as the fees, costs and expenses of a proxy solicitor will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Q.           Who can help answer my other questions?

A.           If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Common Stock or need additional copies of the proxy statement or the enclosed proxy card, please (1) mail your request to Prescient Applied Intelligence, Inc., 1247 Ward Avenue, West Chester, Pennsylvania 19380, Attn: Daniel W. Rumsey, or (2) call Daniel W. Rumsey, our Interim Chief Financial Officer at (310) 242-5698. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” and “The Merger” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close as a result of Park City failing to obtain adequate financing;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against Prescient and others relating to the Merger Agreement;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 8-K, 10-Q and 10-KSB, including but not limited to the risks detailed in the sections entitled “Risk Factors.” See “Where You Can Find More Information” beginning on page 66. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [  ], 2008, at 10:00 a.m., at the Company’s headquarters, 1247 Ward Avenue, West Chester, Pennsylvania 19380, or at any adjournment or postponement thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the following proposals:

1.           a proposal to adopt the Merger Agreement;

2.           a proposal to amend the Certificate of Designation of the Relative Rights and Preferences of the Series E Stock to provide that the Merger Agreement will govern the treatment of the Series E Stock in the event the Merger is consummated; and

3.           a proposal to amend the Certificate of Designation of the Relative Rights and Preferences of the Series G Stock to provide that the Merger Agreement will govern the treatment of the Series G Stock in the event the Merger is consummated.

Our stockholders must adopt Proposals 1, 2 and 3 in order for the Merger to occur. If the stockholders fail to adopt such Proposals, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. A copy of the Certificate of Amendment to the Series E Stock Certificate of Designation is attached to this proxy as Annex C. A copy of the Certificate of Amendment to the Series G Stock Certificate of Designation is attached to this proxy as Annex D. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [  ], 2008.

Record Date and Quorum

We have fixed the close of business on [  ], 2008 as the record date for the special meeting, and only holders of record of Common Stock, Series E Stock and Series G Stock on the record date are entitled to receive notice of and vote at the special meeting. As of the close of business on the record date, there were 33,200,822 shares of Common Stock outstanding and entitled to vote, 1,707.977 of Series E Stock outstanding and entitled to vote, and 479.860 shares of Series G Stock outstanding and entitled to vote. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting. Each share of Series E Stock entitles its holder to 5,208 votes on Proposals 1, 2 and 3 and all other matters properly coming before the special meeting and one vote with respect to the class vote required under Proposal 2. Each share of Series G Stock entitles its holder to one vote with respect to the class vote required under Proposal 3. The holders of Series G Stock are not entitled to vote on any other matters properly coming before the special meeting. As of the record date, with respect to all matters other than the class votes required under Proposal 2 and 3, the outstanding shares represented 43,371,590 votes, consisting of 33,200,822 attributable to Common Stock and 10,170,768 attributable to Series E Stock.

In order to constitute a quorum for the conduct of business at the special meeting, shares representing a majority of the votes entitled to be cast at the special meeting by the holders of Common Stock and Series E Stock, voting together as a single class, must be represented at the special meeting. In addition, with respect to the proposal to amend the Series E Stock Certificate of Designation, a majority of the shares of Series E Stock outstanding must be represented at the special meeting in order to constitute a quorum for such proposal. Further, with respect to the proposal to amend the Series G Stock Certificate of Designation, a majority of the shares of Series G Stock outstanding must be represented at the special meeting in order to constitute a quorum for such proposal.

Vote Required for Approval

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the shares of our Common Stock and Series E Stock outstanding on the record date, voting together as a single class. Approval of the proposal to amend the Certificate of Designation of the Series E Stock requires the affirmative vote of the holders of (i) at least two-thirds (2/3) of the shares of Series E Stock outstanding on the record date, and (ii) a majority of the votes entitled to be cast by the shares of our Common Stock and Series E Stock outstanding on the record date, voting together as a single class. Approval of the proposal to amend the Certificate of Designation of the Series G Stock requires the affirmative vote of the holders of (i) at least three-fourths (3/4) of the shares of Series G Stock outstanding on the record date, and (ii) a majority of the votes entitled to be cast by the shares of our Common Stock and Series E Stock outstanding on the record date, voting together as a single class. If you do not submit a proxy by mail or vote your shares in person, it has the same effect as a vote “AGAINST” the proposals to adopt the Merger Agreement, to amend the Series E Stock Certificate of Designation, and to amend the Series G Stock Certificate of Designation. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” all of the foregoing proposals.

As of the close of business on [  ], 2008, the record date, the directors and executive officers of Prescient held and are entitled to vote, in the aggregate, 8,202,787 shares of Common Stock, representing approximately 22% of the outstanding Common Stock. No shares of Series E Stock or Series G Stock were held by directors or executive officers of the Company on the record date.

As of [  ], 2008, certain of the Company’s principal stockholders, which includes Park City, holding an aggregate of 12,176,700 shares of Common Stock, 1,098.496 shares of Series E Stock, and 479.860 shares of the Series G Stock, respectively, representing approximately 37%, 66% and 96% shares of Common Stock, Series E Stock and Series G Stock entitled to vote, respectively, have agreed to vote all of their shares in favor of Proposals 1, 2 and 3. For more information, please see “Private Purchase of Shares; Lock-Up and Voting Agreements” beginning on page 17.

Abstentions and Broker Non-Votes

Shares represented at the special meeting but not voted, including shares for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Although the law in Delaware is unclear on the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining whether a quorum is present. Without controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will be counted for the purpose of determining whether a quorum is present. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postpone to solicit additional proxies.

If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon; if you do not give your broker or nominee specific instructions regarding such matters, your proxy will be deemed a “broker non-vote.” Broker non-votes will be included in the determination of the number of shares represented at the special meeting for purposes of determining whether a quorum is present. For Proposals. 1, 2 and 3, broker non-votes have the practical effect of a vote “AGAINST” such proposals.

Proxies and Revocation

If you submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to amend the Certificate of Designation of the Series E Stock, and “FOR” the proposal to amend the Certificate of Designation of the Series G Stock.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	by notifying our Secretary, at 1247 Ward Avenue, West Chester, Pennsylvania 19380;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting); or

•	by submitting a later-dated proxy card.

If you hold your shares through a broker, bank or other nominee and you have instructed a broker, bank or other nominee to vote your shares of Common Stock, the above instructions do not apply and, instead, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration in exchange for your stock certificates.

Private Purchase of Shares; Lock-Up and Voting Agreements

Concurrent with the execution of the Merger Agreement, Park City entered into separate securities purchase agreements with certain principal shareholders of the Company pursuant to which it purchased an aggregate of 715.96 shares of Series E Stock. In addition, on September 12, 2008, certain other private investors entered into separate securities purchase agreements to acquire an aggregate of 382.526 shares of Series E Stock from another principal shareholder of the Company. The shares of Series E Stock acquired in connection with these transactions (collectively, the “Privately Purchased Shares”) were acquired from the selling stockholders at a purchase price of $3,865 per share. The Privately Purchased Shares constitute 66% of the issued and outstanding shares of Series E Stock. Park City intends to purchase all shares of Series G Stock and Common Stock held by the selling stockholders who sold the Private Purchased Shares at or prior to the Effective Time at per share purchase prices of $1,136.36 and $0.05, respectively. Pursuant to the Merger Agreement, Park City has agreed to vote the foregoing shares in favor of Proposals 1, 2 and 3.

Park City also intends to purchase all shares of Common Stock owned by NewSpring Ventures, LP, SDS Capital Group, CGA Resources, LLC and Hudson Ventures, each a principal shareholder of the Company, prior to the Effective Time, at a per share purchase price of $0.05. Michael DiPiano, one of our directors, is an affiliate of NewSpring Ventures, LP.

As of [  ], 2008, certain of the Company’s principal shareholders holding an aggregate of 12,176,700 and 458.68 shares of Common Stock and Series G Preferred Stock, respectively, representing approximately 37% and 96% of the votes entitled to be cast by the holders of Common Stock and Series G Preferred Stock, respectively, have agreed to vote all of their shares, pursuant to lock-up and voting agreements, including all shares acquired after the date of the lock-up and voting agreements, as follows:

•
in favor of the adoption of the Merger Agreement and the approval of all other actions contemplated by the Merger Agreement, including the Merger, and the applicable lock-up and voting agreement, and any actions required in furtherance of the Merger Agreement and the applicable lock-up and voting agreement;

•
against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Prescient under the Merger Agreement; and

•	against any action involving Prescient or its subsidiaries, which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger.

The lock-up and voting agreements terminate upon the earlier of the termination of the Merger Agreement or the effective time of the Merger. The lock-up and voting agreements generally prohibit the signing stockholders from selling or disposing of any shares or options of Prescient stock beneficially owned by the signing stockholders, unless the transferee agrees to be bound by the terms and conditions of the applicable lock-up and voting agreement.

In addition, as of [  ], 2008, Park City owns 715.96 shares of Series E Stock, representing approximately 43% of the votes entitled to be cast by the holders of Series E Stock, voting as a single class, and approximately 10% of the votes entitled to be cast by the holders of Series E Stock and Common Stock, voting together as a single class. Pursuant to the Merger Agreement, Park City has agreed to vote the foregoing shares in favor of Proposals 1, 2 and 3.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty (30) days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, the chairman of the meeting or the holders of a majority of the shares of Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 63 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex E.

Solicitation of Proxies

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of any solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please (1) mail your request to Prescient Applied Intelligence, Inc., 1247 Ward Avenue, West Chester, Pennsylvania 19380, Attn: Daniel W. Rumsey, or (2) call Daniel W. Rumsey, our Interim Chief Financial Officer, at (310) 242-5698. If your broker holds your shares, you should call your broker for additional information.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Common Stock, Series E Stock or Series G Stock.

PROPOSAL 1

APPROVAL OF MERGER AGREEMENT

THE PARTIES TO THE MERGER

Prescient

Prescient is a Delaware corporation with operations in Pennsylvania and Texas. Our principal executive offices are located at 1247 Ward Avenue, West Chester, Pennsylvania 19380 and our phone number is (610) 719-1600. We are a leading provider of on-demand solutions for the retail marketplace, including both retailers and suppliers. Our solutions capture information at the point of sale, provide greater visibility into real-time demand and turn data into actionable information across the entire supply chain. As a result, our products and services enable trading partners to compete effectively, increase profitability and excel in today’s retail business climate.

Our solutions address the primary concern of retailers and suppliers today: out of stock merchandise. Our retail supply chain and replenishment solutions provide trading partners with the ability to clearly see real-time demand and use that knowledge to drive supply chain efficiency. The results are more accurate ordering and replenishment, lower inventory levels, and fewer out of stock merchandise.

We market our solutions to companies primarily throughout North America, with a small percentage of business in Europe. Our customers include many leading consumer goods and retail organizations, including Meijer, SUPERVALU, Sunny Delight Beverage Company, Russell Stover Candies, and Crayola, among others.

We have organized our sales operations to address several key markets: Supply Chain, focused primarily on manufacturers, distributors, and suppliers in the consumer products industry, and Advanced Commerce, focused on large mass merchandise, grocery, chain drug stores, electronics, and other “big box” retailers. In addition, we have a professional services organization that provides assessments, implementation services, and support functions to our entire array of customers.

Our objective is to maintain our position as a leading provider of advance commerce and supply chain solutions for retail trading partners by enhancing collaboration from the point-of-sale through the entire supply chain. Our solutions translate consumer insight into better execution at the store shelf by capturing scan-sales data, improving forecast accuracy and increasing supply chain efficiencies.

For more information about Prescient, please visit our website at www.prescient.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 66. Our Common Stock is publicly traded on the OTC BB under the symbol “PPID.”

Park City

Park City develops and markets computer software and profit optimization consulting services to retailers that are designed to reduce their inventory and labor costs; the two largest controllable operating expenses in the retail industry. Park City’s suite of products, Fresh Market Manager, ActionManager™ and Supply Chain Profit Link (“SCPL”) are designed to address the needs of multi-store retailers and suppliers in store operations management, manufacturing, and both durable goods and perishable product management.

Because the product concepts originated in the environment of actual multi-unit retail chain ownership, the products are strongly oriented to an operation’s bottom line results. The products use a contemporary technology platform that is capable of supporting existing product lines and can also be expanded to support related products. Park City continues to transition its software business from a licensed based approach to its new subscription based model through its targeted SCPL strategy. The subscription based SCPL tool and analytics group focuses on leveraging multi-store retail chains, C-Store Chains, and their respective suppliers in order to reduce shrink, labor costs, and increase profitability.

Merger Sub

Merger Sub was formed by Park City solely for the purpose of completing the proposed Merger. Merger Sub is a wholly owned subsidiary of Park City and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Subject to the terms of the Merger Agreement, at the effective time, Merger Sub will merge with and into Prescient. Upon the consummation of the proposed Merger, Merger Sub will cease to exist, Prescient will continue as the Surviving Corporation and will become a wholly owned subsidiary of Park City.

Randy Fields

Mr. Fields is the Chairman and Chief Executive Officer of Park City. As a result of the execution of the Merger Agreement, Mr. Fields was appointed the Chief Executive Officer of the Company.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

Following consummation of our merger with Prescient Systems, Inc. in December 2005, we obtained financing in the amount of approximately $2.25 million from TAK Investments, LLC (TAK), and entered into a remote outsourcing agreement with an affiliate of TAK designed to significantly reduce certain operating and development costs, which agreement was later terminated. The Company continued its efforts to raise additional working capital, which efforts were unsuccessful. Management continued to evaluate a wide variety of different strategies to achieve positive cash flow, obtain necessary working capital and enhance stockholder value. These strategies included seeking acquisition or merger opportunities, possible partnerships or alliances, outsourcing opportunities, and other financing and strategic transactions. To assist in the process, we engaged Mufson, Howe, Hunter & Company LLC (MHH), a regional investment banking and financial advisory firm. These efforts failed to generate opportunities deemed acceptable to the Company’s board of directors.

We intensified efforts to achieve profitability and grow revenue during 2006 and early 2007, principally through cost cutting initiatives, reductions to staffing levels, and seeking merger or other strategic partners. On May 8, 2007, we announced our intent to merge with Fastech Integrated Solutions LLC (Fastech). The proposed acquisition was intended to accelerate profitability resulting from the elimination of redundant costs, as well as provide opportunities to accelerate growth. On July 17, 2007, we announced that we had terminated discussions to acquire Fastech, as a result of certain material adverse changes in the business of Fastech since the announcement of the proposed merger.

Following the termination of the proposed merger with Fastech, we continued to evaluate options intended to enhance shareholder value. Specifically, we retained a senior consultant to assist in developing our sales organization, as well as management’s efforts in identifying potential merger and acquisition opportunities. In a special meeting of our board of directors held on August 1, 2007, management recommended, and the board approved, that management focus on a possible sale of the Company, in addition to possible acquisitions or mergers. The board’s support was based on its assessment that the Company’s valuation had substantially increased since achieving profitability in the fourth quarter of 2006, and that the Company could address many of its challenges in growing an effective sales organization, and therefore, could increase revenue and cash flow, if it were part of a larger enterprise.

To assist management in bringing opportunities to the board to review, at a meeting of the board held on October 31, 2007, the board approved management’s recommendation to engage Updata Advisers, Inc. (Updata), an investment advisory firm. Updata’s engagement also included assisting management in analyzing and evaluating the business, operations and financial position of the Company, and serving as the Company’s financial advisor in connection with a possible transaction. At that meeting, the board established a special committee, consisting of Messrs. Rumsey and Jones, to consider possible transactions presented to the board.

On November 14, 2007, representatives of Updata made a presentation to the Company’s board, which focused on issues relating to valuation, and the process for marketing the Company. At that meeting, the board also considered a plan to recapitalize the Company’s preferred stock, in light of the challenges our capital structure presented in consummating potential transactions. At that time the Series E Stock and Series G Stock had a combined stated value, or liquidation preference, of $21,878,370. The board authorized management to seek support from the holders of our preferred stock regarding the terms of a possible recapitalization. Mr. Rumsey discussed a possible recapitalization of the Company’s preferred stock with certain substantial holders of preferred stock, who expressed their support, but only as part of a combination or other strategic transaction.

On February 5, 2008, Updata delivered a status report to the board, at its regularly scheduled meeting. At that meeting, representatives of Updata advised the board that preliminary indications of interest were anticipated to be at valuations substantially lower than original estimated. Following discussion, management advised the board of its intent to develop a contingent plan to break up the Company in the event valuations for the Company were unacceptable, and it was determined that the value of individual business units were higher than the total valuation of the Company as expressed to Updata by those parties interested in further pursuing discussions with us.

The board again met to receive an update from management at a special meeting of the board held on March 5, 2008. At that meeting, management advised that no firm offers had been received by the Company, but several parties were preparing indications of interest, or offers. Following March 5, 2008, management received several indications of interest in acquiring the Company. At a special meeting held on April 2, 2008, the board met to consider the indications of interest, and receive a report from representatives of Updata. In addition, Mr. Rumsey reviewed alternatives to selling the Company at the current valuations, although Mr. Rumsey advised that shareholders holding a substantial portion of the Company’s preferred stock had expressed their support for a sale of the Company at the highest and best offer. Management advised that a formal plan to separate the Company was nearing completion, in reaction to the interest shown by certain strategic buyers in purchasing individual business lines rather than the entire Company, and that it was possible that such offers in the aggregate could exceed the valuations set forth in indications of interest received by the Company.

On April 10, 2008, the board again met at a special meeting called for the purpose of considering a March 31, 2008 indication of interest of a prospective financial buyer, which represented the highest and best offer received to date. At that meeting, Mr. Rumsey reviewed efforts of the board to increase shareholder value since March 2006 when the Company engaged MHH, and the results from such efforts. He also outlined the discussions he had with senior executives at certain companies competing in markets served by the Company regarding possible combinations, many of which were facing similar challenges as the Company. Mr. Rumsey then discussed alternatives to accepting the offer represented by the proposed indication of interest, including taking the Company private, growing the Company organically, and selling individual business units. Mr. Rumsey reiterated the desire of certain holders of the Company’s preferred stock to pursue the indication of interest in lieu of pursuing alternatives that may place the Company’s profitability at risk, which would likely result in a further decrease in the current valuations being placed on the Company. Management advised the board that it would continue to attempt to improve upon the current indications of interest, and would provide the board with additional information necessary in its deliberations. At that meeting, the board approved the appointment of Mr. Kiernan and Ms. Fox to the special committee, and Mr. Jones resigned for personal reasons.

On April 23, 2008, representatives of the prospective financial buyer met with management at our offices in West Chester, Pennsylvania, for the purposes of conducting preliminary due diligence in furtherance of its indication of interest. Management of the prospective financial buyer later substantially reduced its offer, to a level deemed unacceptable to the Board.

On May 5, 2008, Ms. Hoffer met with Randy Fields, Park City’s President and Chief Executive Officer, in Philadelphia, to explore a possible transaction involving the Company and Park City. During July, 2007, Messrs. Rumsey and Fields had preliminary discussions regarding a possible transaction, which failed to result in sufficient interest to warrant further discussions. Following the meeting with Ms. Hoffer and Mr. Fields on May 5, 2008, the full board met at our corporate office on May 8, 2008 for its regularly scheduled board meeting, at which time the board received an update from management regarding prospective interest in the Company, including from Park City. At the meeting, representatives of Updata provided a summary of its activities in marketing the Company. Updata reported that 49 potential acquirers had been approached since December 2007, that Company management had conducted seven meetings with potential acquirers between December 7, 2007 and May 6, 2008, and that 28 potential acquirers determined not to submit offers for the Company due to, among other reasons, the Company’s lack of scale or critical mass, absence of growth, client concentration, and relatively small market size. Updata’s representatives also summarized current indications of interest received to date, for both the entire Company and individual business lines. Following the summary, Updata advised the board that, based on (i) indications of interest received to date, (ii) feedback from potential acquirers who had been approached during the process, (iii) the Company’s revenue projections, (iv) the limited size of the Company’s core markets, and (v) the macroeconomic environment, the Company’s valuation was substantially lower than originally estimated. At that meeting, the board also received an assessment from a research director from AMR Research, confirming Updata’s conclusions regarding the absence of growth in scan based trading, one of our core markets.

Following the May 8, 2008 meeting of the board, Mr. Rumsey and Mr. Fields held several discussions regarding the proposed Merger, and on May 12 and 13, 2008, Ms. Hoffer met with management of Park City, including Mr. Fields, at Park City’s corporate offices in Park City, Utah, to review synergies and discuss a possible combination.

On May 29, 2008, Park City transmitted an indication of interest to the Company, proposing to acquire the Company for a combination of cash, stock and notes, with the cash portion representing approximately 7.5% of the total consideration. Mr. Rumsey and Ms. Hoffer met with management of Park City at Park City’s corporate offices on June 2 and 3, 2008 for the purposes of reviewing the proposed Merger, negotiate terms and conditions, and to conduct initial due diligence.

While senior management of the Company and Park City continued to work on a plan to bring the companies together, and negotiate terms, representatives from Updata continued to contact parties who had expressed an interest in acquiring the Company in an attempt to obtain an offer that could effectively compete with the proposal from Park City, which presented significant and numerous challenges to complete given the required participation by holders of a substantial portion of the Company’s preferred stock, among other issues.

On June 11, 2008, the board met at a special meeting called for the purpose of receiving an update from Updata regarding its efforts to secure higher offers for the Company, and to hear a presentation from management of Park City regarding the proposed combination. Following the presentation, Mr. Rumsey advised the board in executive session that the offer received from Park City was the highest and best offer received to date. He also advised the board that he was discussing the potential offer with certain holders of the Company’s Series E Stock and Series G Stock, whose consent was a condition to consummation of the potential merger. He further advised that Updata was still trying to improve upon the previous indications of interest received from prospective financial buyers. At that meeting, the board authorized management to continue to negotiate a potential merger with Park City on substantially the terms presented to the board.

Subsequent to the board’s special meeting on June 11, 2008, senior management of the Company and Park City held several conference calls to develop and review the combined operating and financial plan, and met in person at their respective offices in West Chester, Pennsylvania, Park City, Utah, and Dallas, Texas for the purpose of developing a proposed integration plan.

On June 24, 2008, the special committee of the board held a meeting, and invited certain members of Park City management to present its operating and financial plan to members of the special committee. Following the presentation, the special committee met in executive session and expressed continued support for the proposed Merger.

On June 28, 2008, the Company received an indication of interest from a prospective financial buyer offering to acquire the Company in an all cash offer, at a valuation materially less than the cash, subordinated notes and common stock offer presented by Park City. Since the offer represented an all cash offer, management reviewed the potential offer relative to the proposed offer from Park City, applying a discounted value to the offer from Park City given the risk associated with the subordinated notes and common stock (which together comprised in excess of 90% of the total consideration) proposed to be offered by Park City, and concluded that the proposed Park City offer presented the higher and better offer. Messrs. Rumsey and Fields continued negotiations to address numerous issues inherent in the proposed transaction, necessary to ensure consummation of the Merger.

Between June 30 and July 3, 2008, management of the Company, including Mr. Rumsey, met with senior management of Park City at Park City’s corporate offices to conduct due diligence, and to negotiate specific terms and conditions. In turn, between July 8 and July 10, 2008, Park City management traveled to the Company’s corporate offices to conduct due diligence, and further develop and review the proposed operating and financial plan.

On July 15, 2008, management of Park City made a presentation to representatives of the Company’s four largest holders of Series E Stock, summarizing the benefits of the proposed Merger. Together, these representatives controlled approximately 50% of the Company’s Common Stock, 83% of the Series E Stock, and 100% of the Series G Stock. Also present for the presentation was certain management of the Company, and certain members of the Company’s board of directors, including members of the special committee.

Between July 21, 2008 and July 25, 2008, the Company’s sales, marketing and development teams met to further develop and revise integration plans, and to rationalize their respective operations, to support Park City’s proposed offer for the Company.

On July 26, 2008, the prospective financial buyer whose offer was previously rejected, indicated that it would be willing to increase its offer for the Company, with certain conditions to closing. Based on the discounted analysis of the proposed offer from Park City, the higher indication of interest received from the prospective financial buyer represented an offer that, in management’s view, effectively challenged the offer for the Company presented by Park City, especially given the complexity of Park City’s offer, and the risks associated with the subordinated notes and common stock offered as a substantial portion of the Merger Consideration.

The special committee met on July 28, 2008 to consider the offer from Park City and the revised offer presented by the prospective financial buyer. Following a review of (i) the risks and challenges associated with each transaction, including the challenges in obtaining necessary consents from holders of the Company’s Series E Stock and Series G Stock required in connection with the proposed Merger; (ii) the relative values of each proposed transaction, applying a discounted value to the consideration offered in connection with the Merger, the special committee expressed support for the revised all cash offer from the prospective financial buyer, and directed management to negotiate terms and conditions for presentation to the full board for review and approval, while continuing to attempt to improve upon the offer from Park City to both reduce its complexity and improve the attractiveness of the offer to our shareholders.

On August 5, 2008, the Company and the prospective financial buyer executed an exclusivity agreement requiring that we negotiate exclusively with them for eight (8) days, which agreement permitted us to continue negotiations with Park City. During this period, we responded to requests from the prospective financial buyer for certain documents to facilitate due diligence, and negotiations with Park City continued with the objective of improving the terms and conditions of the proposed Merger.

On August 11, 2008, the board met at its regularly scheduled meeting to address the issues presented by the offer from Park City, and to receive an update from management regarding the status of the offer from the prospective financial buyer, which continued to conduct due diligence. At that meeting, the board directed management to advise management of Park City that the board would not approve the current offer from Park City in the absence of a substantially simplified transaction resulting in the payment of a greater portion of the purchase price in cash, among other terms and conditions.

Management of the Company and the prospective financial buyer continued negotiating the terms of a potential acquisition during the weeks of August 11 and 18, 2008, including negotiating an agreement and plan of merger, and related documents. During this period, management of Park City discussed its proposal with certain substantial holders of our Series E Stock, whose support was required to gain approval of the potential Merger. On August 21, 2008, management of Park City advised management of the Company that it had reached an agreement with certain holders of our Series E Stock to acquire their interests for all cash in private transactions, and was proposing acquiring, for cash, all remaining equity interests from the Company’s shareholders upon consummation of the Merger at a premium to the price paid to the holders of the Series E Stock. Between August 22 and August 25, 2008, management of the Company negotiated certain covenants and other terms designed to protect shareholders in the event the Merger failed, including, among other terms and conditions, providing us with the right and option to acquire the Series E Stock purchased from the holders thereof in the private transaction, at a price of $0.001 per share.

On August 26, 2008, the special committee met to review and consider the revised terms proposed by Park City relative to the proposed offer from the prospective financial buyer, and to review with counsel its fiduciary and related duties to shareholders. At that meeting, the special committee recommended that the full board approve the proposed Merger with Park City, subject to Park City’s agreement to certain conditions designed to (i) protect shareholders in the event of a failed Merger, (ii) eliminate as many conditions to Park City’s obligation as possible in order to provide more certainty to closing than the competing offer from the prospective financial buyer, (iii) provide a higher level of comfort that Park City would have funds available to complete the Merger together with liquidated damages if Park City failed to have the funding necessary to complete the Merger, and (iv) to permit the board to consider other proposals, withdraw its recommendation that its stockholders approve the Merger and terminate the Merger Agreement if in its judgment, it would be required to do so in order to satisfy its fiduciary and related duties to shareholders. The recommendation of the special committee reflected the higher value placed on the Company by Park City relative to the value placed on the Company by the prospective financial buyer, the concomitant higher premium paid to holders of the Company’s Common and Preferred Stock, and greater certainty of closing as a result of the very limited conditions to closing.

The full board, with all members in attendance, met following the meeting of the special committee. At the invitation of the board, representatives of Updata were present to provide its prospective regarding the proposed offers by the prospective financial buyer and Park City, and outside counsel to discuss the board’s fiduciary duties to its shareholders. Following a detailed briefing by Mr. Rumsey regarding the status of the Park City offer, as well as the offer by the prospective financial buyer, the board unanimously accepted, with one abstention, the recommendation of the special committee, and directed management to negotiate a definitive agreement and plan of Merger with Park City. The board also directed management to advise the prospective financial buyer of the superior offer, at such time as Park City had agreed to the conditions approved by the special committee, and to allow the prospective financial buyer the opportunity to submit a superior offer for the Company.

Park City agreed to each of the board’s conditions, with the exception of the issuance to the Company of an option to purchase 100% of the Series E Stock acquired in the private transactions for par value in the event of a failed Merger, which Park City proposed reducing to 50% following the date the proxy statement was mailed to shareholders so long as $2,500,000 had been placed into escrow to fund payment of the Merger Consideration and that such amount would be paid to the Company in the event of a failed Merger. The full board met to consider the proposal on August 28, 2008, at which meeting the proposal was accepted. On August 29, 2008, the board, with all members in attendance, met to review in detail each of the terms and conditions set forth in the draft Merger Agreement. At the meeting, the Merger Agreement was unanimously approved, with such changes deemed appropriate by management of the Company. Following the board’s approval, Mr. Rumsey advised the prospective financial buyer of the superior offer. The prospective financial buyer declined to submit a superior offer, and Mr. Rumsey executed the Merger Agreement on the afternoon of August 28, 2008. On September 3, 2008, the Company and Park City issued a joint public announcement of the Merger.

Purpose and Reasons for the Merger

Prescient’s Purpose and Reasons for the Merger

Our special committee, acting with the advice and assistance of the Company’s independent legal and financial advisors, evaluated and negotiated the Merger proposal, including the terms and conditions of the Merger Agreement, with Park City and Merger Sub. The special committee unanimously recommended that the board of directors:

•	approve and adopt the Merger Agreement;

•	approve the Merger; and

•	recommend that the stockholders of Prescient vote for the adoption and approval of the Merger Agreement.

After considering the recommendation of the special committee, our board of directors (i) determined that the terms of the Merger are fair and in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement providing for the merger of Merger Sub with and into the Company, in accordance with the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, in accordance with the DGCL, upon the terms and conditions contained in the Merger Agreement and (iii) resolved to recommend that the stockholders of the Company adopt the Merger Agreement, in accordance with the applicable provisions of the DGCL.

In the course of reaching its determination, the special committee and board of directors considered Park City’s proposed concurrent acquisition of 43% of our outstanding Series E Stock, which is equal to 10% of the voting power of the Company. The special committee and board of directors also considered a number of positive factors and potential benefits of the Merger, each of which the members of the board of directors believed supported its decision. The factors the special committee and board of directors considered included the following material factors:

•
The modest growth in our revenue since the merger with Prescient Systems, Inc. in 2005, and our concern that our ability to grow future revenue posed a substantial risk to our shareholders, absent the consummation of a strategic or other transaction;

•
the current and historical market prices of Common Stock and the fact that the price of $0.055 per share represented a premium to those historical prices, a premium of approximately 83% to the closing share price of Common Stock on August 27, 2008, the last trading day prior to the execution of the Merger Agreement, and a premium of approximately 68% to the average closing price for the thirty (30) trading days prior to August 27, 2008;

•	our inability, despite ongoing efforts to solicit additional offers from other potential strategic and financial acquirers, to receive a better offer;

•
the board’s belief that the Merger was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders and the risks and uncertainties associated with being able to enter into and consummate the Merger as compared to the risks and uncertainties associated with alternative transactions, and continuing to seek other proposals;

•
the possible alternatives to the sale of Prescient, including continuing to operate on a stand-alone basis, and the risks and uncertainties associated with such alternatives, compared to the certainty of realizing in cash a fair value for their investment provided to our stockholders by the Merger. Some of the risks of continuing to operate on a stand-alone basis include:

o
the fact that, when purchasing strategic and mission-critical solutions of the type we offer, customers increasingly seek to deal with vendors that are much larger than us, making it difficult for us to attract new customers;

	o	the risk of attrition in our current customer base;

	o	the difficulty in increasing our revenues;

	o	the challenges we face at our present scale or at any scale we might reasonably be able to achieve within the next several years;

o
the size and lengthy sales cycle for many of our revenue transactions, coupled with the limited number of revenue transactions per quarter, making stability and predictability of quarterly revenues and profits difficult;

	o	our dependence on certain key customers, especially in view of the difficulties we have experienced in replacing lost customers and in generating new accounts;

o
the internal estimates of our future financial performance we provided to third parties, as well as the potential impact on such future financial performance of the many challenges and risks to our business; and

o
the fact that recent and historical trading volumes in our Common Stock make it difficult for stockholders to achieve any liquidity through open market sales, whereas the consummation of the Merger would provide complete liquidity;

•
the process undertaken to solicit potential purchasers of the Company, with the assistance of our financial and legal advisors, including the length and scope of the process and the multiple opportunities that had been provided to possible purchasers to make an offer to buy the Company;

•	the results of the sale process, including the feedback provided by parties that declined interest in acquiring the Company;

•
the likelihood and expected timing of consummating the Merger compared to the likelihood and expected timing and probability of closing alternative transactions, including identifying and negotiating with other possible acquirers and receiving a bids from them;

•
the fact that if we did not execute the Merger Agreement, there was no assurance that any of the other parties that had indicated a potential interest in a business combination with us would still be willing to negotiate towards a transaction with us, and our belief that the purchase price in a transaction with such other parties could be below $0.055 per share;

•	the desire of certain significant holders of our Preferred Stock to consummate the Merger; and

•	the terms of the Merger Agreement, including:

	o	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

	o	our ability to terminate the Merger Agreement in order to consider or accept an alternative acquisition proposal, subject to paying Park City a termination fee of $250,000;

	o	the absence of any financing contingency;

o
if Park City breaches the Merger Agreement, in some instances after notice and a cure period, to pay us the full amount contained in the escrow account of up to $2,500,000 and sell to us, depending on the circumstances, either all or 50% of the shares of Series E Stock owned by Park City at a price of $0.001 per share;

o
the fact that the Merger Consideration is all cash, allowing our stockholders to immediately realize a value for their investment, while also providing such stockholders certainty of value for their shares; and

o
the availability of appraisal rights to stockholders who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

The special committee and board of directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•
the risks and costs to us if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business and relationships with customers and suppliers;

•
the fact that our stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements to the Company’s operations;

•	the requirement that we pay Park City a termination fee of $250,000 if our board of directors accepts an alternative acquisition proposal;
•	the interests of our officers and directors in the Merger, including the payment to our president and chief operating officer of possible severance; and

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes.

Our special committee and board of directors also considered the financial analyses and opinion of Updata Advisors, delivered orally to our special committee and board of directors and subsequently confirmed in writing, to the effect that, as of September 11, 2008, and based upon and subject to the factors and assumptions set forth therein, the total value of the consideration paid to acquire the Privately Purchased Shares and proposed Merger Consideration to be received by the Company’s shareholders, pursuant to the Merger Agreement, was fair from a financial point of view. The full text of the written opinion of Updata Advisors, dated August [  ], 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated in this proxy statement by reference. Updata Advisors its opinion for the information and assistance of our board of directors in connection with its consideration of the Merger. The Updata Advisors opinion does not constitute a recommendation as to how any holder of shares of stock should vote with respect to the adoption of the Merger Agreement or any other matter.

The foregoing discussion summarizes the material factors considered by the special committee and board of directors in its consideration of the Merger. After considering these factors, as well as others, the special committee and board of directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the special committee and board of directors and the complexity of these matters, the special committee and board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors but conducted an overall analysis of the transaction. In addition, individual members of the special committee or board of directors may have assigned different weights to various factors. The special committee and board of directors unanimously approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

The board of directors, based in part on the recommendation of the special committee, recommends that Prescient’s stockholders vote FOR the adoption and approval of the Merger Agreement. The recommendation of the board of directors was made after careful consideration of all the material factors, both positive and negative, as described above.

Park City’s and Merger Sub’s Purpose and Reasons for the Merger

Under applicable SEC rules, Park City and Merger Sub are deemed to be engaged in a “going private” transaction and, therefore, are required to express their reasons for the Merger to Prescient’s unaffiliated stockholders, as defined in Rule 13e−3 under the Exchange Act. Park City and Merger Sub are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e−3 and related rules under the Exchange Act.

For Park City and Merger Sub, the reason for the Merger is to complete the acquisition of 100% of each class of Capital Stock of the Company. Park City and Merger Sub will achieve this by way of the Merger of Merger Sub with and into Prescient, pursuant to which (i) all of the shares of Prescient Common Stock not already owned by Park City will be cancelled in exchange for $0.055 per share in cash, (ii) all of the shares of Series E Stock not already owned by Park City will be cancelled in exchange for $4,098.00 per share in cash, and (iii) all of the shares of Series G Stock not already owned by Park City will be cancelled in exchange for $1,136.36 per share in cash, so that Prescient can be operated as a privately held wholly owned company by Park City. Park City and Merger Sub believe that structuring the transaction in such manner will enable Park City to acquire all of the outstanding shares of Prescient, and at the same time, it provides an opportunity for Prescient’s unaffiliated stockholders to receive cash for their investment at a full, compelling, fair value, and premium for their shares. Park City will benefit from any future earnings and growth of Prescient after the Merger, and Park City will bear the risk of its investment in Prescient. Prescient’s unaffiliated stockholders will not benefit from any future earnings and growth of Prescient after the Merger, and they will not bear the risk of investment in Prescient. For federal income tax consequences of the transaction for Prescient’s unaffiliated stockholders, you should read the “Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” section of this proxy statement.

Park City believes that by acquiring ownership of all of the outstanding stock of Prescient, it will be better positioned to enhance Prescient’s competitive position in the market, increase Prescient’s financial flexibility, focus on long−term decision making for Prescient, simplify Prescient’s organization, accelerate Prescient’s investment in technology, and reduce the costs associated with operations including those of being a public company. In addition, Park City believes that it can offer additional products and services to Prescient’s clients, therefore generating revenue that would not otherwise be possible in the absence of the Merger.

Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement

Both the special committee and the board of directors of Prescient has determined that the Merger Agreement and the Merger are fair to, advisable to and in the best interests of the unaffiliated stockholders of Prescient. The special committee has unanimously recommended that the board of directors:

•	approve and adopt the merger agreement;

•	approve the merger; and

•	recommend that the stockholders of Prescient vote for the adoption and approval of the merger agreement.

After considering the recommendation of the special committee, the board of directors has unanimously approved and adopted the Merger Agreement, approved the Merger, and recommends that the stockholders of Prescient vote for the adoption and approval of the Merger Agreement.

In reaching its determination and making its recommendation, both the special committee and the board of directors relied on Prescient’s management to provide financial information, projections and assumptions (based on the best information available to management at that time).

In reaching its determination and making its recommendation, the special committee considered factors including:

•
the opinion delivered by Updata Advisors on September 11, 2008 that, as of that date and based upon and subject to the assumptions, factors, limitations and qualifications set forth in the opinion, the per share Merger Consideration to be paid to the holders of shares of Prescient’s Common Stock, Series G Stock and Series E Stock (other than the holders of excluded shares and affiliates of Park City) in the Merger is fair to such holders from a financial point of view;

•
the fact that the Merger Consideration of $0.055 per share of Common Stock in cash to be received by the holders of such shares (other than the holders of excluded shares) represented, at the time of the board of directors’ determination, a premium of approximately 83% to the $.03 closing market price of Prescient Common Stock on the OTCBB on August 27, 2008, the last trading day before the Merger Agreement was executed, a 57% premium to the closing market price one week prior to the last trading day before the Merger Agreement was executed, and an 83% premium to the closing market price four weeks prior to the last trading day before the Merger Agreement was executed;

•	the special committee’s consideration of the various analyses undertaken by Updata Advisors, each of which is described below under “Opinion of Prescient’s Financial Advisor”;

•
the special committee’s belief that while the principal advantage of Prescient continuing as a public company would be to allow public stockholders to continue to participate in any growth in the value of Prescient’s equity, the value to stockholders that would be achieved by continuing as a public company in the near to intermediate term was not likely to be as great as the Merger Consideration of $0.055 per share of Common Stock in view of (i) the $21,878,370 of liquidation preferences applicable to our outstanding Series E and Series G shares would require over a ten fold increase in our market capitalization before holders of our common stock would realize any additional value above the liquidation preference, and (ii) trading characteristics of companies with market capitalizations similar in size and business characteristics to Prescient.

•
the active and direct role of the members of the special committee in the negotiations with respect to the merger, and the consideration of the transaction by the special committee at numerous special committee meetings;

•
the negotiations that took place between Prescient and another third party regarding an alternative transaction proposal, which in the opinion of the special committee, was less favorable for Prescient’s stockholders due, in part, to the lower consideration offered in such transaction proposal;

•
the terms of the Merger Agreement that permit Prescient, under certain circumstances, to furnish information to and conduct negotiations with a third party that has made an alternative unsolicited bona fide written acquisition proposal;

•
the terms of the Merger Agreement that permit our board of directors, prior to the time that Prescient receives the approval of its stockholders, to withhold or withdraw its recommendation with respect to the Merger Agreement and the Merger if it determines in good faith, after consultation with its financial advisors and legal counsel, that the failure to do so would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable law;

•
the right of either Park City or Prescient to terminate the Merger Agreement in the event that our board of directors withholds or withdraws its recommendation with respect to the Merger Agreement and the Merger due to the existence of an alternative acquisition proposal; and

•
the availability to stockholders who vote against approval of the Merger Agreement of appraisal rights under Delaware law, which provide stockholders who dispute the fairness of the Merger Consideration with an opportunity to have a court determine the fair value of their shares.

The special committee believes that each of these factors supported its conclusion that the Merger is fair to, advisable to and in the best interests of Prescient’s unaffiliated stockholders. In reaching its determination and making its recommendation, the special committee did not consider the liquidation value of Prescient because it considered Prescient to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. Further, the special committee did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of Prescient as a going concern but rather is indicative of historical costs. The special committee considered the valuation analyses presented by Updata Advisors, some of which represented the sale of the Company as a continuing business and some of which represented the Company remaining as a stand-alone entity. While the special committee did not believe that there is a single method for determining “going concern value,” the special committee believed that each of Updata Advisor’s valuation methodologies represented a valuation of the Company as it continues to operate its business, and, to that extent, such analyses could be collectively characterized as forms of going concern valuations.

The special committee also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the transactions contemplated by it, including the Merger. These factors included:

•
the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements to the Company’s operations;

•	the fact that the Merger Agreement does not include a “majority of the minority” approval provision;

•
the fact that, because Park City agreed to vote, or cause to be voted, approximately 26%, 46% and 43% of the voting power of Prescient Common Stock, Series G Stock and Series E Stock, respectively, in favor of approving the Merger, the Merger only requires the approval of less than 10% of the voting power of unaffiliated common stockholders;

•
the fact that, while Prescient expects the Merger will be consummated, there can be no assurances that all conditions to the parties’ obligations to complete the Merger Agreement will be satisfied and, as a result, the Merger may not be consummated; and

•	the fact that Park City’s ownership interest in Prescient made a competing third party offer unlikely.

This discussion of the information and factors considered by the special committee in reaching its conclusions and recommendation includes all of the material factors considered by the special committee, but is not intended to be exhaustive. In view of the wide variety of factors considered by the special committee in evaluating the Merger Agreement and the transactions contemplated by it, including the Merger, and the complexity of these matters, the special committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the special committee may have given different weight to different factors.

The special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit the special committee to represent effectively the interests of Prescient’s unaffiliated stockholders even though (x) the Merger only requires the approval of less than 10% of the voting power of Prescient’s unaffiliated common stockholders and (y) Park City has the power to vote 26%, 46% and 43% of Prescient’s Common Stock, Series G Stock and Series E Stock, respectively, and has indicated its intention not to sell any portion of those shares prior to consummation of the Merger. These procedural safeguards include the following:

•
the fact that at all times during the discussions and negotiations with Park City, there was no affiliation or other relationship between Park City, its directors, officers and affiliates on the one hand, and the Company and its directors, officers and affiliates on the other, nor had there been at any time during the previous three (3) years.

•
the substantial efforts of the company and Updata in marketing the Company to potential financial and strategic buyers over an eight (8) month period which resulted in a small number of indications of interest, and two firm offers with the Park City Group offer representing the highest offer received.

•
the special committee’s active and intense negotiations, with the assistance of Prescient’s advisors, with representatives of Park City regarding the Merger Consideration and the other terms of the Merger and the Merger Agreement;

•
the special committee received the advice and assistance of Updata Advisors as its financial advisor and requested and received from Updata Advisors, on September 11, 2008, an opinion that, as of that date and based upon and subject to the assumptions, factors, limitations and qualifications set forth therein, the Merger Consideration is fair from a financial point of view;

•	the recognition by the special committee that it had no obligation to recommend the approval of the Merger or any other transaction;

•
the recognition by the special committee that our board of directors could consider and recommend an alternate acquisition proposal and terminate the Merger Agreement, thereby enabling Prescient’s unaffiliated stockholders to retain their equity stake in Prescient, which would then remain a publicly traded company; and

•	the availability of appraisal rights under Delaware law for Prescient’s stockholders who oppose the Merger.

In reaching its determination that the Merger Agreement and the Merger are advisable, substantially and procedurally fair to and in the best interests of Prescient’s unaffiliated stockholders, the board of directors determined that the analysis of the special committee was reasonable and expressly adopted the analysis of the special committee as to the fairness to Prescient’s unaffiliated stockholders of the Merger Consideration of $0.055, $4,098.00 and $1,136.36 for each share of Common Stock, Series E Stock and Series G Stock, respectively. In determining the reasonableness of the special committee’s analysis, our board of directors considered and relied upon:

•	the process the special committee conducted in considering the merger;

•	the special committee’s having received advice from a financial advisor, Updata Advisors;

•	the comprehensive pre-signing marketing of the Company by Updata Advisors to strategic and financial buyers over an eight month period;

•
the special committee’s recommendation on August 26, 2008 that the board of directors determine that the Merger Agreement, the performance by Prescient of its obligations under the Merger Agreement, and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, are fair to, advisable to and in the best interests of Prescient’s stockholders (other than holders of excluded shares) and approve, adopt, authorize and declare advisable the Merger Agreement, the performance by Prescient of its obligations under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger; and

•	the availability of appraisal rights under Delaware law for Prescient’s stockholders who oppose the Merger.

The board of directors also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction and to permit the special committee to represent effectively the interests of Prescient’s unaffiliated stockholders. The board of directors reached this conclusion based on, among other things:

•	the fact that the special committee consisted solely of independent directors who are not affiliated with Park City;

•	the selection and retention by the special committee of a financial advisor; and

•
the fact that the negotiations that had taken place between Park City and its representatives, on the one hand, and the special committee and its representatives, on the other hand, were structured and conducted so as to preserve the independence of the special committee and promote the fairness of the transaction.

In light of the procedural protections described above, the special committee and board of directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Prescient unaffiliated stockholders for purposes of negotiating the terms of the Merger or preparing a report concerning the fairness of the transaction.

In view of the wide variety of factors considered by the board of directors in evaluating the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the board of directors may have given different weight to different factors.

Based in part upon the recommendation of the special committee, the board of directors voted to approve and adopt the Merger Agreement and resolved to recommend that you vote FOR the adoption and approval of the Merger Agreement.

If the Merger is consummated, members of the board of directors of Prescient, based on their ownership of shares of Prescient Common Stock, options and warrants to purchase Common Stock, Series E Stock and Series G Stock will be entitled to receive an aggregate of approximately $1,384,525 as Merger Consideration, approximately $34,581 of which would be received by members of the special committee.

The board of directors, based in part on the recommendation of the special committee, recommends that Prescient’s stockholders vote FOR the adoption and approval of the Merger Agreement. The recommendation of the board of directors was made after consideration of all the material factors, both positive and negative, as described above.

Position of Park City and Merger Sub as to the Fairness of the Merger to Prescient’s Unaffiliated Stockholders

Under applicable SEC rules, Park City and Merger Sub are deemed to be engaged in a “going private” transaction, and therefore, are required to express their beliefs as to the fairness of the merger to Prescient’s unaffiliated stockholders. Park City and Merger Sub are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Park City’s and Merger Sub’s views as to fairness of the Merger should not be construed as a recommendation to any stockholder of Prescient as to how such stockholder should vote on the proposal to adopt and approve the Merger Agreement.

Prescient’s special committee negotiated the terms and conditions of the Merger Agreement with the assistance of Prescient’s legal advisors. Accordingly, neither Park City nor Merger Sub undertook any independent evaluation of the fairness of the Merger to Prescient’s unaffiliated stockholders or engaged a financial advisor for such purposes. Park City and Merger Sub did not participate in the deliberations of Prescient’s special committee regarding, or receive advice from Prescient’s legal or financial advisors as to, the fairness of the Merger. Park City and Merger Sub believe, however, that the Merger is fair to the unaffiliated stockholders of Prescient based on the following factors:

•
the Merger Consideration of $0.055 per share of Common Stock represents a premium of approximately 83% to the $0.03 closing market price of Prescient Common Stock on the OTC BB on August 27, 2008, the last trading day before the Merger Agreement was executed, a 57% premium to the closing market price one week prior to the last trading day before the Merger Agreement was executed, and a 83% premium to the closing market price four weeks prior to the last trading day before the Merger Agreement was executed;

•	the Merger will provide consideration to Prescient’s stockholders entirely in cash, thus eliminating any uncertainty in valuing the Merger Consideration;

•
the Merger Agreement permits Prescient’s board of directors, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other acquisition proposals;

•
the Merger Agreement permits Prescient’s board of directors, prior to the time that Prescient receives the approval of its stockholders, to withhold or withdraw its recommendation with respect to the Merger Agreement, if it determines that the failure to do so would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable law;

•
the Merger Agreement permits Prescient to terminate the Merger Agreement in the event that Prescient’s board of directors withholds or withdraws its recommendation with respect to the Merger Agreement due to the existence of an alternate acquisition proposal;

•	Prescient’s special committee had no obligation to recommend the approval of the merger proposal or any other transaction;

•
Prescient’s special committee was deliberative in its process, analyzing, evaluating and negotiating the terms of the Merger, its members and their representatives took active and direct roles in the negotiations with respect to the Merger, including considering the transaction at numerous meetings of the board of directors;

•
neither Park City nor Merger Sub participated in or had any influence on the deliberative process of, or the conclusions reached by, Prescient’s special committee or the negotiating positions of Prescient’s special committee;

•	Prescient retained nationally recognized financial and legal advisors, each of which has extensive experience in transactions similar to the Merger;

•
the Merger Consideration and other terms and conditions of the Merger Agreement resulted from extensive negotiations between the special committee and its advisors and Park City and Merger Sub and their advisors;

•
the members of Prescient’s special committee unanimously determined that the Merger Agreement and the Merger are fair to, advisable to and in the best interests of Prescient and its unaffiliated stockholders;

•
Prescient’s special committee received an opinion from its financial advisor, to the effect that, based upon and subject to the assumptions, factors, limitations and qualifications set forth therein, as of September 11, 2008, the per share Merger Consideration to be paid to holders of Prescient Common Stock, Series E Stock and Series G Stock (other than holders of excluded shares and affiliates of Park City) in the Merger was fair to such holders from a financial point of view, see “Opinion of Prescient’s Financial Advisor”;

•
stockholders who do not vote in favor of the Merger Agreement and who comply with certain procedural requirements will be entitled, upon completion of the Merger, to exercise statutory appraisal rights under Delaware law, which allow stockholders to have the fair value of their shares determined by the Delaware Court of Chancery and paid to them in cash;

•
the Merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for Prescient’s public stockholders whose ability, absent the Merger, to sell their shares of Prescient Common Stock is adversely affected by the limited trading volume and low public float of the shares; and

•
the value of Prescient’s equity and that the value to stockholders that would be achieved by continuing Prescient as a public company in the near to intermediate term was not likely to be as great as the Merger Consideration in view of (i) the $21,878,370 of liquidation preferences applicable to our outstanding Series E and Series G shares would require a ten fold increase in our market capitalization before holders of our outstanding would realize any additional value above the liquidation preference and (ii) trading characteristics of companies with market capitalizations similar in size to that of Prescient.

The Merger Agreement does not require the transaction to be approved by at least a majority of unaffiliated stockholders. Park City and Merger Sub believe, however, that taking into account the factors listed above, as well as the fact that the agreement between Park City, Merger Sub and Prescient resulted from arms-length negotiations between Prescient and its advisors and Park City and Merger Sub and their advisors, that at all times of the negotiation there was no affiliation between Park City and any of its directors, officers or affiliates, on the one hand, and Prescient or any of its directors, officers or affiliates on the other; the absence of such a voting requirement did not diminish the fairness of the process undertaken by Prescient’s special committee.

In arriving at the Merger Consideration, Park City and Merger Sub did not consider the liquidation value of Prescient because they considered Prescient to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. Further, Park City and Merger Sub did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of Prescient as a going concern but rather is indicative of historical costs.

The foregoing discussion of the information and factors considered and given weight by Park City and Merger Sub in connection with the fairness of the merger is not intended to be exhaustive. Park City and Merger Sub did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the Merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.

Opinion of Prescient’s Financial Advisor

Updata Advisors has provided a fairness opinion to our board of directors in connection with the merger. Updata Advisors is an investment banking firm that specializes in providing capital raising and advisory services (including mergers and acquisitions advice and fairness opinions) to information technology companies and their investors.

At the August 26, 2008 meetings of our special committee and board of directors, Updata Advisors delivered its oral opinion, subsequently confirmed in writing, to our board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Updata Advisors, the $9,033,000 of cash consideration paid to acquire the Privately Purchased Shares and to be received in the aggregate by the holders of shares of our Common Stock, Series E Stock and Series G Stock pursuant to the Merger was fair, from a financial point of view, to our stockholders as a whole.

The full text Updata Advisors’ written opinion, dated September 11, 2008, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Updata Advisors in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to read the Updata Advisors opinion in its entirety. The summary of the Updata Advisors opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Updata Advisors opinion.

Updata Advisors provided its opinion for the information and assistance of our special committee and board of directors in connection with its consideration of the Merger. Updata Advisors did not express any opinion as to the underlying decision of our board of directors to recommend the Merger, nor as to the fairness, from a financial point of view, as to the allocation of consideration paid and payable with respect to the Privately Purchased Shares and pursuant to the Merger Agreement among the various classes and series of our capital stock. The Updata Advisors opinion is not a recommendation as to how any holders of our capital stock should vote with respect to the Merger. In connection with Updata Advisors arriving at its opinion, Updata Advisors has, among other things:

•	reviewed the Merger Agreement;

•
reviewed Prescient’s financial results including but not limited to (i) its audited financial statements for the one-year periods ended December 31, 2007 and December 31, 2006, (ii) unaudited financial results for the six-months ended June 30, 2008, (iii) projected financial and operating results for the six-month period ending December 31, 2008, and (iv) projected financial and operating results for the five-year period ending December 31, 2012;

•	reviewed certain internal financial analyses and forecasts for Prescient prepared by its management;

•	reviewed share price performance and trading activity for Prescient Common Stock;

•	participated in certain discussions with our senior management concerning our operational performance and prospects, and strategic rationale for the Merger;

•	compared certain aspects of our financial and market performance with other relevant publicly-traded companies;

•	analyzed available information concerning certain other comparable mergers and acquisitions; and

•	reviewed such other information, performed such other analyses and procedures, and considered such other factors as Updata Advisors deemed appropriate for purposes of its opinion.

In conducting its analysis, Updata Advisors took into account general economic, monetary, political, market and other conditions as well as its experience in connection with similar transactions and securities valuation generally. The opinion is based upon all of such conditions as they existed as of the date of the opinion. Such conditions are subject to rapid and unpredictable changes and such changes could impact the opinion.

In rendering the opinion, Updata Advisors did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning the Company furnished to it by the Company, or the publicly-available financial and other information regarding the Company and other companies used in its analysis. Updata Advisors assumed that all such information was accurate and complete. Updata Advisors further relied on assurances of management of the Company that they were not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading.

With respect to internal financial forecasts prepared by the Company’s management provided to Updata Advisors, Updata Advisors assumed, with the consent of the board of directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management. Updata Advisors further relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would make any information provided to Updata Advisors, when considered in light of all of the information provided to it, inaccurate or misleading. In addition, Updata Advisors did not make, and was not provided with, any independent evaluation or appraisal of specific assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company. Updata Advisors made no physical inspection of the Company’s assets or liabilities.

Updata Advisors analyzed the Company as a going concern and accordingly expressed no opinion as to its liquidation value. Updata Advisors expressed no opinion on matters of legal, regulatory, tax or accounting nature related to the acquisition of the Company by Park City. The opinion was based only on information available to Updata Advisors and the financial, market, economic, and other conditions, facts, and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after that date could materially affect the assumptions used by Updata Advisors in preparing its opinion, and Updata Advisors assumed no responsibility to update or revise its opinion based on circumstances or events occurring after the date of its opinion.

The following is a summary of the material financial analyses delivered by Updata to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Updata, nor does the order of analyses described represent relative importance or weight given to those analyses by Updata. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Updata Advisor’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 11, 2008 and is not necessarily indicative of current market conditions.

Historical Stock Trading and Premium Analysis. Updata Advisors reviewed the average stock price and volume over the course of the one year period preceding September 11, 2008, which are as follows:

	Stock Price	Volume
Closing Stock Price as of September 11, 2008	$0.06	1,000
One Month Average	0.04	2,633
Three Month Average	0.04	5,736
Six Month Average	0.05	19,548
One Year Average	0.07	15,847
One Year High	0.13

In addition, Updata Advisors analyzed selected M&A transactions in both the enterprise software sector and the broader field of software and information technology services sectors with respect to premiums paid over the target’s publicly traded stock price at 1, 5 and 30 trading days prior to the announcement date of such transactions, the results of which are as follows:

	Prescient Price/ Share	Previously Paid Range of Premiums			Implied Offer Price/Share
		Low	Median	High	Low	Median	High
Selected Enterprise Software Deals
Premium – 1 day prior	$0.06	-54.4%	21.4%	115.2%	$0.03	$0.07	$0.12
Premium – 5 days prior	$0.03	-46.2%	23.0%	94.8%	$0.02	$0.04	$0.06
Premium – 30 days prior	$0.03	-6.9%	34.0%	110.3%	$0.03	$0.04	$0.07

Selected Software and Services Deals (1)
Premium – 1 day prior	$0.06	-66.0%	27.0%	179.0%	$0.02	$0.07	$0.15
Premium – 5 days prior	$0.03	-63.0%	32.5%	202.0%	$0.01	$0.04	$0.09
Premium – 30 days prior	$0.03	-62.0%	39.5%	242.0%	$0.01	$0.05	$0.11

(1) This analysis was done on transactions where the price paid per share was less than $5.00.

Based on the analysis above, these calculations indicated an overall (low/high) range of implied per share equity values for Prescient of $0.01 to $0.15. The Merger Consideration of $0.055 per share of Common Stock is within this range.

The premiums paid analysis utilized by Updata Advisors represents a comparative analysis with many factors that may be unique to each transaction and may or may not be applicable to the Merger and to Prescient. Updata believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the premiums paid analysis and, accordingly, also made certain qualitative judgments that would affect the reference ranges of Prescient.

Selected Companies Analysis. Updata Advisors reviewed and compared certain financial information for Prescient to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the supply chain management/enterprise resource planning, which Updata Advisors refers to collectively as the comparable public companies:

Supply Chain Management

•	Ariba, Inc.

•	DesCartes Systems Group Inc.

•	Global Sources Ltd.

•	JDA Software Group Inc.

•	Kewill Systems Plc

•	Logility Inc.

•	Manhattan Associates, Inc.

Enterprise Resource Planning

•	CDC Corporation

•	Epicor Software Corp.

•	Lawson Software Inc.

•	QAD Inc.

•	Sage Group PLC

These companies were selected, among other reasons, because they share similar business characteristics to Prescient and they operate in a similar industry as Prescient. However, comparability between these companies and Prescient is very difficult due to widely varying sizes and operating statistics. While none of the companies listed is identical to Prescient, Updata Advisors made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the enterprise values of the selected companies. Updata Advisors noted that the selected companies did not represent the entire universe of potentially relevant supply chain or enterprise resource planning companies.

In this analysis, Updata compared the Enterprise Value (EV) being paid for Prescient as implied by the aggregate consideration being paid, expressed as a multiple of Prescient’s last twelve months (LTM) revenue and EBITDA, and projected calendar year 2008 revenue and EBITDA, to the respective multiples of LTM and projected calendar year 2008 EV-to-revenue and EV-to-EBITDA of the comparable companies implied by the public trading prices of their common stock. Updata Advisors identified the following valuation ranges for both the supply chain management and enterprise resource planning companies:

	Comparable Public Companies			Prescient (as implied by transaction enterprise value)
Supply Chain Management	Low	High
LTM Revenue	1.0x	3.7x		1.0x
2008P Revenue	0.9x	3.5x		0.9x
LTM EBITDA	3.6x	9.3x		5.6x
2008P EBITDA	6.3x	26.2x		8.8x
Enterprise Resource Planning
LTM Revenue	0.6x	2.9x		1.0x
2008P Revenue	0.6x	2.8x		0.9x
LTM EBITDA	8.3x	45.6x	*	5.6x
2008P EBITDA	7.2x	26.4x	*	8.8x

Updata also applied a 20% liquidity discount to the selected companies analysis (not reflected in the table above) given Prescient’s illiquidity (i.e., very low average daily trading volume) relative to the comparables group.

* Outliers

Discounted Cash Flow Analysis. Updata Advisors performed a discounted cash flow analysis on Prescient using Prescient management’s projections. Updata Advisors calculated indications of present values of unlevered free cash flows for Prescient for fiscal years 2008 through 2012 using an annual discount rate of 10%. Updata Advisors calculated indications of values of perpetual unlevered free cash flows based on an implied perpetual growth rate of 2.9%. Using a terminal EBITDA multiple of 8.0x, Updata Advisor’s analysis resulted in an enterprise value of $8.0 million. After taking the Company’s current cash holdings and outstanding debt into account, the analysis resulted in an equity value of $8.5 million.

Updata Advisors also conducted a sensitivity analysis using discount rates ranging from 8.0% to 14.0% and EBITDA multiples ranging from 6.0x to 10.0x. The results of such analysis indicate a range of implied enterprise values of $5.8 million to $10.1 million.

Selected Transactions Analysis. Updata Advisors analyzed certain information relating to selected M&A transactions involving (i) similar situations to the Merger, meaning transactions involving public software companies in which the target company had exhibited “flat” or declining revenues prior to the transaction, (ii) retail vertical applications, (iii) supply chain management and (iv) enterprise resource planning. The results of this analysis showed an implied enterprise value in the following ranges:

•	Similar Situation ($6.0 million to $9.5 million)
•	Retail Vertical Applications ($18.1 million to $21.6 million)
•	Supply Chain Management ($7.8 million to $11.2 million)
•	Enterprise Resource Planning ($7.8 million to $11.2 million)

Updata Advisors noted that no company or transaction used in the above analyses as a comparison is directly comparable to Prescient or Park City or the contemplated transaction.

In connection with the review of the Merger by our board of directors, Updata Advisors performed a variety of financial and comparative analyses.  The summary set forth above does not purport to be a comprehensive description of all of the analyses and factors considered by Updata Advisors.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.  Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Updata Advisors opinion. In arriving at its fairness determination, Updata Advisors considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Updata Advisors made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.  The conclusions by Updata Advisors may involve significant elements of subjective judgment and qualitative analysis.  In performing its analyses, Updata Advisors considered general economic, market and financial conditions and other matters, many of which are beyond our control.

Updata prepared these analyses for purposes of providing its opinion to our board of directors as to the fairness from a financial point of view to the Company’s stockholders as a whole of the consideration paid to acquire the Privately Purchased Shares and to be paid to the holders of the shares of Common Stock, Series E Stock and Series G Stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Prescient, Park City, Updata or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration to be paid pursuant to the Merger Agreement was determined through arms’ length negotiations between Prescient and Park City and was approved by our board of directors. Updata provided advice to Prescient during these negotiations. Updata did not, however, recommend any specific amount of consideration to Prescient or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, the Updata opinion to our special committee and board of directors was one of many factors taken into consideration by our special committee and board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Updata Advisors in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Updata Advisors attached as Annex B.

Projected Financial Information

We do not as a matter of course make public projections as to future performance or earnings. However, certain prospective financial information prepared by our management team was made available to the special committee, our board of directors, to Updata, to and to other parties who had executed non-disclosure agreements in connection with their consideration of a transaction with the Company.  We have included the material portions of this prospective financial information below in order to give our stockholders access to this information as well.  The prospective financial information set forth below was prepared for purposes of the board’s consideration and evaluation of the Merger, Updata’s financial analysis in connection with the Merger and to facilitate the due diligence review of other parties who had expressed interest in a transaction with the Company. The inclusion of the prospective financial information below should not be regarded as an indication that our management team, our board of directors, Updata or any other recipient of this information considered, or now considers, it to be predictive of actual future results.

Our management team advised the special committee, our board of directors, Updata and the other recipients of the prospective financial information that its internal financial forecasts, upon which the following prospective financial information was based, was subjective in many respects. The prospective financial information set forth below reflects numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond the Company’s control. The prospective financial information set forth below also reflects numerous estimates and assumptions related to our business that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, although the prospective financial information set forth below was prepared in good faith based on assumptions believed to be reasonable at the time the information was prepared, there can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized.

The prospective financial information set forth below was prepared for the Company’s use, for use by Updata  in preparing its financial analysis in connection with the Merger and for use by other potential purchasers of the Company and not with a view toward public disclosure or toward complying with U.S. Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.  Our independent registered public accounting firm has not examined or compiled any of the prospective financial information set forth below, expressed any conclusion or provided any form of assurance with respect to such information and, accordingly, assumes no responsibility for such information. The prospective financial information set forth below does not take into account any circumstances or events occurring since the date such information was prepared or which may occur in the future, and, in particular, does not take into account or give effect to the Merger, any revised prospects of our business, changes in general business or economic conditions or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future. Prospective financial information of this type is based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 14.  Since the prospective financial information set forth below covers multiple years, such information by its nature is subject to greater uncertainty with each successive year.

We have made publicly available our actual results for the second quarter of 2008.  You should review our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 to obtain this information. See “Where You Can Find More Information” beginning on page 66. You are cautioned not to place undue reliance on the specific portions of the prospective financial information set forth below.  No one has made or makes any representation to any stockholder regarding the information included in the prospective financial information set forth below.

For the foregoing reasons, as well as the bases and assumptions on which the prospective financial information set forth below was compiled, the inclusion of the prospective financial information in this proxy statement should not be regarded as an indication that such information will be predictive of actual future results or events, and it should not be relied on as such.  Except as required by applicable securities laws, we have not updated nor do we intend to update or otherwise revise the prospective financial information set forth below, including, without limitation, to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events, including, without limitation, changes in general economic or industry conditions, even in the event that any or all of the assumptions underlying the prospective financial information is shown to be in error.

The prospective financial information set forth below for fiscal years 2008 through 2012, which was provided to our board of directors, Updata, and other parties who expressed interest in a transaction with the Company, included the following estimates of the Company’s future financial performance:

Income Statement – Prescient Applied Intelligence		($ in millions except per share data)
	Estimated	Projected
	2008	2009	2010	2011	2012
Revenue	$9.217	$9.309	$9.588	$10.068	$10.873
Revenue Growth		1%	3%	5%	8%
Expenses
General and Administrative Expenses	7.286	7.359	7.579	7.958	8.595
Development	1.442	1.456	1.500	1.575	1.701
Total Expenses	8.727	8.815	9.079	9.533	10.296

Operating Income (EBIT)	$0.489	$0.494	$0.509	$0.535	$0.577
Interest Expense (1)	(0.162)	(0.095)	0.000	0.000	0.000
Interest Income (2)	0.040	0.023	0.000	0.000	0.000
Pre-Tax Income	0.367	0.423	0.509	0.535	0.577
Income Taxes (Effective Tax Rate of 5.0%)	(0.018)	(0.021)	(0.025)	(0.027)	(0.029)
Net Income	$0.349	$0.402	$0.484	$0.508	$0.548

EBITDA	$0.957	$0.962	$0.977	$1.003	$1.045

Depreciation	0.468	0.468	0.468	0.468	0.468
Capital Expenditures (3)	0.067	0.318	0.070	0.073	0.079

(1)	Interest related to TAK Note.
(2)	Assumes the Company uses existing cash balance to repay TAK Note in 2009 ($2.1 million). Interest income and expense reduced to $0 in August 2009 and beyond.
(3)	The Company estimates spending $250,000 for moving its data center in 2009.

In developing the prospective financial information for fiscal years 2008 through 2012, we made numerous assumptions about our industry, markets, products and services and ability to execute on our business plans.  Among the other more significant assumptions are the following:

•
The prospective financial information assumes that our business would be operated on an organic basis and does not anticipate any acquisitions or divestitures during the periods covered by such information.

•	The prospective financial information assumes a rate of attrition in our client base consistent with past experience.

Alternatives to the Merger

Park City is continually seeking ways to enhance its business and increase shareholder value, including mergers, acquisitions and other strategic transactions.  Following discussions with Prescient’s management, Park City reached the conclusion that purchasing some of the outstanding Series E Stock and entering into a merger agreement with Prescient to acquire the remaining Prescient capital stock was the optimal solution because it better positions Park City to compete and substantially increase revenue, and enhances Prescient’s competitive position in the market.  In addition, the acquisition allows management of Prescient the ability to focus on long-term decisions, increases its financial flexibility, simplifies its capital structure, and accelerates its investment in technology.  In addition, the combination substantially reduces the combined public company compliance costs.

Mr. Fields has been appointed as the Chief Executive Officer of Prescient in order to begin integrating these improvements prior to the consummation of the Merger.  After reaching the conclusion to acquire all of the shares of Prescient other than the Series E Stock that it intended to purchase from certain holders of the Series E Stock, Park City chose the merger structure, because it was the preferable means to acquire the entire equity interest in Prescient and provide cash to Prescient’s unaffiliated stockholders. Park City also considered a tender offer transaction, but rejected that alternative because a merger allows for a prompt and orderly transfer of ownership of the shares in a single step, without the necessity of acquiring enough shares to execute a back-end, short-form merger associated with a tender offer.

Certain Effects of the Merger

Conversion of Outstanding Prescient Common Stock, Series E Stock and Series G Stock

Upon the Merger Agreement being approved by Prescient’s stockholders and the other conditions to the closing of the Merger being satisfied or waived, Merger Sub will be merged with and into Prescient, with Prescient continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Park City. After the Merger, Park City will directly own all of the outstanding shares of capital stock of Prescient.

When the Merger is completed, (i) each share of Prescient Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than excluded shares) will be converted into the right to receive $0.055 in cash, without interest, (ii) each share of Series E Stock issued and outstanding immediately prior to the effective time of the Merger (other than excluded share) will be converted into the right to receive $4,098.00 in cash, without interest, and (iii) each share of Series G Stock issued and outstanding immediately prior to the effective time of the Merger (other than excluded share) will be converted into the right to receive $1,136.36 in cash, without interest.

Stock Options

Each outstanding stock option (whether vested or unvested) at the effective time of the Merger will be cancelled, and each holder thereof will receive, at or as soon as practicable after the effective time of the Merger, an amount in cash equal to the product of (1) the excess of the per share Merger Consideration of $0.055 over the per share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option, less applicable taxes required to be withheld with respect to such payment.  Based on the exercise prices of our outstanding warrants, no payment will be made with respect to our outstanding options.

Warrants

Each warrant to purchase Common Stock outstanding as of the effective time of the Merger shall be converted into the right to receive a cash payment equal to the excess, if any, of (i) $0.055, over (ii) the exercise price payable in respect of the share of Common Stock issuable under the warrant.  Based on the exercise prices of our outstanding warrants, no payment will be made with respect to our outstanding warrants.

Effect on Ownership Structure of Prescient

At the effective time of the Merger, our current stockholders (other than Park City), will cease to have ownership interests in Prescient or rights as Prescient stockholders. Therefore, our current stockholders (other than Park City) will not participate in any earnings or growth of Prescient following the Merger and will not benefit from any increase in the value of Prescient following the Merger.

Effect on Listing, Registration and Status of Prescient Common Stock

Our Common Stock is currently registered under the Exchange Act and is listed on the OTCBB under the symbol “PPID.” As a result of the Merger, we will be a privately held company, and there will be no public market for its Common Stock. After the Merger, our Common Stock will cease to be listed on the OTCBB, and price quotations with respect to sales of shares of our Common Stock in the public market will no longer be available. In addition, registration of the Common Stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Prescient. After the effective time of the Merger, Prescient will also no longer be required to file periodic reports with the SEC.

Effect on Organization and Management of Prescient

At the effective time of the Merger, the directors of Merger Sub will become the directors of the surviving corporation in the Merger. It is expected that, immediately following the effective time of the merger, the officers of Prescient immediately prior to the effective time of the Merger will remain officers of the surviving corporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the Merger shall, from and after the effective time of the Merger, be the certificate of incorporation of the surviving corporation, until duly amended as provided therein or by applicable law.

It is expected that, upon consummation of the Merger, and subject to the discussion above, the operations of Prescient will be conducted substantially as currently conducted; however, Prescient will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Management of Park City has advised Prescient that it does not have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving Prescient’s corporate structure, business or management, such as a merger, liquidation, physical relocation of headquarters or sale or transfer of a material amount of assets.    It is expected, however, that following the Merger, Prescient’s management will continuously evaluate and review Prescient’s business and operations and may develop new plans and proposals they consider appropriate to maximize the value of Prescient. Park City reserves the right to make any changes deemed appropriate in light of its evaluation and review or in light of future developments.

Beneficial and Detrimental Effects

Benefits of the Merger to Park City include that, after the Merger, Park City will be entitled to 100% of the future earnings and growth of Prescient, if any, and Prescient’s interests in the net book value and net earnings of Prescient will be 100% based on its holdings of Prescient’s outstanding capital stock. In addition, Park City will be entitled to 100% of Prescient’s savings associated with the avoidance of the filing requirements and general compliance provisions of U.S. federal securities laws, which the Mutual Group estimates will be approximately $[  ] annually. Detriments of the merger to Park City include the lack of liquidity for Prescient capital stock following the Merger, the risk that Prescient will decrease in value following the Merger, and the payment by Prescient of approximately $[       ] in transaction costs and estimated fees and expenses related to the Merger. See “— Estimated Fees and Expenses of the Merger.”

The benefits of the Merger to Prescient’s unaffiliated stockholders are the right to receive $0.055, $4,098.00 and $1,136.36 per share in cash for their shares of Prescient Common Stock, Series E Stock and Series G Stock, respectively, and not bearing the risk of continuing their investment in Prescient. The detriments of the Merger to such stockholders are that they will cease to participate in Prescient’s future earnings and growth, if any, will no longer own any interest in Prescient’s net book value or net earnings, and that the receipt of the payment for their shares in the Merger will be a taxable event for federal income tax purposes. See “— Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders.”

Estimated Fees and Expenses of the Merger

Prescient expects to incur approximately $810,000 in fees and expenses in connection with the consummation of the Merger and the related transactions, as set forth in the table below:
Expenses	Estimated Amount
Financial advisory fees and expenses	$650,000
Legal and accounting fees and expenses	$125,000
Special committee and board fees and expenses	$25,000
Printing and mailing fees and expenses	$25,000
SEC filing fees	$246
Total:	$810,246

In addition, Merger Sub and/or Park City will incur regulatory filing fees and financial, legal and other advisory fees.

In general, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense.

Financing

In connection with the execution and delivery of the Merger Agreement on August 28, 2008, Park City acquired from two of the Company’s shareholders an aggregate of 715.96 shares of Series E Preferred Stock for $3,865 a share, or an aggregate of $2,767,185, in cash (the “Aggregate Purchased Shares Consideration”).  The source of funds for the Aggregate Purchased Shares Consideration were Park City’s working capital, in the amount of $567,185, and borrowings aggregating $2,200,000 from (i) an affiliate of Randall K. Fields, the Chairman of the Board and Chief Executive Officer of Park City ($1,500,000); (ii) Robert W. Allen, a director of Park City ($500,000): and (iii) Robert P. Hermanns, a director and Senior Vice President of Park City ($200,000) (the “Purchased Share Loans”).  The Purchased Share Loans represent unsecured obligations of Park City, which bear interest at the rate of 10% a year and are due and payable December 1, 2008.  Park City expects to repay the Purchased Share Loans with the proceeds of the Merger Loans, as defined below.

Pursuant to the Merger Agreement, Park City will acquire, for an aggregate of $5,335,102, (i) the 941.04 outstanding shares of Series E Stock it does not already own for $4,098 a share, or an aggregate of $3,856,382,  (ii) all 479.9 outstanding shares of Series G Stock for $1,136.36 a share, or an aggregate of $545,339, and (iii) all 16,970,574 outstanding shares of Common Stock that it will not own immediately prior to the Effective Time for $.055 a share, or an aggregate of $933,381.  Immediately prior to the Effective Time, Park City intends to purchase 16,230,248 shares of Common Stock from the principal shareholders of the Company for $0.05 per share, or an aggregate of $811,512.

The source of funds for the Aggregate Merger Consideration, and for the repayment of the Purchased Share Loans are expected to be from proceeds from the issuance by Park City of securities to private investors (which may include affiliates of Park City) aggregating approximately $7,200,000 (the “Merger Loans”), the terms of which are currently being negotiated.  Park City expects to repay the Merger Loans from anticipated cash resources and cash flow from operations of Park City and its subsidiaries (including the Company).  If the cash flow from operations is insufficient to satisfy Park City’s obligations under the terms of the Merger Loans, Park City will refinance or restructure the Merger Loans.  Park City has no current plans with respect to any such refinancing or restructuring.

The Aggregate Merger Consideration is required to be funded by Park City prior to the date of the Meeting. The foregoing assumes that no Prescient stockholder validly exercises and perfects its appraisal rights.  There are no financing contingencies contained in the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors to vote “FOR” the proposal to adopt the Merger Agreement, Prescient’s stockholders should be aware that certain of Prescient’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of Prescient’s stockholders generally, including the following:

•	Mr. Fields, our chief executive officer, also serves as the chairman and chief executive officer of Park City;

•
Jane F. Hoffer, our president and chief operating officer who served as our chief executive officer from January 2005 until August 28, 2008, is a party to an agreement that provides certain severance payments and benefits in the case of her termination of employment under certain circumstances following a change of control;

•
the Merger Agreement provides for indemnification arrangements for each of our current and former directors and executive officers that will continue for six (6) years following the effective time of the Merger as well as insurance coverage covering such director or executive officer’s service to the Company as a director or executive officer; and

•
although no agreements have been entered into as of the date of this proxy statement, it is expected that a number of our executive officers will remain after the Merger is completed and such executive officers may enter into new arrangements regarding employment with the Surviving Corporation or the right to purchase or participate in the equity of the Surviving Corporation.

These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and the recommendation that our stockholders vote in favor of proposal to adopt the Merger Agreement.

Treatment of Stock Options

Immediately prior to the effective time of the Merger, all outstanding options to purchase Common Stock under the Company’s equity incentive plans, whether or not exercisable, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $0.055 exceeds the exercise price, without interest and less any applicable withholding taxes.  Based on the exercise prices of our outstanding options, no payment will be made with respect to our outstanding options

Treatment of Restricted Stock

The Company currently has issued and outstanding 234,121 shares of restricted Common Stock.  The Company intends to pay each holder of restricted Common Stock the Merger Consideration multiplied by the number of shares of Common Stock held by each such holder, prior to consummation of the Merger.

Change of Control Benefits

Jane F. Hoffer, our president and chief operating officer, has a severance agreement with the Company pursuant to which she is entitled to one year severance in the event she is terminated without cause.  In the event the Merger is consummated, she has agreed to remain with the Company until January 15, 2009, at which time she may elect to terminate her employment and receive a severance payment equal to one year in base salary, payable according to the Company’s normal payroll policies for six months, with the balance due in full at the end of such six months.  In addition, in the event of the termination of Ms. Hoffer’s employment, she is entitled to the continuation of her health care benefits for a period terminating on the earlier to occur of one year from the date of her termination, or the date that she finds employment providing comparable health care benefits.

Indemnification and Insurance

Park City has agreed to indemnify each of our present and former officers and directors against all reasonable expenses, losses and liabilities incurred in connection with any claim, action, suit proceeding or investigation arising out of, relating to, or in connection with, any act or omission in their capacity as an officer, director or employee occurring on or before the effective time of the Merger.

For a period of six (6) years from the effective time of the Merger, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries than are presently set forth in our certificate of incorporation and by-laws.

The Merger Agreement provides that the Surviving Corporation shall purchase and maintain directors’ and officers’ liability insurance policies containing the same coverage and in the same amount as the Company’s existing policies and with a claims period of six (6) years from the effective time of the Merger for claims arising from facts or events that occurred on or prior to the effective time of the Merger.

Plans for Prescient if the Merger is Not Completed

It is expected that if the Merger is not completed, the current management of Prescient, under the direction of the board of directors, will continue to manage Prescient as an ongoing business.  It is expected that, from time to time, Prescient will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger is not consummated for any reason, there can be no assurance that any other transaction acceptable to Prescient will be offered or that Prescient’s business and operations will not be adversely affected.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. persons (as defined below) whose shares are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding shares should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares as capital assets, and may not apply to shares received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who validly exercise their rights under Delaware law to object to the Merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of stock appreciation rights, restricted stock units or options to purchase shares of Common Stock or Series E Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and it does not address any aspect of state, local or foreign tax laws.

Exchange of Shares for Cash Pursuant to the Merger Agreement.  The exchange of shares for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder whose shares are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than twelve (12) months at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.  Backup withholding of tax may apply to cash payments to which a non-corporate stockholder is entitled under the Merger Agreement, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal and return it to the payment agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the payment agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received in the Merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult with the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase shares of Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Delisting and Deregistration of Common Stock

If the Merger is completed, the Common Stock will be delisted from OTC BB and deregistered under the Exchange Act and we will no longer file periodic or annual reports with the SEC on account of the Common Stock.

Provisions for Unaffiliated Security Holders

No provision has been made to grant our stockholders access to the corporate files of the Company or any affiliated shareholder or to obtain counsel or appraisal services at the expense of the Company or any affiliated stockholder.

Regulatory Approvals and Requirements

In connection with the Merger, Prescient, Park City and Merger Sub are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law after the approval and adoption of the Merger Agreement by Prescient’s stockholders.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in “Where You Can Find More Information” beginning on page 66.

The Merger

The Merger Agreement provides for the Merger of Merger Sub with and into Prescient upon the terms, and subject to the conditions, of the Merger Agreement. As the Surviving Corporation, Prescient will continue to exist following the Merger. Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the Surviving Corporation and the officers of the Company will be the initial officers of the Surviving Corporation. All Surviving Corporation directors and officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

We, Park City or Merger Sub may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the adoption by our stockholders of the Merger Agreement. Additional details on termination of the Merger Agreement are described in “— Termination of the Merger Agreement” beginning on page 52.

Effective Time

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the Merger as promptly as practicable after our stockholders adopt the Merger Agreement.

Merger Consideration

Each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $0.055 in cash, each share of Series E Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $4,098.00 in cash, and each share of Series G Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $1,136.36 in cash, in each case without interest and less any applicable withholding taxes, other than the following shares:

•	shares held by holders who have properly and validly perfected their statutory rights of appraisal with respect to the Merger; and

•	shares held in treasury or owned by Park City or Merger Sub or any direct or indirect wholly-owned subsidiary of Park City, Merger Sub or the Company.

After the Merger is effective, each holder of a certificate representing any shares of Common Stock, Series E Stock and Series G Stock (other than shares for which appraisal rights have been properly and validly perfected) will no longer have any rights with respect to the shares, except for the right to receive the Merger Consideration. See “Dissenters’ Rights of Appraisal” beginning on page 63.

Treatment of Options and Warrants

Stock Options.  Immediately prior to the effective time of the Merger, all outstanding options to purchase Common Stock under the Company’s equity incentive plans, whether or not exercisable, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $0.055 exceeds the exercise price, without interest and less any applicable withholding taxes.  Based on the exercise prices of our outstanding options, no payment will be made with respect to our outstanding options.

Warrants.  Each warrant to purchase Common Stock outstanding as of the effective time of the Merger shall be converted into the right to receive a cash payment equal to the excess, if any, of (i) $0.055, over (ii) the exercise price payable in respect of the share of Common Stock issuable under the warrant. Based on the exercise prices of our outstanding warrants, no payment will be made with respect to our outstanding warrants.

Payment for the Shares of Stock; Procedure for Receiving Merger Consideration

Park City will designate an exchange agent to make payment of the merger consideration as described above. At the closing of the Merger, Park City will deposit, or cause to be deposited, with the exchange agent, for payment to the holders of shares of Common Stock, Series E Stock and Series G Stock, an amount of cash equal to the aggregate share consideration.

Following the effective time of the Merger, we will close our stock ledger. After that time, there will be no further transfer of shares of Common Stock, Series E Stock or Series G Stock.

Promptly following the effective time of the Merger, Park City and the Surviving Corporation will cause the exchange agent to mail to you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the Merger Consideration. The exchange agent will pay you your Merger Consideration after you have (i) surrendered your certificates to the exchange agent and (ii) provided to the exchange agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the Merger Consideration. The exchange agent may reduce the amount of any Merger Consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Any portion of the funds deposited with the exchange agent that remain undistributed to holders of common stock of the Company for one year after the Effective Time will be delivered to Park City, together with interest and other income received by the Paying Agent. Holders of Company common stock who at that time have not yet complied with the exchange procedures outlined above shall thereafter look only to Park City, as general creditors of Park City, for delivery of any Merger Consideration, without interest, that may be payable upon due surrender of their respective share certificates. None of Park City, Merger Sub, the Company, the surviving corporation or the Paying Agent will be liable for any amount properly delivered to a public official under any applicable abandoned property, escheat or similar law.

If the exchange agent is to pay some or all of your Merger Consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed and otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the satisfaction of Park City (or any agent designated by Park City) that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the Surviving Corporation, post a bond in an amount that the Surviving Corporation reasonably directs as indemnity against any claim that may be made against Park City, the Surviving Corporation or the exchange agent with respect to the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to Park City and Merger Sub and representations and warranties made by Park City and Merger Sub to us. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, Prescient, Park City and Merger Sub each made representations and warranties relating to:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;
•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws; and

•	required regulatory filings and consents and approvals of governmental entities; and

In the Merger Agreement, Park City and Merger Sub also each made representations and warranties relating to:

•	broker’s and finder’s fees; and

•	the availability of funding necessary to consummate the Merger.

In the Merger Agreement, we also made representations and warranties relating to:

•	capital structure;

•	subsidiaries;

•	receipt of a fairness opinion;

•	approval of our board of directors;

•	absence of certain material adverse changes or events since June 30, 2008; and

•	broker’s and finder’s fees.

Covenants

We agreed in the Merger Agreement to appoint Randy Fields, the Chairman and Chief Executive Officer of Park City, as our Chief Executive Officer, effective upon execution of the Merger Agreement.  The Merger Agreement provides that, without the express prior approval of Prescient’s board of directors, Mr. Fields shall have no authority to, and shall not, engage in any of the following actions:

•	execute any checks (except as co-signor) or authorize any transfer of any funds of the Company;

•	cause the Company to make, offer or agree to make any loan to any person;

•	cause the Company to incur or agree to incur any debt except for trade debt in the ordinary course of business consistent with past practice;

•	sell, offer or agree to sell any assets of the Company except in the ordinary course of business consistent with past practice; or

•	cause the Company to enter into any agreement with Park City or Mr. Fields except in the ordinary course of business consistent with past practice or joint sales practices.

The Merger Agreement also provides that, subject to certain limited exceptions, prior to the consummation of the Merger, Park City shall not vote any Common Stock, Series E Stock or Series G Stock beneficially owned by it or initiate any Company stockholder action to:

•	amend the certificate of incorporation or by-laws of the Company;

•	split, combine or reclassify any shares of Prescient’s outstanding capital stock;

•	issue any shares of Prescient’s capital stock or any options or other rights to acquire any shares of Prescient’s capital stock;

•	amend or waive any provision of the Series G Stock certificate of designation;

•	amend or waive any provision of the Series E Stock certificate of designation;

•	designate or authorize the issuance of any new class or series of capital stock;

•	adopt a plan or agreement of liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•	remove any director of the Company or increase or decrease the size of our board of directors;

•	take any action that could be reasonably expected to, directly or indirectly, prevent or materially impair or delay the consummation of the Merger; or

•	authorize the payment of any dividend or distribution to Prescient’s stockholders.

Agreement to Use Commercially Reasonable Efforts

Upon the terms and subject to the conditions set forth in the Merger Agreement, each of parties has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger, including making all filings with governmental authorities in connection with the Merger Agreement and the consummation of the Merger and obtaining all consents under any material contracts.

Availability of Funds

Prior to the execution of the Merger Agreement, Park City delivered to us a letter stating that, when and as required under the Merger Agreement, it shall have available or have access to funds sufficient to perform its obligations under the Merger Agreement, including the consummation of the Merger.

On or prior to the date that this proxy statement is mailed to Prescient’s stockholders, Park City shall place $2,500,000 into an escrow account which funds shall be used to partially fund the Merger Consideration.  Upon certain breaches of the Merger Agreement by Park City, this amount may be payable to us.  See “—Termination of the Merger Agreement” below.  At least one business day prior to the date of our special meeting of stockholders, Park City will deposit into the escrow account the balance of the funds necessary to consummate the Merger and pay the Merger Consideration to Prescient’s stockholders.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been adopted by our stockholders; and

•	no preliminary or permanent injunction or other order by any federal or state court prohibiting the consummation of the Merger shall have been issued and remains in effect.

Conditions to Prescient’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions, any of which may be waived exclusively by us:

•	Park City, Merger Sub and Mr. Fields shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement on or prior to the closing date; and
•	Park City, Merger Sub and Mr. Fields must each deliver a closing certificate to us with respect to the satisfaction of the foregoing conditions relating to covenants and obligations.

Restrictions on Solicitations of Other Offers

The Merger Agreement provides that, from and after the date of the Merger Agreement, we shall not directly or indirectly, solicit the submission of any acquisition proposal.

Notwithstanding the forgoing restriction, we are permitted to participate or engage in discussions or negotiations with, and/or furnish any non-public information relating to the Company or any of our subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of our subsidiaries to any person that has made a bona fide unsolicited written acquisition proposal.

Upon receipt of such an acquisition proposal, we are required to promptly notify Park City in writing of such acquisition proposal and, subject to applicable confidentiality obligations, provide a copy of all written materials provided by such person in connection with such acquisition proposal.  Park City will have up to five business days to respond to such acquisition proposal.

An “acquisition proposal” means any offer or proposal for any transaction or series of related transactions other than the transactions contemplated by the Merger Agreement involving:

(i)           (A) any merger, arrangement, consolidation, share exchange, business combination, recapitalization, tender offer, exchange offer or other similar transaction involving any of the Company or its subsidiaries, (B) any transaction in which a person or group of persons directly or indirectly acquires beneficial ownership of securities representing more than 20% of the outstanding voting securities of any of the Company or its subsidiaries, or (C) any transaction in which any of the Company or its subsidiaries issues securities representing more than 20% of the outstanding voting securities of any of the Company or its subsidiaries;

(ii)           any sale, lease, exchange, transfer, license, or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of any of the Company or its subsidiaries; or

(iii)           any liquidation or dissolution of any of the Company or its subsidiaries.

We are not entitled to enter into any agreement with respect to an acquisition proposal unless the Merger Agreement has been or is concurrently terminated in accordance with its terms and we have concurrently paid to Park City the $250,000 termination fee as described in further detail in “— Termination Fees and Expenses” beginning on page 53.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained:

•	By mutual agreement of Prescient and Park City;

•	By either Prescient or Park City if:

o
the Merger is not consummated by March 31, 2009 (the “Termination Date”), provided that if this proxy statement has not been mailed to our stockholders by February 14, 2009, the Termination Date shall be extended until the date that is 45 days after the date this proxy statement is mailed;

	o	a governmental judgment or order has been enacted, issued, promulgated or granted and is in effect that prohibits or enjoins or otherwise prevents the consummation of the Merger; and

o
our stockholders do not adopt the Merger Agreement, the amendment to the Series E Stock Certificate of Designation, or the amendment to the Series G Stock Certificate of Designation at the special meeting or any adjournment or postponement thereof.

•	By Prescient if:

o
Park City does not deposit $2,500,000 into an escrow account on or before the date this proxy statement is mailed to our stockholders or if Park City does not deposit the remainder of the funds necessary to consummate the Merger into an escrow account at least one business day prior to our special meeting of stockholders;

o
prior to the consummation of the Merger, Mr. Fields, as our chief executive officer, (i) causes (except as a co-signor) or authorizes any transfer of any funds of Prescient, and if Mr. Fields fails to promptly cure any such breach after we provide notice of such breach to him; (ii) causes Prescient to make, offer or agree to make any loan to any person; (iii) causes Prescient to incur or agree to incur any debt except for trade debt in the ordinary course of business consistent with past practice, (iv) sells, offers or agrees to sell any of Prescient’s assets except in the ordinary course of business consistent with past practice; or (v) causes Prescient to enter into any agreement with Park City or Mr. Fields; or

o
our board of directors concludes in good faith that in order to satisfy its fiduciary duties under Delaware law, the board of directors must not make or withdraw its recommendation to our stockholders to approve the Merger.

If the Merger Agreement is terminated by us prior to the special meeting in order to enter into a definitive agreement for an alternate acquisition proposal, we must pay Park City a termination fee, as described in further detail in “— Termination Fees and Expenses” below.

Termination Fees and Expenses

We have agreed to pay Park City a termination fee of $250,000 if we terminate the agreement prior to the special meeting in order to consider or enter into a definitive agreement for an alternate acquisition proposal.  In the event of such termination fee, this termination fee will be Park City’s sole and exclusive remedy under the Merger Agreement.

If we terminate the Merger Agreement because Park City did not deposit $2,500,000 into an escrow account or because Park City or Mr. Fields breached certain covenants of the Merger Agreement (after notice and a cure period in certain instances), we will:

•	be entitled to all funds contained in the escrow account; and

•	have the right to purchase from Park City, and Park City shall be obligated to sell to us, 715.96 Series E Shares owned by Park City at a purchase price of $0.001 per share.

If we terminate the Merger Agreement after Park City has deposited $2,500,000 into an escrow account because Park City has failed to deposit sufficient funds to consummate the Merger at least one business day prior to our special meeting or because Park City or Mr. Fields breached certain covenants of the Merger Agreement (after notice and a cure period in certain instances), we will:

•	be entitled to $2,5000,000 of the funds contained in the escrow account; and

•	have the right to purchase from Park City, and Park City shall be obligated to sell to us the 357.98 Series E Shares owned by Park City at a price of $0.001 per share.

Park City may not transfer or assign any of shares of Prescient Common Stock, Series E Stock or Series G Stock owned by it prior to the consummation of the Merger.

Remedies

In the event that Park City receives a termination fee as described above, such fee shall be deemed to be liquidated damages for any and all damages incurred by Park City in connection with the matter forming the basis for such termination and no other claims may be brought with respect to such matters.   In addition, the parties are entitled to seek specific performance of the terms and provisions of the Merger Agreement with respect to the obligations of the other party or parties, as applicable, including seeking an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement and enforcing compliance with the covenants and obligations under the Merger Agreement.

Indemnification and Insurance

Upon the effective time of the Merger, Park City will, unless prohibited by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the effective time of the Merger, a director or an officer of the Company or any of its subsidiaries to the fullest extent permitted by the DGCL from and against all liabilities, costs, expenses and claims (including reasonable legal fees and disbursements) arising out of the actions taken in performance of their duties as directors or officers of the Company or any of its subsidiaries whether asserted or claimed prior to, at or after the effective time, provided that Park City and the Surviving Corporation shall have no obligation to indemnify such person if the indemnification of such person is determined by a court of competent jurisdiction to be prohibited by applicable law.

For six (6) years from the effective time, the Surviving Corporation shall cause the certificate of incorporation and bylaws of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date of the Merger Agreement), in each case in their respective capacities as such, occurring at or prior to the effective time of the Merger, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws of the Company and its subsidiaries as of the date of the Merger Agreement.

For six (6) years from the effective time of the Merger, the Surviving Corporation shall provide a policy on the directors’ and officers’ liability insurance. Such policy shall cover the directors and officers of the Company on terms no less favorable to such directors and officers than the terms of such policy in effect on the date of the Merger Agreement.  In satisfying its obligations with respect to directors’ and officers’ liability insurance, the Surviving Corporation is not obligated to pay annual premiums in excess of 100% of the amount we paid for coverage for our last full fiscal year. If the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation is obligated to obtain a policy with the greatest coverage available for a cost not exceeding that 100% maximum.

Amendment and Waiver

The parties may amend the Merger Agreement at any time, except that after our stockholders have adopted the Merger Agreement, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained.  All amendments to the Merger Agreement must be approved by the parties’ respective boards of directors and shall be in a writing signed by us, Park City and Merger Sub.

Vote Required and Board Recommendation

The approval of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the shares of our Common Stock and Series E Stock outstanding on the record date, voting together as a single class.  Stockholders representing 43% of the voting power of the outstanding shares of our Common Stock and Series E Stock, voting together as a single class, currently entitled to vote at the Special Meeting have agreed to vote in favor of this proposal.

The board of directors believes that the Merger is in the best interests of our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

PROPOSAL 2

AMENDMENT OF CERTIFICATE OF DESIGNATION OF SERIES E STOCK

Subject to approval of the transactions contemplated in Proposal No. 1 above and Proposal No. 3 below, we propose to amend our Certificate of Designation of our Series E Stock to provide that the Merger Agreement and any related documents shall govern the treatment of the Series E Stock in the event the Merger is consummated.  The text of the proposed certificate of amendment to amend the Series E Stock Certificate of Designation is included herein as Annex C.

The Board believes that the Certificate of Designation must be amended in order to allow the holders of Series E Stock to receive the Merger Consideration.  The Certificate of Designation currently provides that in the event of the merger or consolidation of the Company with or into another corporation, the Series E Stock shall maintain its relative powers, designations and preferences provided for in the Certificate of Designation.  In order to allow the holders of Series E Stock to receive the Merger Consideration, we are amending the Certificate of Designation to provide that the Merger Agreement will govern the treatment of the Series E Stock in the event the Merger is consummated. The amendment to the Certificate of Designation is specific to the transactions contemplated by the Merger and will have no effect if the Merger is not approved.

Vote Required and Board Recommendation

The approval of the amendment to the Certificate of Designation of our Series E Stock requires the affirmative vote of (i) the holders of at least two-thirds (2/3) of the Series E Stock outstanding on the record date, and (ii) a majority of the votes entitled to be cast by the shares of our Common Stock and Series E Stock outstanding on the record date, voting together as a single class.  Stockholders representing 43% of the voting power of the outstanding shares of our Common Stock and Series E Stock outstanding on the record date of our Common Stock, voting together as a single class, have agreed to vote in favor of this proposal.

The board of directors believes that the amendment to our Certificate of Designation of our Series E Stock is in the best interests of our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

PROPOSAL 3

AMENDMENT OF CERTIFICATE OF DESIGNATION OF SERIES G STOCK

Subject to approval of the transactions contemplated in Proposal No. 1 and Proposal No. 2 above, we propose to amend our Certificate of Designation of our Series G Stock to provide that the Merger Agreement and any related documents shall govern the treatment of the Series G Stock in the event the Merger is consummated.  The text of the proposed certificate of amendment to amend the Series G Stock Certificate of Designation is included herein as Annex D.

The Board believes that the Certificate of Designation must be amended in order to allow the holders of Series G Stock to receive the Merger Consideration.  The Certificate of Designation currently provides that in the event of the merger or consolidation of the Company with or into another corporation, the Series G Stock shall maintain its relative powers, designations and preferences provided for in the Certificate of Designation.  In order to allow the holders of Series G Stock to receive the Merger Consideration, we must amend the Certificate of Designation to provide that the Merger Agreement will govern the treatment of the Series G Stock in the event the Merger is consummated. The amendment to the Certificate of Designation is specific to the transactions contemplated by the Merger and will have no effect if the Merger is not approved.

Vote Required and Board Recommendation

The approval of the amendment to our Certificates of Designation of our Series E Stock requires the affirmative vote of (i) the holders of at least three-fourths (3/4) of the Series G Stock, and (ii) a majority of the votes entitled to be cast by the shares of our Common Stock and Series E Stock outstanding on the record date, voting together as a single class.  Stockholders representing 43% of the voting power of the outstanding shares of our Common Stock and Series E Stock outstanding on the record date of our Common Stock, voting together as a single class, have agreed to vote in favor of this proposal.

The board of directors believes that the amendment to our Certificate of Designation of our Series G Stock is in the best interests of our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

MARKET PRICE OF COMMON STOCK

Our Common Stock is quoted on the OTC BB under the symbol PPID. The following table sets forth, for the periods indicated, the high and low sale prices of our Common Stock as reported by the OTC BB. These prices may not be an accurate indicator of the value of our shares. Bid prices entered by market makers are inter-dealer price quotations and do not reflect retail markup, markdown or commissions, and may not represent actual transactions.

	Common Stock
	High	Low
2006
First Quarter	$.12	$.06
Second Quarter	$.15	$.07
Third Quarter	$.14	$.07
Fourth Quarter	$.11	$.07
2007
First Quarter	$.30	$.12
Second Quarter	$.21	$.15
Third Quarter	$.24	$.06
Fourth Quarter	$.11	$.04
2008
First Quarter	$.12	$.06
Second Quarter	$.07	$.03
Third Quarter	$.05	$.03
Fourth Quarter	$.04	$.04

The closing sale price of the Common Stock on the OTC BB on August 27, 2008, the last trading day prior to the execution of the Merger Agreement, was $0.03 per share. On [          ], 2008, the most recent practicable date before this proxy statement was printed, the closing price for the Common Stock on the OTC BB was $[    ] per share. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares.

DELISTING AND DEREGISTRATION OF OUR COMMON STOCK

If the Merger is completed, our common stock will be delisted from OTC BB and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC on account of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our Common Stock, our Series E Convertible Preferred Stock and our Series G Convertible Preferred Stock, as of [        ], 2008 by:

•
each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding Common Stock, Series E Convertible Preferred Stock and Series G Convertible Preferred Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of our Common Stock subject to options, warrants or other derivative instruments, such as convertible Preferred Stock, currently exercisable or exercisable within 60 days of [  ], 2008 are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options, warrants or other derivative instruments, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon (i) 33,200,822 shares of our Common Stock outstanding, (ii) 1,707.977 shares of our Series E Stock outstanding and (iii) 479.860 shares of our Series G Stock outstanding as of [   ], 2008, as the case may be. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Prescient Applied Intelligence, Inc., 1247 Ward Avenue, West Chester, Pennsylvania 19380.
	Common Stock			Series E Convertible Preferred Stock (1)			Series G Convertible Preferred Stock (2)
	Number		Percent of Class Outstanding	Number		Percent of Class Outstanding	Number	Percent of Class Outstanding
Directors and Named Executive Officers:
Jane F. Hoffer	2,064,961	(3)	5.89%

Warren D. Jones	439,726	(4)	1.29%

Patrick Kiernan	420,176	(5)	1.24%

Michael A. DiPiano	4,450,392	(5)(6)(10)	13.23%

Daniel W. Rumsey	396,826	(5)	1.17%

Mary Lou Fox	430,706	(7)	1.27%

Directors and executive officers as a group (6 persons)	8,202,787		22.10%

5% Stockholders:

SDS Capital Group P.O. Box 174865 Cayman Corporate Center27 Hospital Road Grand Cayman E9	5,731,743	(8)	17%				237	49%

CGA Resources, LLC 590 Madison Avenue 5th Floor New York, NY 10022	3,603,975	(9)	11%				222	46%

New Spring Ventures 500 No. Gulph Road Suite 500 King of Prussia, PA 19406	4,053,566	(10)	12%	274		17%	21	4%

Hudson Ventures 660 Madison Avenue 14th Floor New York, NY 10021	2,840,982		9%				—

Park City Group, Inc. 3160 Pinebrook Road Park City, UT 84098				715.96	(11)	43%

* Less than 1%

(1)
The holder of each share of our Series E Convertible Preferred Stock shall be entitled to vote such number of shares of Common Stock into which such share of Series E Stock could be converted for purposes of determining the shares of our Common Stock entitled to vote at any regular, annual or special meeting of our stockholders, and shall have voting rights and powers equal to the voting rights and powers of our Common Stock.  The holders of our Series E Stock also have separate class voting rights with respect to certain actions proposed to be taken by us.  Each share of our Series E Stock is convertible into 5,955 shares of our Common Stock, subject to anti-dilution provisions. However, a holder of shares of our Series E Stock may not convert such shares of Series E Stock into shares of our Common Stock if the number of shares of our Common Stock to be issued pursuant to such conversion would cause, when aggregated with all other shares of our Common Stock owned by such holder at such time, such holder to beneficially own in excess of 9.99% of the then issued and outstanding shares of our Common Stock. Such holder of shares of our Series E Stock may elect to convert such shares of our Series E Stock into greater than 9.99% of all the then outstanding shares of our Common Stock by giving to us 61 days advance notice of its intention to do so.

(2)
Our holders of Series G Stock are entitled to vote as a separate class on matters that affect their share ownership in our equity securities. Otherwise they will not be entitled to vote. Each share of Series G Stock is convertible into 22,727 shares of Common Stock, subject to anti-dilution provisions. However, a holder of shares of our Series G Stock may not convert such shares of Series G Stock into shares of our Common Stock if the number of shares of our Common Stock to be issued pursuant to such conversion would cause, when aggregated with all other shares of our Common Stock owned by such holder at such time, such holder to beneficially own in excess of 9.99% of the then issued and outstanding shares of our Common Stock. Such holder of shares of our Series G Stock may elect to convert such shares of our Series G Stock into greater than 9.99% of all the then outstanding shares of our Common Stock by giving to us 61 days advance notice of its intention to do so.

(3)	Includes 1,422,599 shares of our Common Stock issuable upon exercise of stock options and 41,153 shares of our Common Stock issuable upon exercise of warrants.
(4)	Includes 429,726 shares of our Common Stock issuable upon exercise of stock options.

(5)	Includes 396,826 shares of our Common Stock issuable upon exercise of stock options.

(6)	Mr. DiPiano is the managing partner of New Spring Ventures.

(7)	Includes 426,506 of shares of our Common Stock issuable upon exercise of stock options.
(8)	Does not include shares of our Series G Stock currently convertible into 5,375,000 shares of our Common Stock upon 61 days advance written notice to us.

(9)	Includes 5.049,545 shares of our Common Stock issuable upon conversion of our Series G Stock.

(10)
Does not include warrants that are exercisable into 467,070 shares of our Common Stock, shares of our Series E Stock currently convertible into 1,632,811 shares of our Common Stock, and Series G Stock currently convertible into 481,364 shares of our Common Stock, each upon 61 days advance written notice to us. The

(11)
Consists Does not include shares of our Common Stock issuable upon conversion of our Series E Stock within 61 days advance written notice to us.  In the aggregate, Park City holds Series E Stock convertible into 4,263,443 shares of our Common Stock.

PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS BETWEEN THE PARTIES

Concurrent with the execution of the Merger Agreement, Park City entered into separate securities purchase agreements with certain principal shareholders of the Company pursuant to which it purchased an aggregate of 715.96 shares of Series E Stock.  In addition, on September 12, 2008, certain other private investors entered into separate securities purchase agreements to acquire an aggregate of 382.526 shares of Series E Stock from another principal shareholder of the Company.  The shares of Series E Stock acquired in connection with these transactions (collectively, the “Privately Purchased Shares”) were acquired from the selling stockholders at a purchase price of $3,865 per share.  The Privately Purchased Shares constitute 66% of the issued and outstanding shares of Series E Stock.  Park City intends to purchase all shares of Series G Stock and Common Stock held by the selling stockholders who sold the Private Purchased Shares at or prior to the Effective Time at per share purchase prices of $1,136.36 and $0.05, respectively.  Pursuant to the Merger Agreement, Park City has agreed to vote the foregoing shares in favor of Proposals 1, 2 and 3.  Park City also intends to purchase all shares of Common Stock owned by NewSpring Ventures, LP at or prior to the Effective Time at a per share purchase price of $0.05.

In connection with the foregoing, these selling stockholders entered into voting agreements with Park City pursuant to which each has agreed to vote all shares beneficially owned by them in favor of Proposals 1, 2 and 3.  These shareholders hold an aggregate of 12,176,700 and 458.68 shares of Common Stock and Series G Preferred Stock, respectively, representing approximately 37% and 96% of the votes entitled to be cast by the holders of Common Stock and Series G Preferred Stock, respectively.  The voting agreements terminate in the event that the Merger Agreement is terminated.

INFORMATION RELATING TO THE COMPANY, PARK CITY AND MERGER SUB

The following sets forth certain information relating to Prescient Applied Intelligence, a Delaware corporation (“Prescient” or the “Company”), Park City Group, Inc., a Nevada corporation (“Park City”) and PAII Transitory Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Park City (“Merger Sub”) and directors and officers of each such party that is required under certain rules of the Securities and Exchange Commission.

Prescient

We are a Delaware corporation with our corporate headquarters located at 1247 Ward Avenue, West Chester, Pennsylvania 19380; (610) 719-1600.

The names and positions of the directors and executive officers of the Company are set forth below. Each director and executive officer of the Company is a citizen of the United States. Except where indicated, each director’s and executive officer’s principal occupation is as listed below and principal business address is 1247 Ward Avenue, West Chester, Pennsylvania 19380. During the last five years, neither the Company, nor, any of its directors or executive officers (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such federal or state securities laws.

Executive Officers and Directors of the Company

The following table sets forth information regarding our executive officers and directors as of ____________, 2008:

Name	Position
Randall K. Fields	Chief Executive Officer
Jane F. Hoffer	Chief Operating Officer and Director
Daniel W. Rumsey	Interim Chief Financial Officer and Director
Patrick L. Kiernan	Director
Michael D. DiPiano	Director
Warren D. Jones	Director
Mary Lou Fox	Director

Business and Background of Executive Officers and Directors of the Company

Randall K. Fields has been our Chief Executive Officer since August 28, 2008.  Mr. Fields also serves as the Chief Executive Officer, and Chairman of the Board of Directors of Park City, a position he has held since June, 2001.  Mr. Fields founded Park City in 1990 and has been its President, Chief Executive Officer, and Chairman of the Board since its inception in 1990.  Mr. Fields has been responsible for the strategic direction of Park City since its inception.  Mr. Fields co-founded Mrs.  Fields Cookies with his then wife, Debbi Fields.  He served as Chairman of the Board of Mrs. Fields Cookies from 1978 to 1990.  In the early 1970’s Mr. Fields established a financial and economic consulting firm called Fields Investment Group.  Mr. Fields received a Bachelor of Arts degree in 1968 and a Masters of Arts degree in 1970 from Stanford University, where he was Phi Beta Kappa, Danforth Fellow and National Science Foundation Fellow.

Jane F. Hoffer has served as our Chief Operating Officer since August 28, 2008 and as a member of our board of directors since December 2004, following her appointment in connection with the merger between our predecessor, The viaLink Company and Prescient Systems on December 31, 2004. Prior to her appointment as our Chief Operating Officer, Ms. Hoffer served as our Chief Executive Officer since December 31, 2004.  Ms. Hoffer previously served as President, Chief Executive Officer and a member of the board of directors of Prescient Systems. Ms. Hoffer founded Prescient Systems, Inc. having led the management buyout from Lucas, Bear and Associates, Inc. in December 1996. From 1994 to 1996, she served as Chief Executive Officer of Lucas, Bear and Associates, Inc. Ms. Hoffer was elected to the Albert Einstein Healthcare Network, a private not-for-profit company in July 2002 and was elected to the Board of Trustees in July 2003 and still serves as a trustee.

Daniel W. Rumsey has served as Chairman of our board of directors since December 2004, following his election in connection with the merger between our predecessors, The viaLink Company and Prescient Systems on December 31, 2004. Following the resignation of our Chief Financial Officer in November 2006, Mr. Rumsey assumed the responsibility of Interim Chief Financial Officer. He is currently the Chief Executive Officer and Chairman of the Board of Directors of Azzurra Holding Corporation, a public company which recently emerged from Chapter 11 of the U.S. Bankruptcy Code. From 2003 to March 2006, Mr. Rumsey held various other positions at Azzurra Holding Corporation including Vice President, General Counsel and Secretary, Chief Financial Officer and Acting Chief Executive Officer. From 2000 to 2002, Mr. Rumsey was Vice President and General Counsel of Knowledge Kids Network, Inc., a multi-media education company. Prior to joining Knowledge Kids Network, Inc., Mr. Rumsey was the President and General Counsel of Aspen Learning Systems and NextSchool, Inc., which he joined in February 1997. Mr. Rumsey sold Aspen Learning Systems and NextSchool to Knowledge Kids Network in 1999. Mr. Rumsey has an extensive legal and finance background, dating back to 1987 when he served as a staff attorney in the SEC’s Division of Corporation Finance. In addition to serving on the Board of Directors of Azzurra Holding Corporation, Mr. Rumsey serves on the board of directors of World Racing Group, Inc. and XELR8 Holdings, Inc.

Patrick L. Kiernan has served as a member of our board of directors since January 2004. Mr. Kiernan currently serves as the President of Day/Kiernan & Associates, a consulting group focused on growth strategies and emerging issues with an emphasis on consumer future forces, customized education programs, and trade policy development, were he has served since 1998. Mr. Kiernan is a contributing editor writing for Grocery Headquarters Magazine, serves on the staff of Saint Joseph’s University Center for Food Marketing, The Council of Logistics Management Research Strategies Committee, and is a research affiliate with the Institute for the Future.

Michael A. DiPiano has served as a member of our board of directors since December 2004, following his election in connection with the merger between our predecessor, The viaLink Company and Prescient Systems on December 31, 2004. Mr. DiPiano is the Managing Partner of NewSpring Capital and has served in that capacity since, 2001. From 1998 to 2004, he was Chairman of Maxwell Systems, a venture-funded e-commerce and software company during which time he also co-founded four additional venture backed startups, including MessageLink, HR Division, Alliance One, and Vytek Wireless. From 1996 until 1998, Mr. DiPiano was affiliated with Safeguard Scientifics, Inc. and its related venture funds, serving in high-level management positions, and working on investment matters with several of their wireless and IT related companies. He is currently a director of Nutrisystem, Inc. (NASDAQ: NTRI). He is also a director of a number of private companies including Ecount and FemmePharma. Mr. DiPiano is also a director of the University City Science Center.

Warren D. Jones has served as a member of our board of directors since December 1999. From September 2001 until August 2002, he served as our interim Chief Executive Officer. Prior to his retirement, Mr. Jones spent 31 years at PricewaterhouseCoopers LLP where he served as managing partner in New Orleans and Pittsburgh, and most recently was responsible for risk management and compliance for the firm’s Southwest region technology, telecommunications and entertainment customers.

Mary Lou Fox has served as a member of our board of directors since December 2004, following her election in connection with the merger between our predecessor, The viaLink Company and Prescient Systems on December 31, 2004. She previously served as a director of Prescient Systems from August 2001 until the completion of the merger in December 2004. Ms. Fox is currently President of Fox Supply Chain Consulting and has served in that capacity since 2001. Ms. Fox is a recognized expert in supply chain management and has broad experience in the software and services industry. Her career at Manugistics spanned the growth of Manugistics from the beginning of its supply chain business through 1999, where Ms. Fox built the consulting services business as well as serving in executive positions in marketing and product development. Ms. Fox was chief operating officer at NextLinx, a global trade software company, from January 2000 to January 2001.

Park City and Merger Sub

Incorporated in 1964, Park City is a Delaware corporation with its executive offices at 3160 Pinebrook Road, Park City, Utah 84098.  Its telephone number is (435) 645-2000. Merger Sub, a Delaware corporation and wholly-owned subsidiary of Park City, was organized solely for the purpose of entering into the Merger Agreement with Prescient and completing the Merger. Merger Sub was incorporated on August 28, 2008 and has not conducted any business operations. Merger Sub’s principal executive offices are located at c/o Park City Group, Inc., 3160 Pinebrook Road, Park City, Utah 84098.

Set forth below is certain information for each director and executive officer of Park City and Merger Sub. Each person identified below is a United States citizen except as otherwise stated below. During the last five years, none of Park City, Merger Sub or any of the directors and executive officers listed below (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) was a party to any judicial or administrative proceedings (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state laws, or a finding of a violation of federal or state securities laws. The principal business address of each director and executive officer listed below is c/o Park City Group, Inc., 3160 Pinebrook Road, Park City, Utah 84098.

Executive Officers and Directors of Park City and Merger Sub

The following table sets forth information regarding Park City’s and Merger Sub’s executive officers and directors as of August 28, 2008:

Name	Position
Randall K. Fields*	Chief Executive Officer and Chairman of the Board of Directors
Robert P. Hermanns	Senior Vice President of Sales and Director
John R. Merrill	Chief Financial Officer and Treasurer
Edward L. Clissold	Secretary
Robert W. Allen	Director
Richard S. Krause	Director
James R. Gillis	Director

* Director, President and Chief Executive Officer of Merger Sub

Business and Background of Executive Officers and Directors of Park City and Merger Sub

Randall K. Fields. See above at "--Business and Background of Executive Officers and Directors of the Company."

Robert P. Hermanns joined Park City in March of 2007 as Senior Vice President. Mr. Hermanns is responsible for U.S. customer relations and corporate development and also is an acting member of the Park City Group Board of Directors. Mr. Hermanns has over 40 years experience in all phases of retail and wholesale grocery operations. Mr. Hermanns was President and Chief Executive Officer and Vice Chairman of the Board of Directors of Associated Grocers, Inc. from 2002 through 2005. He is also the former Chief Operating Officer of Weis Markets, a $2 billion NYSE company operating 163 retail food markets in the Mid-Atlantic States. Prior to joining AG and Weis Markets, Mr. Hermanns enjoyed a 30-year career with American Stores Company, an $18 billion food and drug retailer, where he held a number of executive management positions including Chief Operating Officer for Procurement and Logistics. A graduate of Western Michigan University with a BS degree in Food Marketing, Mr. Hermanns also holds an MBA from the University of Southern California.

John R. Merrill joined Park City in August of 2006 as Director of Finance, Accounting & Administration. On September 10, 2007 he was promoted and appointed to Chief Financial Officer and Treasurer. He has over 18 years experience in both the public and private sectors of finance and accounting.  Prior to joining Park City, he was most recently Chief Financial Officer for Peak Solutions Group a consulting firm focused on providing business solutions for growth oriented small business.  From 1998 to 2003, Mr. Merrill was Controller for Clear Channel Communications, Inc., a $19 billion publicly traded broadcasting and outdoor advertising company operating 1,200 radio stations in the United States. Prior to joining Clear Channel, Mr. Merrill was the Controller of the Academies Division of IMG, a $2 billion global leader in professional athlete management whose clients included Tiger Woods, Venus Williams, Pete Sampras and Anna Kournikova.  Throughout his career, Mr. Merrill has had significant exposure to various sectors of both sporting goods retail and service industries.  Mr. Merrill began his career with KPMG and holds a Bachelors and a Masters degree in Accounting from the University of South Florida.

Edward L. Clissold was appointed Secretary on September 10, 2007.  In January of 2007, Mr. Clissold was hired as an employee of Park City, Inc as General Counsel.  Formerly, he was in private practice and was Park City’s corporate counsel. Mr. Clissold has over 25 years experience in the legal profession and has been affiliated with Park City and its predecessors for over 20 years.  He was also General Counsel for Mrs. Fields Cookies, Inc. for approximately 10 years. Mr. Clissold received a Bachelors of Science Degree in Finance from the University of Utah and a Juris Doctorate from Brigham Young University.

Richard S. Krause joined the Board of Directors of Park City in January, 2008. Mr. Krause is a seasoned executive with many years of experience in senior leadership roles with consumer packaged goods manufacturers and marketers such as Procter & Gamble, Newell Rubbermaid and ConAgra Foods.  Mr. Krause has over twenty years of experience in leading organizations through significant milestones and inflection points by creating motivated, highly competitive, and winning cultures. Mr. Krause is currently President and Chief Executive Officer of Elan Nutrition, Inc. (an affiliate of Sun Capital Partners, Inc.) a major manufacturer and formulator of sports-performance, weight management and healthy lifestyle nutrition bars.  Prior to this, he was President of Cannon Solutions, Inc., a global operating group with businesses in the merchandising systems, automated distribution and retail technologies sectors serving major brand marketers and retailers. Throughout his career, Mr. Krause has consistently developed and instituted share increasing, cost saving, and revenue building programs for several well-known consumer packaged goods brands.

Robert W. Allen joined the Board of Directors of Park City in October, 2007. Mr. Allen is a seasoned executive with many years experience as Chairman, President and Chief Executive Officer of businesses ranging in size from $200 million to $2.5 billion.  Mr. Allen has over thirty years experience in the dairy industry, most notably as a catalyst for developing companies and a turn-around agent for troubled companies or divisions. Mr. Allen was most recently Chief Executive Officer of Southern Belle Dairy where he established a leadership team to reposition the company and developed a position in the market place for the branding of its products.  Prior to this, he was Executive Vice President of Borden, Inc. where he was recruited to turn around the largest and most trouble division of the Company.  He is also the immediate past Chair of Kid Peace International, a $160 million non- profit agency assisting children in crises.

James R. Gillis joined the Board of Directors of Park City in February, 2008. Mr. Gillis is President, Chief Operating Officer and Co-CEO of Source Interlink Companies, Inc., a premier marketing, merchandising and fulfillment company of entertainment products where he has been instrumental in developing annual revenues in excess of $1.9 billion and over 95 business units in the US.   While at Source Interlink, Mr. Gillis has also developed and maintained relationships with public equity investors, hedge funds, stock analysts, investment banks and private equity firms, both domestically and internationally, while creating a marketing infrastructure to provide a portfolio of fully integrated products and services in 110,000 locations for more than 1,000 retail chains.  Prior to his tenure with Source, he was President, CEO, and Owner of Brand Manufacturing Corporation, a leading designer and manufacturer of retail display systems. Previously, he was Managing Partner of Aders, Wilcox, Gillis Group, a global developer of trade relationships serving major brand marketers and retailers worldwide.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the Merger and to receive payment in cash for the fair value of your shares as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than twenty (20) days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•
You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262; and

•
You must not vote in favor of or consent to the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares.

All demands for appraisal should be addressed to Prescient Applied Intelligence, Inc., 1247 Ward Avenue, West Chester, Pennsylvania 19380, Attention: Daniel W. Rumsey, must be delivered before the vote on the Merger Agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten (10) days after the effective time of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of or consent to the Merger Agreement. At any time within sixty (60) days after the effective time of the Merger, any stockholder who has demanded an appraisal but has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares. Within one hundred twenty (120) days after the effective date of the Merger, any stockholder who has complied with Section 262 shall, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within ten (10) days after such written request is received by the Surviving Corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal, whichever is later. Within one hundred twenty (120) days after the effective time of the Merger, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within twenty (20) days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice, if so ordered by the Chancery Court, to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, from the effective date of the Merger through the date of payment of the judgment, which shall be compounded quarterly and shall accrue at a default rate 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest, if any, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within one hundred twenty (120) days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within sixty (60) days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than sixty (60) days after the effective time of the Merger may only be made with the written approval of the Surviving Corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

   If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2008 annual meeting of stockholders. Any stockholder proposals to be considered timely for inclusion in next year’s proxy statement must be submitted in writing to our principal executive offices, Prescient Applied Intelligence, Inc., 1247 Ward Avenue, West Chester, Pennsylvania 19380, Attention: Daniel Rumsey within a reasonable time before we begin to print and send its proxy materials.  Such proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please (1) mail your request to Prescient Applied Intelligence, Inc., 1247 Ward Avenue, West Chester, Pennsylvania 19380, Attention: Daniel W. Rumsey, or (2) call Daniel W. Rumsey, our Interim Chief Financial Officer, at (310) 242-5698. Upon written or oral request, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Prescient and Park City have filed with the SEC a Schedule 13E−3 with respect to the proposed Merger. The Schedule 13E−3, including any amendments and exhibits, is available for inspection as set forth above.

You may obtain additional copies of the documents related to this transaction, including the Prescient Form 10−KSB and Form 10−Q attached hereto and other relevant materials, and any amendments or supplements thereto, without charge, by requesting them in writing or by telephone from:

Daniel W. Rumsey
Prescient Applied Intelligence, Inc.
1247 Ward Avenue
West Chester, Pennsylvania 19380
Telephone: (310) 242-5698

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [          ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated August 28, 2008

The parties to this Agreement and Plan of Merger are Park City Group, Inc. (the “Parent”), a Nevada corporation, PAII Transitory Sub, Inc. (the “Sub”), a Delaware corporation and wholly owned subsidiary of Parent, Prescient Applied Intelligence, Inc. (the “Company”), a Delaware corporation, and Randy Fields, an individual who serves as the Chairman and CEO of Parent (“Fields”).

The board of directors of each of the Parent, the Sub, and the Company have approved, and deem it advisable and in the best interests of its respective shareholders, to consummate the acquisition of the Company by the Parent by way of the merger (the "Merger") of the Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and this Agreement.

Concurrent with the execution of this Agreement, Parent has purchased an aggregate of 715.96 shares, and intends to purchase in a separate transaction 382.536 shares (collectively, the “Privately Purchased Shares”) of the Company’s Series E Convertible Preferred Stock, par value $.001 per share, pursuant to separate securities purchase agreements between and among the Parent and the holders of such shares.

Accordingly, the parties agree as follows:

ARTICLE I

THE MERGER

Section  1.1                                The Merger.                                At the Effective Time (as defined in Section 1.2), the Sub shall be merged with and into the Company, in accordance with the DGCL, at which time the separate existence of the Sub shall cease, and the name of the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall remain “Prescient Applied Intelligence, Inc.” The Merger will have the effects set forth in the DGCL.

Section  1.2                                Effective Time of the Merger.  The Merger will become effective upon the later of (a) the filing of a properly executed certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Department of State") in accordance with the DGCL, or (b) such later date and time as may be set forth in the Certificate of Merger (the "Effective Time").

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ARTICLE II

THE SURVIVING CORPORATION

Section  2.1                                Certificate of Incorporation.  The certificate of incorporation of the Sub in effect at the Effective Time will be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided in the DGCL.

Section  2.2                                Bylaws.  The by-laws of the Sub in effect at the Effective Time will be the by-laws of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided in the certificate of incorporation and the DGCL.

Section  2.3                                Directors and Officers of Surviving Corporation

(a)           The directors of the Sub at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by law.

(b)           The officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by law.

ARTICLE III

CONVERSION OF SHARES

Section  3.1                                Conversion of Shares

(a)           Subject to Sections 3.2 and 3.3, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of shares of common stock, par value $.001 per share, of the Company (collectively, the "Common Shares"), each Common Share  issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 3.3) and other than Common Shares owned by the Parent or the Sub) (the “Outstanding Common Shares”) will be converted into the right to receive $.055 (the “Merger Consideration Per Common Share”) in cash and without interest upon surrender of the certificate formerly evidencing such Common Shares.  From and after the Effective Time, all Outstanding Common Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of a certificate evidencing Outstanding Common Shares shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration Per Common Share in respect of those Shares, without interest, upon the surrender of such certificate in accordance with Section 3.2 or as otherwise provided by law.

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(b)           Subject to Sections 3.2 and 3.3, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of shares of Series E Convertible Preferred Stock, par value $.001 per share, of the Company (collectively, the "Series E Shares"), each Series E Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 3.3) and other than any Series E Shares owned by the Parent or the Sub) (the “Outstanding Series E Shares”) will be converted into the right to receive $4,098.00 (the “Merger Consideration Per Series E Share”) in cash and without interest upon surrender of the certificate formerly evidencing such Series E Shares.   From and after the Effective Time, all converted Series E Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of a certificate evidencing converted Series E Shares shall cease to have any rights with respect to such Series E Shares, except the right to receive the Merger Consideration Per Series E Share in respect of those Series E Shares, without interest, upon the surrender of such certificate in accordance with Section 3.2 or as otherwise provided by law.  In connection with the Merger, the Certificate of Designation of the Relative Rights and Preferences of the Series E Convertible Preferred Stock shall be amended to provide that the Merger Agreement shall govern the powers, designation and preferences of the Series E Convertible Preferred Stock in the event the Merger is consummated.

(c)           Subject to Sections 3.2 and 3.3, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of shares of Series G Convertible Preferred Stock, par value $.001 per share, of the Company (collectively, the "Series G Shares"), each Series G Share  issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 3.3) and any Series G  Shares owned by the Parent or the Sub) (the “Outstanding Series G  Shares”) will be converted into the right to receive $1,136.36 (the “Merger Consideration Per Series G Share” and together with the Merger Consideration Per Common Share and the Merger Consideration Per Series E Share, the “Merger Consideration”) in cash and without interest upon surrender of the certificate formerly evidencing such Series G Shares.  From and after the Effective Time, all converted Series G Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of a certificate evidencing converted Series G Shares shall cease to have any rights with respect to such Series G Shares, except the right to receive the Merger Consideration Per Series G Share in respect of those Series G Shares, without interest, upon the surrender of such certificate in accordance with Section 3.2 or as otherwise provided by law.  In connection with the Merger, the Certificate of Designation of the Relative Rights and Preferences of the Series G Convertible Preferred Stock shall be amended to provide that the Merger Agreement shall govern the powers, designation and preferences of the Series G Convertible Preferred Stock in the event the Merger is consummated

(d)           Each share of capital stock owned by the Company (or held in the treasury of the Company) or by the Parent or Sub immediately prior to the Effective Time will be cancelled and retired.

(e)           Each share of common stock, par value $0.01 per share, of the Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

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Section  3.2                                Exchange of Certificates   The procedures for exchanging Outstanding Common Shares for the Merger Consideration Per Common Share, Outstanding Series E Shares for the Merger Consideration Per Series E Share, and Outstanding Series G Shares for the Merger Consideration Per Series G Share pursuant to the Merger are as follows:

(a)           Exchange Agent.  At or prior to the Effective Time, the Parent shall deposit or cause to be deposited $4,787,833 (or such greater amount as shall be necessary to consummate the Merger and pay the full amount of the Merger Consideration) in immediately available funds with Computershare Trust or another bank or trust company selected by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Common Shares, the Series E Shares and the Series G Shares outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 3.2, which amount will be sufficient to make payment of the Merger Consideration Per Common Share, the Merger Consideration Per Series E Share, and the Merger Consideration Per Series G Share pursuant to Section 3.1 in exchange for all of the Outstanding Common Shares, Outstanding Series E Shares, and Outstanding Series G Shares (the “Exchange Fund”).

(b)           Exchange Procedures.  As soon as reasonably practicable, the Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding Common Shares, Series E Shares, and Series G Shares (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration Per Common Share, the Merger Consideration Per Series E Share, and the Merger Consideration Per Series G Share  (as the case may be) payable with respect thereto.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration Per Common Share, the Merger Consideration Per Series E Share, and the Merger Consideration Per Series G Share that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall immediately be cancelled.  In the event of a transfer of ownership of Common Shares, Series E Shares and Series G Shares which is not registered in the transfer records of the Company, the Merger Consideration Per Common Share, the Merger Consideration Per Series E Share, or the Merger Consideration Per Series G Share may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration Per Common Share, the Merger Consideration Per Series E Share, or the Merger Consideration Per Series G Share, as the case may be, as contemplated by this Section 3.2.

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 (b)           Transfer Books; No Further Ownership Rights in the Outstanding Shares.  At the Effective Time, the stock transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of the Outstanding Common Shares, Outstanding Series E Shares or Outstanding Series G Shares (collectively, the “Outstanding Shares”) on the records of the Company.  From and after the Effective Time, the holders of Certificates evidencing Outstanding Common Shares, Outstanding Series E Shares or Outstanding Series G Shares ease to have any rights with respect to such Outstanding Shares, except as otherwise provided in this Agreement or by applicable law.

(c)           Withholding.  The Parent may deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of any Outstanding Shares such amounts as the Parent is required to deduct and withhold under applicable law with respect to the making of such payment.  To the extent that amounts are so withheld by the Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Outstanding Shares in respect of whom such deduction and withholding was made by the Parent.

Section  3.3                                Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, no Outstanding Shares the holder of which has complied with the applicable provisions of the DGCL as to dissenter's rights ("Dissenting Shares") shall be deemed converted into and to represent the right to receive the Merger Consideration, and the holders of Dissenting Shares, if any, will be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares, to the extent permitted by and in accordance with the applicable provisions of the DGCL; provided, however, that (a) if any holder of Dissenting Shares shall, under the circumstances permitted by the DGCL, subsequently deliver a written withdrawal of that holder’s demand for appraisal of such Dissenting Shares, or (b) if any holder fails to establish that holder’s entitlement to rights to payment as provided in the applicable provisions of the DGCL, or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in the applicable provisions of the DGCL, such holder or holders shall forfeit such right to payment  for such Dissenting Shares pursuant to the DGCL, and each such Outstanding Share will not be considered a Dissenting Share but will thereupon be converted into the right to receive the Merger Consideration.

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Section 3.4                                Options. Immediately prior to the Effective Time, each outstanding option to acquire Common Shares  held by any Company employee or by any other person (each, an “Option”) granted or assumed under the 1999 Stock Option/Stock Issuance Plan or the 2007 Equity Incentive Plan (collectively, as amended, the “Stock Plans”), whether or not then exercisable, shall be cancelled by the Company, and the holder thereof shall be entitled to receive as soon as practicable after the Effective Time from the Parent following the Merger in consideration for such cancellation an amount in cash equal to the product of (a) the number of Common Shares previously subject to each such Option and (b) the excess, if any, of the Merger Consideration Per Common Share over the exercise price per Common Share previously subject to such Option (collectively, the “Option Consideration”) (it being understood that if any such exercise price exceeds the Merger Consideration Per Common Share, the amount payable in respect of such Option shall be zero), reduced by the amount of any withholding or other Taxes required by Law to be withheld; it being understood that with respect to an Option held by a person whose employment by the Company was terminated prior to the Effective Time, consideration shall only be paid with respect to the portion of such Option that was outstanding immediately prior to the Effective Time and was vested as of the time such person’s employment relationship with the Company terminated. The Company shall use such procedures as it deems necessary and consistent with the terms of the respective Stock Plan to implement the provisions contemplated herein.  Immediately prior to the Effective Time, the Company shall deposit in a bank account an amount of cash, if any, equal to the Option Consideration for the payment of any options that are eligible for Option Consideration (subject to any applicable withholding Tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such options that are eligible for Option Consideration in accordance with this Section 3.4.

Section 3.5                                Warrants.  Each warrant to purchase Common Shares that is outstanding as of the Effective Time (each, a “Warrant”) shall be converted at the Effective Time into the right to receive a cash amount, if any, equal to the Warrant Consideration (as defined below) for each Common Share then subject to such Warrant.  Prior to the Effective Time, the Company shall take all necessary action and timely provide all notices to effect the conversion of such Warrants as contemplated by this Section 3.5.  Promptly following the Effective Time, the Company shall deposit in a bank account an amount of cash, if any, equal to the sum of the aggregate Warrant Consideration for each such Warrant then outstanding (subject to any applicable withholding Tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Warrants in accordance with this Section 3.5.  For purposes of this Agreement, “Warrant Consideration” means, with respect to Common Share issuable under a particular Warrant, an amount equal to the excess, if any, of: (i) the Merger Consideration per Common Share, over (ii) the exercise price payable in respect of such Common Share issuable under such Warrant (it being understood that if the exercise price payable in respect of such Common Share issuable under such Warrant exceeds the Merger Consideration per share, the Warrant Consideration in respect of such Warrants shall be zero).

Section  3.5                                Closing.  The Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the office of the Parent  at 3160 Pinebrook Road, Park City, Utah  84098, at 10:00 a.m., local time, on the later of (a) the date of the shareholders' meeting  or written consent referred to in Section  6.3 or (b) the day on which the conditions set forth in Article VII are satisfied or waived, or at such other date, time, and place as the Parent and the Company agree.  At the Closing, the parties shall take all action and execute and deliver all documents and instruments (including, without limitation, the Certificate of Merger) required to effect the Merger as promptly as possible.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

The Parent and Sub, jointly and severally represent and warrant to the Company as follows:

Section  4.1                                Existence and Corporate Power of the Parent and Sub.  The Parent is a corporation validly existing and in good standing under the law of state of Nevada, and has the corporate power to execute, deliver, and perform its obligations under this Agreement.  The Sub is a corporation validly existing and in good standing under the law of the state of Delaware, and has the corporate power to execute, deliver, and perform its obligations under this Agreement.

Section  4.2                                Authority.    The execution, delivery, and performance of its obligations under this Agreement by each of the Parent and the Sub have been duly authorized by its board of directors, and by the Parent as the sole shareholder of the Sub, and no other corporate proceedings on the part of the Parent or the Sub are necessary to authorize the execution, delivery, or performance of this Agreement.  This Agreement has been duly and validly executed and delivered by each of the Parent and the Sub and constitutes a valid and binding agreement of each of the Parent and the Sub, enforceable against each in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies.

Section  4.3                                Consents and Approvals; No Violations.  Except for the filing and recordation of a certificate of merger under the DGCL and any filings under applicable securities laws, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by the Parent and the Sub of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement by the Parent or the Sub nor the performance  by the Parent or the Sub of its obligations under this Agreement will (a) conflict with or result in any breach of any provisions of its certificate of incorporation or bylaws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any agreement or other instrument to which it is a party or by which it or any of its assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to it or its assets.

Section 4.4                                Brokers.                      No broker, finder, or financial advisor is entitled to any brokerage, finders, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or the Sub.

Section 4.5                                Available Funds.   The Parent shall, when and as required under this Agreement, have access to all the funds necessary to consummate the Merger, pay all Merger Consideration and pay all fees and expenses payable by the Parent or the Sub related to the transactions contemplated by this Agreement.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants as of the date of this Agreement to the Parent and the Sub as follows:

Section  5.1                                Existence and Corporate Power of the Company.  The Company is a corporation validly existing and in good standing under the law of the state of Delaware, and has the corporate power to execute, deliver, and perform its obligations under this Agreement.

Section  5.2                                Authority.    The execution, delivery, and performance of its obligations under this Agreement by the Company have been duly authorized by its board of directors, and, subject to approval by the Company’s shareholders at the meeting referred to in Section 6.3, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery, or performance of this Agreement.  This Agreement has been duly and validly executed and delivered by Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies.

Section  5.3                                Consents and Approvals; No Violations.  Except for the filing and recordation of a certificate of merger under the DGCL and any filings under applicable securities laws, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement by the Company nor the performance  by the Company of its obligations under this Agreement will (a) conflict with or result in any breach of any provisions of its certificate of incorporation or bylaws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any agreement or other instrument to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries or any of their assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to it or its assets.

Section 5.4                                Capitalization.                                           The authorized and outstanding capital stock of the Company is comprised of (a) 400,000,000 authorized Common Shares, of which 33,200,822 are outstanding, (b) 1,250 authorized Series D Convertible Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), none of which are outstanding, (c) 1,660 authorized Series E Shares, of which 1,657 are outstanding, and (d) 480 authorized Series G Shares, of which 479.9 are outstanding.  Schedule 5.4 lists each of the Company’s outstanding Options and Warrants, including the number of shares issuable upon exercise of each Option and Warrant and the exercise price of each Option and Warrant.  All the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, and nonassessable.  Except for the Series E Shares, the Series G Shares, and as set forth in Schedule 5.4, there are no outstanding options, warrants, agreements, convertible securities, or other commitments pursuant to which the Company is or may become obligated to issue any shares of capital stock or other securities.

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Section 5.5                                No Subsidiaries.                                           Other than as set forth on Schedule 5.5, the Company does not own any shares or other interests of any kind in any other business or entity.  All subsidiaries are wholly owned by the Company and there are no outstanding rights or options to purchase any equity interest in any subsidiary.

Section 5.6      Fairness.                                                      Prior to the Effective Time, the Company expects to receive an opinion of Updata Advisors to the effect that, as of the date of this Agreement, the total consideration to be received for the Outstanding Shares pursuant to this Agreement is fair from a financial point of view.

Section 5.7                                Board Recommendation.                                                      At a meeting duly called and held on August 28, 2008, at which a quorum was present and acting throughout, the board of directors of the Company determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the stockholders, and resolved to recommend that such holders adopt this Agreement and approve the Merger.

Section 5.8                                No Material Change.                                                      Except as set forth in Schedule 5.8, there has been no material adverse change in the business of the Company or its subsidiaries since June 30, 2008, including any material adverse change in the Company’s or its subsidiaries’ relationships with customers or vendors or in the Company’s and its subsidiaries consolidated balance sheet.  As of the date of this Agreement, the Company has not received written or verbal notice from any current customer who accounted for a material amount of the Company’s revenue during the past 12 months  regarding the termination or intention to terminate any contract with the Company.

Section 5.9                                Brokers.                      No broker, finder, or financial advisor is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement, other than the sum of $575,000 due and owing Updata Advisers upon consummation of the Merger.

ARTICLE VI

COVENANTS

Section 6.1                                     Appointment of Chief Executive Officer.

(a)           Concurrent with the execution of this Agreement, the Company shall appoint Fields to serve as the Chief Executive Officer of the Company.  In connection therewith, Fields shall provide to the Company any and all information reasonably requested by the Company in order for the Company to comply with its filing obligations under applicable securities laws, including, but not limited to, completing and executing a directors and officers questionnaire.  Without the express prior approval of the Board of Directors of the Company, prior to the Effective Time, Fields shall have no authority to, and shall not, engage in any of the following actions: (i) execute any checks (except as a co-signor) or authorize any transfer of any funds of the Company; (ii) cause the Company to make, offer or agree to make any loan to any person; (iii) cause the Company to incur or agree to incur any debt except for trade debt in the ordinary course of business consistent with past practice; (iv) sell, offer or agree to sell any assets of the Company except in the ordinary course of business consistent with past practice; or (v) cause the Company to enter into any agreement with Parent or Fields.

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(b)           subject to Section 6.1(a) and the other provisions of this Agreement: (i) Fields and other representatives of Parent as authorized by Fields, shall have full access to all the Company’s facilities and personnel, and (ii) the Company shall promptly furnish Fields and other representatives of Parent as authorized by Fields, all information requested from time to time that is reasonably available to the Company.

Section  6.2                                Prohibitions on Voting of Capital Stock.  Except as contemplated by Section 6.3(b)(i) of this Agreement, prior to the Effective Time, Parent shall not vote any Common Shares, Series E Shares or Series G Shares (or act by written consent in lieu thereof) beneficially owned by it or initiate any Company shareholder action to:

 (a)           amend the certificate of incorporation or by-laws of the Company;

 (b)           split, combine, or reclassify any shares of its outstanding capital stock;

 (c)           issue any shares of its capital stock or any options or other rights to acquire any shares of capital stock;

(d)           amend or waive any provision of the Certificate of Designation of the Series G Shares;

(e)           amend or waive any provision the Certificate of Designation of the Series E Shares;

(f)           designate or authorize the issuance of any new class or series of capital;

(g)           adopt a plan or agreement of liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(h)           remove any director of the Company or increase or decrease the size of the Company’s Board of Director;

(i)           take any action that could reasonably be expected to, directly or indirectly prevent or materially impair or delay the consummation of the transactions contemplated hereby;

(j)           authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions; or

(k) authorize the payment of any dividend or distribution to stockholders.

Section 6.3                                Shareholder Approval

(a)           Subject to Section 6.9 of this Agreement, the Board of Directors of the Company, as soon as practicable in accordance with applicable law and its certificate of incorporation and by-laws shall:

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(i)           submit for approval and adoption by the Company’s shareholders at a meeting of its shareholders held for such purpose (or by written consent in lieu thereof) this Agreement and the Merger and shall use its best efforts to obtain such approval; and

(ii)           recommend approval and adoption of this Agreement and the Merger by the Company’s shareholders and take all lawful action to solicit such approval.

(b)           Until such time as the Board of Directors withdraws its recommendation to approve the Merger, the Parent shall, and shall cause its controlled affiliates to (i) vote all Common Shares, Series E Shares or Series G Shares beneficially owned by them in favor of this Agreement and the Merger at the meeting or by written consent contemplated by clause (a)(i) above, vote against any proposal inconsistent with the foregoing, and take all other action reasonably effect the purposes of this Section 6.3, and (ii) not sell, transfer, or otherwise dispose of, or grant or issue any option, warrant or other right to purchase, or hypothecate, pledge, or give a proxy or right to vote with respect to, any Common Shares, Series E Shares or Series G Shares.

Section 6.4                                SEC Filings.  As promptly as practicable after the execution of this Agreement, the Company, in cooperation with the Parent, shall prepare and file with the SEC a Proxy Statement and if required a Schedule 13E-3.  Parent and Sub, as the case may be, shall furnish all information concerning Parent and Sub (and their respective Affiliates, if applicable), as is required to be included in the Proxy Statement or Schedule 13E-3 that is customarily included in such filings in connection with the preparation and filing with the SEC of such filings.  The Company or the Parent shall notify the other party promptly upon the receipt of any comments or requests from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, Schedule 13E-3 or any other filing with the SEC related to the Merger or Parent’s purchase of the Privately Purchased Shares and shall supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to such filings.  The parties shall reasonably cooperate with and assist each other in responding to any comments and providing any additional or revised disclosure.  The Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.4 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any other filings with the SEC, the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.  If Parent or Sub or any of their respective affiliates is required to file any report, schedule, form or other document with the SEC in connection with the transactions contemplate by this Agreement, including its purchase of certain Common Shares, Series G Shares and Series E Shares, Parent, Sub and their respective affiliates, if applicable, such person shall promptly prepare and file with the SEC such required report, schedule, form or other document, including any and all required exhibits or amendments, within the time period required by, and in accordance with, applicable law and the rules of the SEC.

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Section  65                                Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, will be paid by the party incurring such costs and expenses.

Section 6.6                                Severance Agreements.  The Parent agrees and acknowledges the existence of certain severance agreements by and between the Company and certain of its officers, as set forth in Schedule 6.6 attached hereto, which agreements may require certain payments by the Company upon consummation of the Merger.

Section  6.7                                Additional Agreements.  Each party agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents, and approvals and to effect all necessary registrations and filings.

Section 6.8                                Availability of Funds.                                                       Prior to the execution of this Agreement, Parent has delivered to the Company a comfort letter to the effect that, when and as required under this Agreement, it shall have available or have access to funds sufficient to perform its obligations under this Agreement, including the consummation of the Merger.  On or before the date that the definitive proxy statement to approve the Merger is mailed to the Company’s shareholders (the “Escrow Funding Date”), Parent shall place $2,500,000 (which shall not be funded by or collateralized with, in whole or in part, any assets of the Company) (the “Escrow Amount”) into an escrow account at the Silicon Valley Bank (the “Escrow Account”) pursuant to an escrow agreement with terms that are standard and customary for transactions of this kind, which funds shall be used to partially fund the Exchange Fund or satisfy the Parent’s obligations under Section 8.2(a) or (b).  On or before two (2) business days prior to the Escrow Funding Date, the Company shall provide written notice to Parent setting forth the Escrow Funding Date.

The balance of the funds required to complete the Merger and pay the Merger Consideration shall be deposited by Parent into the Escrow Account at least one (1) business day prior to the date of the Company’s shareholders’ meeting and shall not be funded by or collateralized with, in whole or in part, any assets of the Company.

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Section 6.9                                Fiduciary Out.  Nothing in this Agreement shall prohibit the Company (either directly or indirectly through advisors, agents or intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to a third party who has made a bona fide Alternative Transaction Proposal, (ii) engaging in discussions or negotiations with any such third party who has made a bona fide Alternative Transaction Proposal, (iii) following receipt of a bona fide Alternative Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended, or otherwise making a disclosure to stockholders, and/or (iv) following receipt of a bona fide Alternative Transaction Proposal, failing to make or withdrawing or modifying its recommendation that the stockholders of the Company approve the Merger, in each case referred to in the foregoing clauses (i)-(iv), to the extent the Board of Directors of the Company shall have concluded that such action or actions are required to satisfy its fiduciary duties to the Company and its stockholders under applicable Delaware Law.  For the purpose of this Agreement,  “Alternative Transaction Proposal” means any offer or proposal for any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (i) (A) any merger, arrangement, consolidation, share exchange, business combination, recapitalization, tender offer, exchange offer or other similar transaction involving any of the Company or its Subsidiaries, (B) any transaction in which a person or group of persons directly or indirectly acquires beneficial ownership of securities representing more than 20% of the outstanding voting securities of any of the Company or its Subsidiaries, or (C) any transaction in which any of the Company or its Subsidiaries issues securities representing more than 20% of the outstanding voting securities of any of the Company or its Subsidiaries; (ii) any sale, lease, exchange, transfer, license, or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of any of the Company or its Subsidiaries; or (iii) any liquidation or dissolution of any of the Company or its Subsidiaries.  Notwithstanding anything to the contrary in this Agreement (i) the Company shall not, and shall not authorize any person or entity acting on its behalf, to solicit an Alternative Transaction Proposal, (ii) if the Company receives an Alternative Transaction Proposal, the Company shall promptly notify the Parent in writing of that fact and furnish the Parent copies of all written documents including or incidental to  the Alternative Transaction Proposal subject to any confidentiality restrictions in such proposal, (iii) the Company shall afford the Parent not fewer than five (5) business days to respond to the Alternative Transaction Proposal, and (iv) if the Company terminates this Agreement pursuant to Section 8.1(e), the Company shall immediately pay the Parent $250,000 and notwithstanding anything to the contrary contained herein, such amount shall be the Parent’s sole and exclusive remedy.  The parties further agree that the forgoing payment shall be as liquidated damages and not as a penalty, that actual damages resulting to Parent from Company’s termination of this Agreement would be difficult or impossible to measure, and that the forgoing payment is a reasonable estimate of what those damages would be.

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Section 6.10                                Confidentiality.  Each party shall hold, and shall cause its respective affiliates and representatives to hold, all Confidential Information made available to it in connection with the Merger in strict confidence, shall not use such information except for the sole purpose of completing the transaction contemplated hereby or serving as the CEO of the Company, and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, shareholders, interest holders, affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of completing the transaction contemplated hereby (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially).  If this Agreement is terminated, each party shall immediately return to the other party all such information, all copies thereof and all information prepared by the receiving party based upon the same. The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party.  The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subsection (a).  Notwithstanding anything contained herein to the contrary, in the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall:  (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.  For the purposes of this Agreement, the term “Confidential Information” shall mean the existence and contents of this Agreement and the schedules and exhibits hereto, and all proprietary technical, economic, operational, financial and/or business information or material of one party that, prior to or following the Closing Date, has been disclosed by the Parent, Sub or Fields, on the one hand, or the Company, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other.

ARTICLE VII

CONDITIONS TO CLOSING

(a)           The respective obligations of each party to effect the Closing will be subject to the satisfaction at or prior to the Closing of the following conditions:

(i)           this Agreement, the Merger, and the transactions contemplated by this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with applicable law;

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(ii)           no preliminary or permanent injunction or other order by any federal or state court in the United States that prohibits the consummation of the Merger shall have been issued and remains in effect; and

(b)           The obligation of the Company to effect the Closing will be subject to the satisfaction at or prior to the Closing of the following condition:  each of the Parent, Sub and Fields has performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Effective Time; and the Company shall have received a certificate signed by Fields and on behalf of the Parent and Sub by an authorized executive officer to the effect that it has complied with all covenants and agreements on the part of the Parent, Sub or Fields set forth in this Agreement.

ARTICLE VIII

TERMINATION

Section  8.1                                Termination.  This Agreement may be terminated at any time prior to the Closing, whether before or after approval by the shareholders of the Company:

(a)           by mutual consent of the Parent and the Company;

(b)           by the Parent or the Company, if the Closing shall not have been consummated on or before March 31, 2009 (the “Termination Date”); provided, however, if the definitive proxy statement has not been mailed to the Company’s shareholders by February 14, 2009, the Termination Date shall be extended until the date that is forty five (45) days after the date the definitive proxy statement is mailed;

(c)           by the Company or the Parent, if either of the conditions specified in Article VII Section (a) has not been fulfilled or waived by the other party on or before the Termination Date;

(d)           by the Company, if there has been a breach of Section 6.8, Section 6.1(a)(ii), (iii), (iv) or (v), or a material breach of or failure to perform any other material representation, warranty, covenant or agreement on the part of the Parent, Sub or Fields set forth in this Agreement, and such breach is not cured promptly after notice thereof to the Parent by the Company.  For the avoidance of doubt, there shall be no cure period for any breach of Sections 6.8, Section 6.1(a)(ii), (iii), (iv) or (v); or

(e)           by the Company, if the Board of Directors of the Company  concludes in good faith that in order to satisfy its fiduciary duties under applicable Delaware Law, such Board of Directors must not make or must withdraw its recommendation that the stockholders of the Company approve the Merger.

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Section 8.2                                Effect of Termination.

(a)           In the event of a termination of this Agreement under Section 8.1(d) as a result of a breach of this Agreement by Parent, Sub or Fields (each a “Parent Breach”) and such breach occurs before the Escrow Funding Date or at a time when the full amount of the Escrow Amount has not been deposited into the Escrow Account: (i) all funds in the Escrow Account shall be delivered to and become the property of the Company, and (ii) the Company shall have the right to purchase from the Parent, and the Parent shall have the obligation to sell to the Company (the “Option”), the Privately Purchased Shares at a purchase per price of $.001 per share (the “Exercise Price”) which shall be exercised as follows:  In the event of a Parent Breach, the Company shall deliver to Parent a written notice of exercise (“Option Notice”), together with the full payment of the Exercise Price in cash or immediately available funds and the Company shall immediately cancel and retire the Privately Purchased Shares subject to the Option. Within ten (10) days from the date of the Option Notice, Parent shall deliver to the Company certificates duly endorsed in blank evidencing the Privately Purchased Shares subject to the Option free of all liens and encumbrances of every nature and the Company.  The Parent shall not assign, sell, hypothecate or otherwise transfer the Privately Purchased Shares until such time as the Merger is consummated under this Agreement.

(b)           In the event of a termination of this Agreement under Section 8.1(d) as a result of a Parent Breach and such breach occurs after a time when the full amount of the Escrow Amount has been deposited into the Escrow Account: (i) the Escrow Amount shall be delivered to and become the property of the Company, and (ii) the Company shall have the right to purchase from the Parent, and the Parent shall have the obligation to sell to the Company, fifty percent (50%) of the Privately Purchased Shares at the Exercise Price which shall be exercised as follows:  In the event of a Parent Breach, the Company shall deliver to Parent an Option Notice, together with the full payment of the Exercise Price in cash or immediately available funds and the Company shall immediately cancel and retire the Privately Purchased Shares subject to the Option. Within ten (10) days from the date of the Option Notice, Parent shall deliver to the Company certificates duly endorsed in blank evidencing the Privately Purchased Shares subject to the Option free of all liens and encumbrances of every nature.

(c) The parties further agree that payment of the Escrow Fund, or such lesser amount as may be in the Escrow Account, to Company and exercise of the Option by Company under Section 8.2(a) or (b) shall be as liquidated damages and not as a penalty, that actual damages resulting to Company from Parent's breach of this Agreement would be difficult or impossible to measure, and that the Escrow Fund (or such lesser amount as may be in the Escrow Account) and Option are a reasonable estimate of what those damages would be.  Parent shall deliver the Escrow Fund (or such lesser amount as may be in the Escrow Account) and the Privately Purchased Shares to Company promptly upon receiving written notice from Company that Parent is in default beyond the applicable cure period, if any, that the provisions of Section 8.2(a) or (b) apply, and that Company has elected to receive the Escrow Fund (or such lesser amount as may be in the Escrow Account) and the Privately Purchase Shares hereunder.

(d)  The parties agree and acknowledge that the terms and conditions set forth in this Section 8.2 are in addition to any other remedies available to the Company, at law or in equity, in the event of a termination of this Agreement caused by a Parent Breach.

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ARTICLE IX

INDEMNIFICATION

9.1           Commencing at the Effective Time and ending six (6) years after the Effective Time, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company than are presently set forth in the Certificate of Incorporation and By-laws of the Company.

9.2           Subject to the next sentence, the Surviving Corporation shall provide at no expense to the beneficiaries, and maintain in effect for six (6) years from the Effective Time directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) covering the directors and officers of the Company (the “Indemnified Parties”) currently covered by the Company’s directors’ and officers’ liability insurance policy on terms and conditions reasonably agreed to by the Continuing Directors, so long as the annual premium therefor would not be in excess of  100% of the last aggregate annual premium paid prior to the Effective Time (such 100%, the “Maximum Premium”).  If the annual premium for such new insurance coverage exceeds the Maximum Premium, the Surviving Corporation shall obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

9.3            The provisions of this Article IX are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the former and current officers and directors of the Company, their heirs and their representatives.

9.4            The Parent and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or an officer of the Company (the “Indemnified Parties”) to the fullest extent permitted by the DGCL from and against all liabilities, costs, expenses and claims (including without limitation reasonable legal fees and disbursements, which shall be paid, reimbursed or advanced by the Parent or Surviving Corporation in a manner consistent with applicable provisions of the Company’s certificate of incorporation as in effect on the date hereof) arising out of the actions taken in performance of their duties as directors or officers of the Company whether asserted or claimed prior to, at or after the Effective Time; provided, however, neither the Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party if the indemnification of such Indemnified Party in the manner contemplated hereby is determined pursuant to a final non-appealable judgment rendered by a court of competent jurisdiction to be prohibited by applicable law.

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9.5            The Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Article IX in connection with the enforcement of their rights provided in this Article IX.

ARTICLE X

GENERAL PROVISIONS

Section 10.1                                Notices.                      All notices, requests, consents, and other communications provided for in this Agreement shall be in writing and shall be (a) delivered in person, (b) transmitted by telecopy, (c) sent by first-class, registered or certified mail, postage prepaid, or (d) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient.  Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

If to the Company, to it at:

Prescient Applied Intelligence, Inc.
1247 Ward Avenue
West Chester, Pennsylvania, 19380
Attn:                      Daniel W. Rumsey
Telecopy: 310-242-6129

with a copy to:

Fox Rothschild LLP
997 Lenox Drive, 3rd Floor
Lawrenceville, New Jersey 08648
Attn: Vincent A. Vietti
Telecopy:  (609) 896-1469

If to the Fields, Parent or the Sub, to each at:

Park City Group, Inc.
3160 Pinebrook Road
Park City, Utah  84098
Facsimile:  (435) 645-2010

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with a copy to:

Edward W. Kerson, Esq.
80 University Place
Third Floor
New York, NY  10003
Facsimile:  (212) 675-5794

Section  10.2                                Amendment and Waiver.                                                      No amendment of any provision of this Agreement shall be effective, unless it is in writing and signed by the party to be charged.  Any failure of a party to comply with any provision of this Agreement may only be waived in writing by the parties affected.  No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of that party's right to enforce any provision of this Agreement or to take any such action.

Section 10.3                                Counterparts.                                This Agreement may be executed in counterparts and delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one Agreement.

Section 10.4                                Headings.                                The headings of the various Sections of this Agreement have been inserted for reference only and shall not be deemed part of this Agreement.

Section 10.5                                Governing Law.                                           This Agreement shall be governed by and construed in accordance with the law of the state of Delaware applicable to agreements made and to be performed wholly in Delaware.  Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

Section 10.6                                Severability.                                If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall not be affected, impaired, or invalidated.

Section 10.7    Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

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Section 10.8                                Entire Agreement.                                           This Agreement constitutes the entire Agreement among the parties with respect to their subject matter and supersedes all prior arrangements or understandings among them.

[Remainder of Page Intentionally Left Blank]

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PARK CITY GROUP, INC.

 By: /s/Randy Fields___________________
      Name:  Randy Fields
      Title:  President and CEO

           PAAI TRANSITORY SUB, INC.

 By: /s/ Randy Fields__________________
      Name:  Randy Fields
                                                                      Title:  President and CEO

PRESCIENT APPLIED INTELLIGENCE, INC.

By: /s/ Daniel W. Rumsey_____________
     Name:  Daniel W. Rumsey
     Title:  Chairman of the Board

RANDY FIELDS

/s/ Randy Fields____________________

Annex B

September 11, 2008
CONFIDENTIAL

Board of Directors
Prescient Applied Intelligence, Inc.
1247 Ward Avenue
Suite 200
West Chester, PA 19380

Dear Members of the Board:

We understand that Prescient Applied Intelligence, Inc., a Delaware corporation (“Prescient” or the “Company”), Park City Group, Inc., a Nevada corporation (“Parent”), PAII Transitory Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“the Sub,” and collectively with Parent, the “Buyer”) and Randy Fields, an individual who serves as the Chairman and CEO of Parent, have entered into agreement and plan of merger (the “Agreement”) providing for the Sub to merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Concurrent with the execution of the Agreement, Buyer has purchased an aggregate of 715.96 shares, and intends, by September 5, 2008, to purchase in a separate transaction an additional 382.536 shares (collectively, the “Privately Purchased Shares”), of the Company’s Series E Convertible Preferred Stock, par value $.001 per share, pursuant to separate securities purchase agreements between and among the Buyer and the holders of such shares.  The combined value of these private transactions totals $4.25 million, representing a price of $3,865.00 per share.  The private transactions and the Merger are collectively referred to herein as the “Transaction.”

In connection with the Transaction, each share of Series G Convertible Preferred Stock, par value $.001 per share, of Prescient issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and other than any Series G Shares owned by the Buyer) will be converted into the right to receive $1,136.36 in cash without interest upon surrender of certificates formerly evidencing such Series G Shares.  Each share of Series E Convertible Preferred Stock, par value $.001 per share, of Prescient issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and other than any Series E Shares owned by the Buyer) will be converted into the right to receive $4,098.00 in cash without interest upon surrender of certificates formerly evidencing such Series E Shares.  Each Common Share, par value $.001 per share, of Prescient issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and other than any Common Shares owned by the Buyer) will be converted into the right to receive $0.055 in cash without interest upon surrender of certificates formerly evidencing such Common Shares.  Notwithstanding the foregoing, the Common Shares owned by the Company’s four largest shareholders will receive $0.05.

You have requested our opinion as to whether the total consideration to be paid, including for the Privately Purchased Shares and for those shares to be purchased at the Effective Time (the “Transaction Consideration”), by Buyer to the holders of the Company’s Common Stock, Series E Preferred Stock and Series G Preferred Stock (collectively, the “Company Stockholders”) in the Transaction is fair, from a financial point of view, to the Company Stockholders as a whole.  Based on the number of Series E Shares, Series G Shares, and Common Shares issued and

Updata Advisors, Inc. • 55 Broadway, Suite 501 • New York, NY  10006 • Phone: 212-710-5795 • Fax: 646-312-8695  www.updataadvisors.com

Prescient Applied Intelligence, Inc. Fairness Opinion
September 11, 2008

outstanding, we understand that the Transaction Consideration will be approximately $9.034 million.

Updata Advisors, Inc. (“Updata”) focuses on providing merger and acquisition advisory services to information technology (“IT”) companies.  In this capacity, we are continually engaged in valuing such businesses, and we maintain a database of IT mergers and acquisitions for comparative purposes.

In rendering our opinion, we have among other things:

1.	reviewed the final Agreement dated August 28, 2008, and based our opinion on our understanding that the terms and conditions of the Agreement will not materially change;

2.	reviewed the Company’s unaudited and audited historical and projected financial statements provided by management of the Company;

3.	reviewed certain other financial and operating information of the Company based on information provided by Company management and publicly available information;

4.	participated in certain discussions with the Company’s senior management concerning the Company’s operational performance and prospects, and strategic rationale for the Transaction;

5.	compared certain aspects of the financial and market performance of the Company with public companies we deemed comparable in whole or in part to the Company;

6.	analyzed available information concerning certain other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction;

7.	reviewed historical reported closing prices and trading activity for Prescient Common Stock on the OTC Bulletin Board;

8.	prepared a discounted cash flow analysis based on financial projections and assumptions provided by the Company;

9.	assisted in negotiations and discussions related to the Transaction; and

10.	conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation, the representations and warranties contained in the Agreement) that was publicly available or furnished to us by the Company.  We have further relied upon the assurances of management of the Company that they are unaware of any facts that would make the information provided incomplete or misleading in any material respect.  With respect to the financial projections reviewed by us, we have assumed that they were reasonably prepared and reflect the best available estimates and good faith judgments of Company management, and we do not assume any responsibility for or express any view as to the financial forecasts or the assumptions on which they are based.  The projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic and market conditions.  Accordingly, actual results could vary significantly from those set forth in such projections.  We have neither made nor obtained an independent appraisal or valuation of any of the Company’s assets, nor have we conducted an inspection of the respective properties and facilities of the Company.  Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated only as of the date of this opinion.  Although any change in such conditions or other developments may impact this opinion, we do not have an obligation to update, revise or reaffirm this opinion.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions by the Company.

For purposes of this opinion, we have assumed that the Company is not currently involved in any material transaction other than the Transaction and those activities undertaken in the ordinary course of conducting its business.

Based upon and subject to the foregoing, we are of the opinion that the Transaction Consideration paid and payable to the Company Stockholders in the Transaction is fair, from a financial point of view, to the Company Stockholders as a whole.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.  In addition, the Company has agreed to indemnify us for certain liabilities which may arise out of the rendering of this opinion.

This opinion speaks only as of the date hereof.  The issuance of this opinion has been approved by a fairness committee of Updata.  It is understood that this opinion is solely for the information of the Board of Directors of the Company only in connection with its consideration of the Transaction, and that Updata is not expressing a view as to the business merits of the Transaction.  Our opinion is limited to the fairness, from a financial point of view, of the Transaction Consideration to the Company Stockholders as a whole and we express no opinion as to the underlying decision of the Company’s Board of Directors to recommend the Merger.  In rendering this opinion, we are not opining as to the fairness, from a financial point of view, as to the allocation of the Transaction Consideration among the various classes and series of the Company’s capital stock.  We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons relative to the Transaction Consideration.  Furthermore this opinion does not constitute a recommendation to any Company stockholder as to whether such stockholder should vote its, his or her shares of Company Common or Preferred Stock in favor of the Merger.  This opinion may not be published or referred to, in whole or part, without our prior written permission, except that the letter may be included in its entirety in a proxy statement in respect of the Merger filed with the Securities and Exchange Commission and mailed by the Company to its stockholders.     Sincerely,

Updata Advisors, Inc.

Annex C

PROPOSED AMENDMENT TO THE CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES OF THE SERIES E CONVERTIBLE PREFERRED STOCK

1.           Paragraph (b) of Article 4 of the Certificate of Designation of the Relative Rights and Preferences of the Series E Convertible Preferred Stock shall be amended to include the following at the end of the paragraph:

“; provided, however, in the event of the merger of the Corporation with or into Park City Group, Inc. or any of its subsidiaries or affiliates, the terms of the Agreement and Plan of Merger dated August 28, 2008 by and among the Corporation, Park City Group, Inc. and PAII Transitory Sub, shall govern the treatment of the issued and outstanding shares of Series E Convertible Preferred Stock in such merger.”

C-1

Annex D

PROPOSED AMENDMENT TO THE CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES OF THE SERIES G CONVERTIBLE PREFERRED STOCK

1.           Paragraph (b) of Article 4 of the Certificate of Designation of the Relative Rights and Preferences of the Series G Convertible Preferred Stock shall be amended to include the following at the end of the paragraph:

“; provided, however, in the event of the merger of the Corporation with or into Park City Group, Inc. or any of its subsidiaries or affiliates, the terms of the Agreement and Plan of Merger dated August 28, 2008 by and among the Corporation, Park City Group, Inc. and PAII Transitory Sub, shall govern the treatment of the issued and outstanding shares of Series G Convertible Preferred Stock in such merger.”

D-1

Annex E
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

Additional Information

For additional information regarding Prescient, including its financial statements, please see the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and Quarterly Report Form 10-Q for the quarter ended June 30, 2008, attached hereto, as Exhibits ___ and ___, respectively.

Annex F
PRESCIENT APPLIED INTELLIGENCE, INC. FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2007

Annex G

PRESCIENT APPLIED INTELLIGENCE FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2008

PRESCIENT APPLIED INTELLIGENCE, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS

The undersigned revokes all previous proxies and constitutes and appoints Jane F. Hoffer and Daniel W. Rumsey, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of common stock, Series E Convertible Preferred Stock and shares of Series G Convertible Preferred Stock  of Prescient Applied Intelligence, Inc. (“Prescient”) which the undersigned is entitled to vote at the Special Meeting of Stockholders of Prescient to be held at 1247 Ward Avenue, West Chester, Pennsylvania 19380, at 10:00 a.m., local time, on [         ], 2008, and at any adjournment(s) or postponement(s) thereof, upon the following proposals more fully described in the Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting (receipt of which is hereby acknowledged).

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3 which have been proposed by our Board of Directors, and in his or her discretion, upon other matters as may properly come before the Special Meeting.

(continued and to be signed on reverse side)

Please Detach and Mail in the Envelope Provided

☐ Please mark your votes as indicated in this example.

		FOR	AGAINST	ABSTAIN
1.	APPROVAL OF THE AGREEMENT AND PLAN OF MERGER BY AND AMONG THE COMPANY, PARK CITY GROUP, INC., PAII TRANSITORY SUB, INC. AND RANDY FIELDS	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF DESIGNATION OF THE SERIES E CONVERTIBLE PREFERRED STOCK TO PROVIDE THAT THE MERGER AGREEMENT SHALL GOVERN THE TREATMENT OF SUCH STOCK IN THE MERGER	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF DESIGNATION OF THE SERIES G CONVERTIBLE PREFERRED STOCK TO PROVIDE THAT THE MERGER AGREEMENT SHALL GOVERN THE TREATMENT OF SUCH STOCK IN THE MERGER	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

☐	I WILL ATTEND THE SPECIAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Shareholder _________________ Signature of Shareholder __________________ Dated: ____________, 2008
IF HELD JOINTLY

Note:     This proxy must be signed exactly as the name appears hereon. When shares are held by joint tenants, both should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.